Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

NATIONAL HEALTH INDUSTRIES, INC.,

AS PURCHASER,

ALMOST FAMILY, INC.,

AS PURCHASER'S PARENT,

chs/community health systems, inc.,

AS SELLER,

AND

COMMUNITY HEALTH UNITED HOME CARE, LLC,

AS THE COMPANY

DATED AS OF OCTOBER 14, 2016

ARTICLE I		2
PURCHASE AND SALE OF THE MAJORITY INTEREST		2
1.1	Basic Transaction	2
1.2	Purchase and Sale of the Majority Interest	2
1.3	The Closing	2
1.4	The Closing Transactions	2
1.5	Enterprise Value Adjustments	3
1.6	Distribution of Excluded Assets	5
1.7	Contribution of Kentucky/West Virginia Agencies	5
1.8	Contribution of Interest in La Porte Agency	6
1.9	Mat-Su Valley II, LLC and Kirksville Missouri Hospital Company, LLC	6
ARTICLE II		6
CONDITIONS TO CLOSING		6
2.1	Conditions to Purchaser's Obligations	6
2.2	Conditions to Seller's Obligations	8
ARTICLE III		10
REPRESENTATIONS AND WARRANTIES OF SELLER		10
3.1	Organization; Standing; Qualification and Power	10
3.2	Subsidiaries	10
3.3	Authorization; No Breach; Valid and Binding Agreement	11
3.4	Capital Stock	11
3.5	Financial Statements	12
3.6	Absence of Certain Developments	13
3.7	Properties	15
3.8	Tax Matters	16
3.9	Employee Benefit Plans	17
3.10	Insurance	19
3.11	Intellectual Property	20
3.12	Material Contracts	20
3.13	Environmental Matters	22
3.14	Title to Assets	22
3.15	Related Party Transactions	22
3.16	Permits	22
3.17	Brokers and Finder	23
3.18	Worker's Compensation	23
3.19	Legal Proceedings; Governmental Orders	23
3.20	Labor Matters	23
3.21	Health Care Programs and Third Party Payor Participation	24
3.22	Health Care Regulatory	25
3.23	Medicare, Medicaid; Legal and Billing Compliance	26
ARTICLE IV		28
REPRESENTATIONS AND WARRANTIES OF PURCHASER		28

4.1	Incorporation and Authority of Purchaser and Purchaser's

Parent	28

4.2	Authority; Execution and Delivery; Enforceability	28
4.3	No Conflict; Consents	29
4.4	Litigation	29
4.5	Financial Ability to Perform	29
4.6	Brokers and Finders	29
4.7	Investment Intent	29
ARTICLE V		30
COVENANTS of the company and seller		30
5.1	Conduct of Business Prior to the Closing	30
5.2	Efforts to Consummate	33
5.3	Access to Information; Other Contacts	35
5.4	Confidentiality	36
5.5	Publicity	36
5.6	Notification of Certain Matters	36
5.7	No Solicitation of Other Bids	37
5.8	Further Assurances; Closing Conditions	37
5.9	Financing Cooperation	38
5.10	Conversion of C Corporations into Disregarded Entities	38
5.11	Distribution of the Kentucky/West Virginia Agencies	39
5.12	Approval by GHS Holdings, LLC	39
ARTICLE VI		39
COVENANTS OF PURCHASER		39
6.1	Access to Books and Records	39
6.2	Director and Officer Liability Insurance Coverage	39
6.3	Efforts to Consummate	39
6.4	Confidentiality	41
6.5	Publicity	42
6.6	Notification of Certain Matters	42
6.7	Further Assurances; Closing Conditions	42
6.8	Employee Matter	43
6.9	Environmental Report	45
6.10	Purchaser Covenants Related to Financing	45
ARTICLE VII		47
TAXES		47
7.1	Transaction Tax Consequences	47
7.2	Tax Returns; Refund	48
7.3	Transaction Taxes	48
7.4	Cooperation; Records Retention	48
7.5	Straddle Period	49
ARTICLE VIII		49
INDEMNIFICATION		49
8.1	Survival	49
8.2	Indemnification by Purchaser and Purchaser's Parent	50
8.3	Indemnification by Seller	50
8.4	Limitations on Indemnification	52

8.5	Computation of Indemnity Payments	54
8.6	Procedures for Indemnification	54
8.7	Characterization of Indemnification Payments	56
8.8	Effect of Investigation	56
8.9	Intentionally Omitted	56
8.10	Predecessor Entities	56
ARTICLE IX		56
TERMINATION		56
9.1	Termination	57
9.2	Effect of Termination	58
ARTICLE X		58
GENERAL PROVISIONS		58
10.1	Expenses	58
10.2	Notices	58
10.3	Severability	59
10.4	Enforcement; Specific Performance	59
10.5	Entire Agreement	59
10.6	Assignment	59
10.7	No Third-Party Beneficiaries	60
10.8	Amendment	60
10.9	Waiver	60
10.10	Governing Law; Jurisdiction	60
10.11	Waiver of Jury Trial	61
10.12	Legal Representation	62
10.13	Interpretation	62
10.14	No Presumption Against Drafting Party	62
10.15	Prevailing Party	62
10.16	Consents, Approvals and Discretion	62
10.17	Public Announcements	62
10.18	Misdirected Payments, Etc	63
10.19	Access to Records Including as to Recovery and Audit Information	63
10.20	Execution of Agreement	63
10.21	Sale of Hospice Busines	64
10.22	Exculpation of Financing Sources	64
10.23	Handling of Pre-Closing Workers Compensation Claims	64
ARTICLE XI		65
CERTAIN DEFINITIONS		65
11.1	Certain Defined Terms	65

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 14, 2016, by and among (i) National Health Industries, Inc. ("Purchaser"), a Kentucky corporation, (ii) Almost Family, Inc. ("Purchaser's Parent"), a Delaware corporation, (iii) CHS/Community Health Systems, Inc. ("Seller"), a Delaware corporation, and (iv) Community Health United Home Care, LLC (the "Company"), a Delaware limited liability company.

RECITALS

A.Seller owns 100% of the membership interests of the Company (the "Membership Interest").

B.Purchaser is a wholly-owned subsidiary of Purchaser's Parent.

C.Seller desires to sell to Purchaser, and Purchaser desires to acquire, an 80% Membership Interest (the "Majority Interest"), on the terms and subject to the conditions of this Agreement.

D.As of the Effective Time, each of the Company and the CHUHC Subsidiaries will be a "disregarded entity" for federal income tax purposes, except for the Illinois home health agencies, each of which is or has been converted into a limited liability company that will be treated as a partnership for federal and state income tax purposes prior to the Effective Time (the "Illinois Agencies".

E.Purchaser desires to acquire from Seller an 80% membership interest in the Company and Seller desires to sell the 80% membership interest in the Company to Purchaser.  The parties intend for the acquisition by Purchaser of the Majority Interest to be treated as the purchase of the assets of the Company (which includes the Company's membership interests in the CHUHC Subsidiaries) for federal and state income tax purposes, followed by the immediate contribution by Seller of its 20% undivided interest in the assets of the Company and by Purchaser of its 80% undivided interest in the assets of the Company to a newly-organized partnership (with the Company being the business entity through which the partnership shall operate) for federal and state income tax purposes.  Elections under IRC § 754 will be made with respect to the Illinois Agencies.

F.Seller and Purchaser desire to memorialize their understandings regarding the ownership of their respective Membership Interests and the governance of the Company and its CHUHC Subsidiaries after Closing in the Company's Amended and Restated Limited Liability Company Agreement.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

ARTICLE I PURCHASE AND SALE OF THE MAJORITY INTEREST
1.1	Basic Transaction.

(a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and receive from Seller, the Majority Interest.

(b) The economic and other rights of Seller with respect to its retained 20% Membership Interest and Purchaser with respect to the Majority Interest shall be as set forth in the LLC Agreement.
1.2	Purchase and Sale of the Majority Interest.

(a) The Estimated Enterprise Value.  "Estimated Enterprise Value" shall mean (i) $160,000,000, plus (ii) the amount by which Estimated Net Working Capital exceeds Target Net Working Capital (or minus the amount by which Target Net Working Capital exceeds Estimated Net Working Capital), and minus (iii) the amount of Estimated Retained Company Indebtedness.

(b) Purchase and Sale of the Majority Interest.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, the Majority Interest for and in consideration of an amount equal to 80% of the Enterprise Value, subject to the adjustments and payable in such amounts and at such times as provided herein.

1.3 The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Frost Brown Todd LLC located at 400 West Market Street, 32nd Floor, Louisville, Kentucky  40202  at 10:00 a.m. on the second business day following full satisfaction or due waiver of all of the closing conditions set forth in Article II (other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions) or on such other date as is mutually agreeable to Purchaser and Seller.  The date and time of the Closing are referred to herein as the "Closing Date."  By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/pdf) or facsimile delivery, with exchange of original signatures to follow by overnight mail.   The effective time of the transaction for tax and business purposes shall be 12:00:01 a.m. on the day  immediately following the Closing Date (the "Effective Time") (i.e., for business, regulatory and tax purposes, Seller shall be treated as owning 100% of the Membership Interest for the entire Closing Date and the tax partnership shall be treated as have been formed immediately upon the occurrence of the day immediately following the Closing Date).

1.4 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) Seller shall deliver to Purchaser an assignment of membership interest transferring the Majority Interest, duly executed by Seller;

(b) Purchaser shall deliver to Seller an amount equal to 80% of the Estimated Enterprise Value by wire transfer of immediately available funds to the account designated by Seller (which account shall be designated by Seller to Purchaser in writing at least two business days before the Closing Date); and

(c) Purchaser and Seller shall make such other deliveries as are required by Article II.

1.5	Enterprise Value Adjustments.

(a) At least two business days prior to the Closing Date, Seller shall deliver to Purchaser (i) a consolidated balance sheet of the Company and the CHUHC Subsidiaries as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available, and (ii) a statement showing Seller’s good faith estimate of Net Working Capital (the "Estimated Net Working Capital"), Company Indebtedness that is by mutual agreement of Seller and Purchaser to be retained by the Company or the CHUHC Subsidiaries as of the Closing Date (the "Estimated Retained Company Indebtedness"), and the resulting calculation of the Estimated Enterprise Value as set forth in Section 1.2(a).  Seller acknowledges and agrees that Estimated Net Working Capital shall be determined in accordance with the Accounting Principles.

(b) Within 90 days after the Closing Date, Purchaser will deliver to Seller (i) a consolidated balance sheet of the Company and the CHUHC Subsidiaries as of the Closing Date (the "Closing Balance Sheet"), and (ii) a statement showing Purchaser's calculation of Net Working Capital and the Retained Company Indebtedness (together with the Closing Balance Sheet, the "Preliminary Closing Statement"), and the resulting calculation of the Enterprise Value. The Closing Balance Sheet shall be prepared using the Accounting Principles.  After delivery of the Preliminary Closing Statement, Purchaser shall give Seller and its accountants reasonable access to review Purchaser's, the Company's and the CHUHC Subsidiaries' books and records and work papers related to the preparation of the Preliminary Closing Statement.  Seller and its accountants may make inquiries of Purchaser and the Company and the CHUHC Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and Purchaser shall use its, and shall cause the Company and the CHUHC Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and promptly respond to such inquiries.  If, after using commercially reasonable efforts to review such books and records and work papers and to make such inquiries, Seller has any good faith objections to the Preliminary Closing Statement, Seller shall deliver to Purchaser a statement setting forth its good faith objections thereto (an "Objections Statement"). If an Objections Statement is not delivered to Purchaser within 60 days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto.  Seller and Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, Seller and Purchaser shall submit such dispute to PricewaterhouseCoopers or such other mutually acceptable dispute resolution firm (the "Dispute Resolution Firm").  Any further submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute.  The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement as being items which Seller and Purchaser are unable to resolve.  The Dispute Resolution Firm's determination will be based solely on the definitions of Net Working Capital and Retained Company Indebtedness, as applicable, contained in this Agreement and calculated using the Statement of Accounting Principles.  Seller and Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable and in any event within 60 days after the submission of any dispute.  Further, the Dispute Resolution Firm's determination shall be based solely on the submissions by Purchaser and Seller which are in accordance with the terms and procedures set forth in this Agreement and Accounting Principles (i.e., not on the basis of an independent review).  The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto, and any party may seek to enforce such decision in a court of competent jurisdiction.  The costs and expenses of the Dispute Resolution Firm shall be allocated between Purchaser and Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested in the presentation to the Dispute Resolution Firm.  For example, if Seller submits an Objections Statement for $1,000, and if Purchaser contests only $500 of the amount claimed by Seller, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e. 300/500) to Purchaser and 40% (i.e., 200/500) to Seller.

(c) For purposes hereof:

(i) "Enterprise Value" means an aggregate amount equal to (A) $160,000,000 (which amount is intended to reflect the negotiated value for 100% of the Company and the CHUHC Subsidiaries), plus (B) the amount by which Net Working Capital exceeds Target Working Capital (or minus the amount by which Target Working Capital exceeds Net Working Capital), and minus (C) the amount of Retained Company Indebtedness; and

(ii) "Final Enterprise Value" means the Enterprise Value as finally determined pursuant to this Article.
(d) Post-Closing Adjustment Payment.

(i) If the Final Enterprise Value is greater than the Estimated Enterprise Value, Purchaser or Purchaser's Parent shall promptly (but in any event within five Business Days after the determination of the Final Enterprise Value) deliver to Seller an amount equal to 80% of such excess, by wire transfer of immediately available funds to an account designated by Seller.

(ii) If the Final Enterprise Value is less than the Estimated Enterprise Value, Seller shall promptly (but in any event within five Business Days after the determination of the Final Enterprise Value) deliver to Purchaser an amount equal to 80% of such shortfall, by wire transfer of immediately available funds to an account designated by Purchaser.

(e) Seller and Purchaser shall mutually agree as to whether any Company Indebtedness shall be Retained Company Indebtedness.  For purposes of this Agreement, Company Indebtedness that will remain an obligation of the Company or the CHUHC Subsidiaries after Closing shall be "Retained Company Indebtedness."  Any Company Indebtedness that must be paid off in order for Encumbrances to be released by Seller's lenders or is otherwise not mutually agreed-upon by Purchaser and Seller to be included among the Retained Company Indebtedness shall be paid and satisfied by Seller at or prior to Closing out of its available cash.

1.6Distribution of Excluded Assets.  Prior to Closing, the Company will cause the assets listed on Section 1.6 of the Disclosure Schedule to be distributed out of the Company and/or the CHUHC Subsidiaries to Seller or an Affiliate of Seller.

1.7 Contribution of Kentucky/West Virginia Agencies.

(a) Seller and Purchaser shall cooperate and shall use their reasonable best efforts to cause the Kentucky/West Virginia Agencies to obtain all healthcare regulatory approvals necessary for the contribution of the Kentucky/West Virginia Agencies to the Company after the Closing.  To the extent applicable, the covenants of Seller in Article V shall apply to its efforts to consummate the Second Closing and the ownership and operation of the Kentucky/West Virginia Agencies prior to the Second Closing (subject to the terms of the Kentucky/West Virginia Management Agreement).   At such time as the necessary healthcare regulatory approvals are obtained to the reasonable satisfaction of Purchaser, Seller shall cause the Kentucky/West Virginia Agencies to be contributed to the Company (the "Second Closing") for no additional consideration.   Upon the occurrence of the Second Closing, the Kentucky/West Virginia Agencies shall be considered CHUHC Subsidiaries for purposes of this Agreement.

(b) Prior to the Second Closing, the Kentucky/West Virginia Agencies shall be operated pursuant to the terms of the Kentucky/West Virginia Management Agreement.  Seller shall make, to the extent applicable, as of the Second Closing, the representations and warranties of Seller set forth in Article III with respect to the Kentucky/West Virginia Agencies.  To the extent applicable, the conditions to Purchaser's obligation to Closing in Article II shall apply to the Company's obligation to close on the assignment of Kentucky/West Virginia Agencies.  Further, upon consummation of the Second Closing, Seller's indemnification obligations under Article VIII shall include Losses applicable to the Kentucky/West Virginia Agencies and the Second Closing.

(c) At the Second Closing, (i) Seller shall assign to the Company good unencumbered title to a 100% membership interest in the Kentucky/West Virginia Agencies, (ii) the Kentucky/West Virginia Agencies shall neither be subject to, nor shall its assets be encumbered by, any Liabilities, other than Liabilities arising after the Closing Date.  Seller shall cause the Kentucky/West Virginia Agencies to be released from any obligations to Seller or Seller's Affiliates as of the Second Closing.  Further, at the Second Closing, the Kentucky/West Virginia Agencies shall be free from any Liabilities or obligations other than those arising during the Company's management of such agency after the execution of this Agreement.

1.8 Contribution of Interest in La Porte Agency.

(a) Seller and Purchaser agree that Seller’s indirect 80% interest in the La Porte Agency shall be contributed to the Company by Seller (the "La Porte Closing") for no additional consideration at such time as the assignment of Seller’s indirect 80% interest in the La Porte Agency will not trigger the requirement for reapplying for a license under the Medicare 36 month rule.  Until such time, the La Porte Agency shall be operated under the terms of the La Porte Management Agreement.  Upon the occurrence of the La Porte Closing, the La Porte Agency shall be considered a CHUHC Subsidiary for purposes of this Agreement.

(b) Seller shall make, to the extent applicable, as of the La Porte Closing, the representations and warranties of Seller set forth in Article III with respect to the La Porte Agency.  To the extent applicable, the conditions to Purchaser's obligation to Closing in Article II shall apply to the Company's obligation to close on the assignment of the La Porte Agency.  Further, upon consummation of the La Porte Closing, Seller's indemnification obligations under Article VIII shall include Losses applicable to Seller’s indirect 80% interest in the La Porte Agency and the La Porte Closing.

(c) At the La Porte Closing, Seller shall assign to the Company good unencumbered title to Seller’s indirect 80% interest in the La Porte Agency.  Seller shall cause the La Porte Agency to be released from any obligations to Seller or Seller's Affiliates as of the La Porte Closing. Further, at the La Porte Closing, the La Porte Agency shall be free from any Liabilities or obligations other than those arising during the Company's management of such agency after the execution of this Agreement.

1.9 Mat-Su Valley II, LLC and Kirksville Missouri Hospital Company, LLC.  The parties acknowledge that their intent is to assign,  to the Company to the extent possible and subject to applicable Law, the economic interest of Seller and its Affiliates in the Mat-Su Valley II, LLC and Kirksville Missouri Hospital Company, LLC agencies, and Seller agrees to cooperate with Purchaser in connection with the taking of all reasonable steps necessary to effect such assignment of economic rights.

ARTICLE II CONDITIONS TO CLOSING

2.1 Conditions to Purchaser's Obligations.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Closing Date:

(a) (i) the Fundamental Representations shall be true and correct in all respects, if qualified by materiality, or in all material respects, if not so qualified, without taking into consideration any amended, updated or supplemented Schedule delivered pursuant to Section 5.6(a), at and as of the date of this Agreement and at and as of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except for those representations and warranties that address matters as of any other particular date, in which case such representations and warranties shall have been true and correct as of such particular date), and (ii) the other representations and warranties of Seller set forth in Article III (in each case, without taking into account any "Material Adverse Effect" or other materiality or similar qualifications) shall be true and correct in all respects, without taking into consideration any amended, updated or supplemented Schedule delivered pursuant to Section 5.6(a), at and as of the date of this Agreement and at and as of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except for those representations and warranties that address matters as of any other particular date, in which case such representations and warranties shall have been true and correct as of such particular date), except to the extent that the failure of such representations and warranties in this clause (ii) to be true and correct has not caused, and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect;

(b) Seller and the Company shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c) the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) (i) there shall be no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and (ii) no Governmental Authority of competent jurisdiction shall have instituted any proceeding (which remains pending at what would otherwise be the Closing Date) seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(e) since the date hereof, no change, event, occurrence, fact, state of facts, development or effect shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, has had or would reasonably be expected to have, a Material Adverse Effect;

(f) Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, stating that the conditions specified in Sections 2.1(a), (b) and (e) have been satisfied;

(g) Seller shall have delivered to Purchaser a good standing certificate for each of the Company and the CHUHC Subsidiaries issued by the applicable Governmental Authority in the jurisdiction of its incorporation or formation dated within 30 days of the Closing Date;

(h) Seller and the Company shall have delivered to Purchaser a certificate of the Secretary (or other authorized person) of Seller and the Company, dated as of the Closing Date, certifying: (i) the governing documents of such party in effect immediately prior to the Closing, and (ii) true and correct copies of the resolutions of the governing body of such party authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(i) the Company shall deliver evidence satisfactory to Purchaser that Seller has satisfied any Company Indebtedness not included among the Retained Company Indebtedness;

(j) Seller shall deliver evidence satisfactory to Purchaser that all Encumbrances on the assets of the Company and the CHUHC Subsidiaries shall have been released, except for the Permitted Encumbrances;

(k) Seller shall have delivered to Purchaser written resignations, effective as of the Closing Date, of the managers, officers or directors (or other management personnel) of the Company and the CHUHC Subsidiaries;

(l) Seller shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(m) all Purchaser Required Consents shall have been received in form reasonably satisfactory to Purchaser, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing or satisfactory evidence of receipt shall have been received by the applicable party;

(n) all Required Actions shall have been obtained or otherwise satisfied to Purchaser's satisfaction;
(o) Purchaser and Seller shall have entered into the LLC Agreement;
(p) Seller shall have entered into the Noncompetition Agreement;
(q) the Company and CHSPSC, LLC shall have entered into the Affiliation Agreement;
(r) Purchaser, Almost Family, Inc. and the Company shall have entered into the Services Agreement;

(s) Seller shall have delivered to Purchaser an audited consolidated balance sheet for the Company and the CHUHC Subsidiaries as of December 31, 2015, and statements of income and cash flows for the year then ended (the "Audited Financial Statements");

(t) all actions contemplated under Section 1.6 shall have been completed and Seller shall have provided Purchaser with reasonable evidence thereof; and
(u) all Intercompany Obligations shall be released, effective as of Closing, with such release to be delivered in form and substance reasonably satisfactory to Purchaser.

2.2 Conditions to Seller's Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a) the representations and warranties of Purchaser contained in Article IV hereof that are qualified by materiality will be true and correct in all respects, and the other representations and warranties of Purchaser contained in Article IV will be true and correct in all material respects, in each case, at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date);

(b) Purchaser shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c) the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) (i) there shall be no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and (ii) no Governmental Authority of competent jurisdiction shall have instituted any proceeding (which remains pending at what would otherwise be the Closing Date) seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(e) Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date, stating that the conditions specified in Sections 2.2 (a) and (b) above have been satisfied;

(f) Purchaser shall have delivered to Seller a good standing certificate for each of Purchaser and Purchaser’s Parent issued by the applicable Governmental Authority in the jurisdiction of its incorporation or formation dated within 30 days of the Closing Date;

(g) Purchaser and Purchaser’s Parent shall have delivered to Seller a certificate of the Secretary (or authorized person) of Purchaser and Purchaser’s Parent, dated as of the Closing Date, certifying: (i) the governing documents of such party in effect immediately prior to the Closing, and (ii) true and correct copies of the resolutions of the governing body of such party authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(h) Purchaser shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(i) all Seller Required Consents shall have been received in form reasonably satisfactory to Seller, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing or satisfactory evidence of receipt shall have been received by the applicable party;

(j) all Required Actions shall have been obtained or otherwise satisfied to Seller’s satisfaction; and
(k) Purchaser and Seller shall have entered into the LLC Agreement.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules attached hereto (the "Disclosure Schedules"), Seller hereby represents and warrants to Purchaser as of the date hereof as set forth below:

3.1 Organization; Standing; Qualification and Power.  Seller is a corporation, duly organized, validly existing and in good standing under the Law of the State of Delaware, and Seller has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not be material to the Business.  The Company is a limited liability company, duly organized, validly existing and in good standing under the Law of the State of Delaware.  The Company has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its business as now conducted, except where the failure to hold such authorizations, licenses and permits would not be material to the Business.  The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not be material to the Business.   Neither the Company nor any Subsidiary has engaged in any business activities or owned or leased any assets other than business activities and assets that are directly connected with the operation of the Business.

3.2 Subsidiaries.    Set forth on Section 3.2 of the Disclosure Schedules is a list of each direct or indirect Subsidiary of the Company (each, a "CHUHC Subsidiary" and collectively, the "CHUHC Subsidiaries"), together with its state of incorporation or formation and a list of each state in which it is qualified to do business.  Except as set forth on Section 3.2 of the Disclosure Schedules, neither the Company nor any of the CHUHC Subsidiaries owns or holds the right to acquire any stock, membership interest, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.  Each of the CHUHC Subsidiaries is duly organized, validly existing and in good standing under the Law of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not be material to the Business.

3.3 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by each of Seller and the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or limited liability company action, and no other corporate or limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  Each of Seller and the Company has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Except as set forth on Section 3.3(b) of the Disclosure Schedules, the consummation of the transactions contemplated hereby do not (with or without due notice or lapse of time or both) conflict with or result in any breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under, result in a violation of, result in the creation of any Encumbrance upon any assets of the Company or any of the CHUHC Subsidiaries under, or  require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority under, the provisions of (x) Seller’s,  the Company’s or any of the CHUHC Subsidiaries’ operating agreement, certificate or articles of incorporation or organization or bylaws (or equivalent organizational documents), (y) any contract, indenture, mortgage, lease, loan agreement or similar other agreement or instrument to which Seller, the Company or any of the CHUHC Subsidiaries is bound, or (z) assuming that all filings, registrations and notifications have been made as contemplated by Article II, any Law to which Seller, the Company or any of the CHUHC Subsidiaries is subject. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company and Seller, enforceable in accordance with its terms.

(c) Except as set forth on Section 3.3(c) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization of, or filing or registration with or notification to, any Governmental Authority, except for (i) compliance with all applicable Antitrust Law, (ii) the Required Actions, and (iii) as may be required as a result of any facts or circumstances related to Purchaser or Purchaser's Parent.

3.4 Capital Stock.  Section 3.4 of the Disclosure Schedules sets forth for the Company and each of the CHUHC Subsidiaries, (a) the authorized capital stock, share capital or other equity interests, (b) the issued and outstanding capital stock, share capital or other equity interests, and (c) and each holder (record and beneficially) thereof.  Seller is the record and beneficial owner of the Membership Interest, and the Company owns, directly or indirectly, 100% of the capital stock, membership interests or other equity interests of each of the CHUHC Subsidiaries, in each case free and clear of all Encumbrances other than restrictions imposed by state and federal securities Law.  The Membership Interest, and all capital stock, membership interests or other equity interests of the CHUHC Subsidiaries, have been duly authorized and are validly issued, fully paid and nonassessable (to the extent applicable).  Except as set forth on Section 3.4 of the Disclosure Schedules, none of the Company or any of the CHUHC Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company or any of the CHUHC Subsidiaries.  Except as set forth on Section 3.4 of the Disclosure Schedules, there are no outstanding (i) shares of capital stock or other class of shares or other equity interests or voting securities of the Company or any of the CHUHC Subsidiaries, (ii) securities convertible or exchangeable into equity interests of the Company or any of the CHUHC Subsidiaries, (iii) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require the Company or any of the CHUHC Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of the Company or any of the CHUHC Subsidiaries, (iv) unit appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of the CHUHC Subsidiaries, (v) contracts or other agreements to issue the foregoing, or (vi) proxies, voting agreements or voting trusts or other voting arrangements with respect to any capital stock of, or other equity or voting interests in, the Company or any of the CHUHC Subsidiaries.

3.5 Financial Statements.

(a) Section 3.5 of the Disclosure Schedules consists of the Company's and the CHUHC Subsidiaries’ (i) Audited Financial Statements, (ii) unaudited consolidated balance sheet as of December 31, 2014, and statement of income for the year then ended, and (ii) unaudited consolidated balance sheet as of June 30, 2016 (the "Latest Balance Sheet"), and statement of income for the six-month period then ended (collectively, with the monthly financial statements delivered pursuant to Section 5.1(c)(ii), the "Financial Statements").  Except as set forth on Section 3.5 of the Disclosure Schedules, the Financial Statements have been prepared from the Company’s and the CHUHC Subsidiaries’ books and records and have been prepared in accordance with Accounting Principles, consistently applied throughout the periods indicated, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures, and (ii) changes resulting from normal year-end adjustments. The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and the CHUHC Subsidiaries (taken as a whole) as of the dates thereof and for the periods referred to therein.

(b) The Company and the CHUHC Subsidiaries have no Liabilities required to be disclosed as Liabilities on a balance sheet prepared in accordance with GAAP, except (i) Liabilities set forth on the Latest Balance Sheet, (ii) Liabilities that were incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) Liabilities arising under the executory portion of any contract (to the extent to be performed after the Closing, and not including Liabilities in respect of a breach or violation thereof), and (iv) Liabilities specifically disclosed in the Disclosure Schedules attached to this Agreement.

(c) All accounts receivable of the Company and the CHUHC Subsidiaries reflected in the Latest Balance Sheet represent sales actually made in the ordinary course of business.  To Seller's Knowledge, such accounts receivable are valid and enforceable claims and not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected by the reserve for bad debts included specifically therefor on the Latest Balance Sheet or in the calculation of Net Working Capital.

(d) The Estimated Net Working Capital includes all change in control,

severance, transaction, or "stay around" bonus or related or similar obligations payable to any current or former Company Employees or services providers.
(e) There are no Transaction Expenses payable by Company or any CHUHC Subsidiary. All Transaction Expenses shall be paid by Seller or an Affiliate in the ordinary course.

(f) The Company has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The  Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) The Company Indebtedness included on Attachment F represents all Company Indebtedness.

3.6 Absence of Certain Developments.  Except as set forth on the attached Section 3.6 of the Disclosure Schedules and except as contemplated by this Agreement or otherwise in the ordinary course of business, since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on the attached Section 3.6 of the Disclosure Schedules and except as contemplated by this Agreement or otherwise in the ordinary course of business, since the date of the Latest Balance Sheet, neither the Company nor any of the CHUHC Subsidiaries has:

(a) borrowed any amount or incurred or become subject to any material liabilities (other than liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business or disclosed on the Disclosure Schedules and borrowings from Seller necessary to meet ordinary course working capital requirements);

(b) mortgaged, pledged or subjected to any material lien, charge or other encumbrance, any material portion of its assets, except Permitted Encumbrances;
(c) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;
(d) sold, assigned or transferred any Intellectual Property owned by the Company or the CHUHC Subsidiaries, except in the ordinary course of business;

(e) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(f) made any material capital investment in, or any material loan to, any other Person (other than a CHUHC Subsidiary), except in the ordinary course of business;

(g) declared, set aside, or paid any dividend or made any non-cash distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Company or the CHUHC Subsidiaries to the Company or Seller in the ordinary course of business;

(h) made any material capital expenditures or commitments therefor, except (i) in the ordinary course of business or (ii) for such capital expenditures or commitments therefor that are reflected in the Company’s budget for the fiscal year ending December 31, 2016;

(i) made any material loan to, or entered into any other material transaction with, any of its directors, officers, and employees outside the ordinary course of business;
(j) made any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(k) suffered the acceleration, termination, material modification to or cancellation of, any Material Contract or Permit;

(l) except in the ordinary course of business and consistent with past practices, (i) granted any bonuses, whether monetary or otherwise, or increased any wages, salaries, severance, pensions or other compensation or benefits in respect of any current employees, independent contractors or consultants, or changed the terms of employment for any employee;

(m) adopted, modified or terminated any collective bargaining or other agreement with a Union, in each case whether written or oral;

(n) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o) made any material change in the Company's or the CHUHC Subsidiaries' cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(p) suffered any material damage, destruction or loss (whether or not covered by insurance) to its property;
(q) entered any new line of business or abandoned or discontinued any existing lines of business;

(r) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof; or
(s) taken any action or suffered any action or omission that would cause any of the Company or the CHUHC Subsidiaries to cease to qualify as a "disregarded entity" for federal income tax purposes.
3.7 Properties.

(a) Except as set forth on Section 3.7(a) of the Disclosure Schedules, the Company and each of the CHUHC Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet or acquired thereafter, free and clear of all Encumbrances, except for Permitted Encumbrances. To Seller’s Knowledge, all such personal property is (i) free from material defects and in good condition and repair in all material respects (ordinary wear and tear excepted), (ii) useable in the ordinary course of business and suitable for the purposes for which they are presently used, (iii) sufficient to conduct the Business as it is being conducted as of the date of this Agreement and (iv) located at the Leased Real Property.

(b) Except as set forth on Section 3.7(b) of the Disclosure Schedules, none of the Company or any of the CHUHC Subsidiaries owns or has at any time during the past three (3) years owned any real property.  The applicable CHUHC Subsidiaries have fee simple title to the Owned Real Property,  free and clear of Encumbrances except for the Permitted Encumbrances. With respect to Owned Real Property, Seller has delivered or made available to Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable CHUHC Subsidiary acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or CHUHC Subsidiary relating to the Owned Real Property.

(c) The real property demised by the leases described on Section 3.7(c) of the Disclosure Schedules (the "Leased Real Property") constitutes all of the real property leased by the Company and the CHUHC Subsidiaries.  Except as set forth on Section 3.7(c) of the Disclosure Schedules, the Leased Real Property leases are in full force and effect, and either the Company or one of the CHUHC Subsidiaries holds a valid and existing leasehold interest under each such lease, subject to the application of any bankruptcy or creditor’s rights Law.  The Company has delivered or made available to Purchaser complete and accurate copies of each of the leases described on Section 3.7(c) of the Disclosure Schedules, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser.  Neither the Company nor any of the CHUHC Subsidiaries is in default in any material respect under any of such leases.  None of the Company or the CHUHC Subsidiaries has received written notice of any currently pending or contemplated condemnation, expropriation or other proceeding in eminent domain that could have an adverse effect on the Leased Real Property, and to Seller's Knowledge, no such proceeding has been threatened against the Leased Real Property.  None of the Company or the CHUHC Subsidiaries has received any written notice that the current use and occupancy of the

Leased Real Property violates any Law in any material respect, and to Seller's Knowledge, no such violations exist.
3.8 Tax Matters. Except as set forth on Section 3.8 of the Disclosure Schedules:

(a) each of the Company and the CHUCH Subsidiaries are currently treated as being "disregarded entities" for federal income tax purposes and each entity has been treated as a disregarded entity at all times since such entity's date of formation, except for the Illinois Agencies which will be treated as partnerships for federal and state income tax purposes as of the Effective Time;

(b) the Company and the CHUHC Subsidiaries have filed all Tax Returns which are required to be filed by them (taking into account any extensions of time to file), and all such Tax Returns are complete and accurate in all material respects.  All Taxes due and payable by the Company and the CHUHC Subsidiaries (regardless of whether shown to be due on such Tax Returns) have been paid.  All Taxes which the Company or any of the CHUHC Subsidiaries is obligated to withhold from amounts paid to any employee, creditor or third party of the Company or any of the CHUHC Subsidiaries have been timely paid or properly accrued;

(c) any independent contractor providing services to the Company or the CHUHC Subsidiaries is properly classified for tax purposes;

(d) neither the Company nor any of the CHUHC Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return.  Neither the Company nor any CHUHC Subsidiary has any Liability for Taxes of any Person under Treasury Regulation  § 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise;

(e) Seller has delivered to Purchaser copies of all federal, state and local income, franchise and similar Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, the Company or any CHUHC Subsidiary for all tax periods ending after December 31, 2012;

(f) there are no pending audits, disputes or written claims of any federal or any other material Tax Returns with respect to the Company or any of the CHUHC Subsidiaries;

(g) neither the Company nor any of the CHUHC Subsidiaries has waived any statute of limitations beyond the date hereof in respect of any material Taxes or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency;

(h) neither the Company nor any of the CHUHC Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation § 1.6011-4;
(i) there are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any CHUHC Subsidiary;
(j) neither the Company nor any CHUHC Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of IRC § 280G (or any corresponding provision of Law) in connection with the transactions contemplated hereby;

(k) each agreement, contract, plan, or other arrangement that is a "nonqualified deferred compensation plan" subject to IRC § 409A to which the Company or any of the CHUHC Subsidiaries is a party (collectively, a "Deferred Compensation Plan") complies with and has been maintained in accordance with the requirements of IRC § 409A(a)(2), (3), and (4) and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such Deferred Compensation Plan is or has been subject to the interest and additional tax set forth under IRC § 409A(a)(1)(B). Neither the Company nor any of the CHUHC Subsidiaries has any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional tax set forth under IRC §§ 409A(a)(1)(B) or 4999;

(l) neither the Company nor any CHUHC Subsidiary is a party to any contract with any Person under which it or any such Person has agreed to share, or indemnify any other Person for, any Tax Liability (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, or (ii) property Taxes payable with respect to properties leased); and

(m) neither the Company nor any CHUHC Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any tax period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment under IRC § 481 (or any similar provision of Law) made prior to the Closing Date, (ii) "closing agreement" as described in IRC § 7121 (or any similar provision of Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

3.9 Employee Benefit Plans.

(a) Set forth in Section 3.9 of the Disclosure Schedules is a list of each (i) employee pension benefit plan (as defined in Section 3(2) of ERISA) that provides benefits to any Company Employee, independent contractor, officer or director of the Company or any CHUHC Subsidiary; (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to any Company Employee, independent contractor, officer or director of the Company or any CHUHC Subsidiary; (iii) employment, consulting, compensation, severance, retention, change in control or other similar Contract with any  Company Employee involving an annual cost of more than $100,000; and (iv) any other plan, arrangement, policy or Contract with any Company Employee providing for medical insurance coverage (including any self-insured arrangements), workers’ compensation benefits, disability benefits, retirement benefits, life insurance benefits, disability, salary continuation, vacation pay, sick leave pay, fringe or accident benefits, profit-sharing benefits, deferred compensation benefits, bonuses, stock options, stock appreciation rights, stock purchase rights, stock ownership or other forms of incentive compensation or post-retirement benefits; in each case which is maintained by or contributed to by, or required to be maintained by or contributed to by the Company or any CHUHC Subsidiary, or with respect to which the Company or any CHUHC Subsidiary has any

Liability with respect to any current or former Company Employee, independent contractor, officer, director, or any CHUHC Subsidiary, or to any worker providing services to the Company or any CHUHC Subsidiary through an employee leasing agreement (the foregoing collectively, the "Benefit Plans"), whether or not subject to ERISA.

(b) Each Benefit Plan has been established and administered in accordance with its terms in all material respects, and is in material compliance with, all applicable Law, including ERISA and the Code.  All contributions to, and payments from, each Benefit Plan that are required to be made in accordance with the terms and conditions thereof and applicable Law (including ERISA and the Code) have been timely made in all material respects.

(c) Except as set forth in Section 3.9(c) of the Disclosure Schedules, during the past six (6) years (i) neither the Company nor any CHUHC Subsidiary has maintained, been a participating employer in, contributed to, or has or may have any Liability with respect to a Benefit Plan subject to Title IV of ERISA or subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) neither the Company nor any CHUHC Subsidiary has sponsored or contributed to, or been required to contribute to, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA, or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA);  (iii) neither the Company nor any CHUHC Subsidiary has any contingent liability under Title IV of ERISA with respect to an ERISA Affiliate; and (iv) neither the Company nor the CHUHC Subsidiaries have engaged in any prohibited transactions for which there is no statutory exemption or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that would reasonably be expected to result in any material Liability or excise tax to the Company or any CHUHC Subsidiary under ERISA or the Code.

(d) Except for any accrued annual incentive payments reflected in the Financial Statements, (i) none of Purchaser's Parent, Purchaser, the Company or any CHUHC Subsidiary shall have any obligation whatsoever to provide to any Company Employees or other service provider of the Company or any CHUHC Subsidiary with equity-based benefits or any retention or transaction bonus or severance compensation or benefits of any kind; and (ii) Seller acknowledges and agrees that neither the Company nor any CHUHC Subsidiary shall have, as of the Closing Date, any obligation or Liability to any director, officer, Company Employee or other service provider of the Company or any CHUHC Subsidiary with respect to any severance, change in control, or other similar pay or benefits, equity-based benefits or any retention or transaction bonus or severance compensation or benefits of any kind.

(e) There are no Proceedings (other than routine claims for benefits) pending or, to Seller's Knowledge, threatened, involving (i) the Benefit Plans or the assets thereof, or (ii) an individual currently employed by the Company or any CHUHC Subsidiary with respect to such individual's responsibility for or handling of the Benefit Plans or the assets thereof.

(f) Each individual classified by the Company or any CHUHC Subsidiary as an independent contractor has been properly classified for Tax and labor purposes and for purposes of participation and benefit accrual under each Benefit Plan.

(g) Neither the Company nor any CHUHC Subsidiary has any Liability for life, health, medical or other welfare benefits for former Employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans, other than as required by COBRA or any other applicable Law.

(h) Except as set forth on Section 3.9(h) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event such as termination of employment) (i) result in any material payment by the Company or any CHUHC Subsidiary becoming due to any Company Employee under any Compensatory Arrangement; (ii) materially increase any benefits to any Company Employees otherwise payable by the Company or any CHUHC Subsidiary under any Compensatory Arrangement; (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits to any Company Employees under any Compensatory Arrangement; or (iv) reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to any, Compensatory Arrangement by the Company or any CHUHC Subsidiary pursuant to applicable Law, regulation, contractual arrangement or otherwise.

(i) For purposes of satisfying requirements under the Affordable Care Act ("ACA"), to the extent applicable to any Benefit Plan, the Company and each CHUHC Subsidiary has, in all material respects, (i) offered minimum essential coverage that is affordable and provides minimum value to all full-time employees (as defined by the ACA); (ii) tracked and recorded employee hours data in order to accurately determine employee full-time status for purposes of offering proper coverage and avoiding employer mandate penalties under the ACA and to ensure complete and accurate reporting under IRC §§ 6055 and 6056 (as applicable); (iii) used their best efforts to ensure that any "grandfathered health plan coverage" under the ACA offered to their employees has continually satisfied the requirements to remain grandfathered since March 23, 2010; (iv) used their best efforts to ensure that all of their workers have been properly classified and, specifically, that all workers who are common law employees within the meaning applicable to the ACA and IRC § 4980H have been classified as employees; (v) satisfied the requirements of the Patient Centered Outcomes Research Institute fee under IRC § 4376 for its self-funded plans, including the proper filing of IRS Form 720 to report and pay the fee for all years required under the ACA; (vi) satisfied the requirements of the Transitional Reinsurance Program fee under Section 1341 of the ACA for all years required under the ACA; and (vii) timely distributed Summaries of Benefits and Coverage to proper parties since the requirement began for open and special enrollments beginning on or after September 23, 2012.

3.10 Insurance.  Section 3.10 of the Disclosure Schedules contains a true and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company or the CHUHC Subsidiaries and indicates the type of coverage, the insurer, the term of the policy and the amount of coverage.  All such policies are in full force and effect, there is no claim by the Company or any of the CHUHC Subsidiaries currently pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the issuers of such policies; all amounts due for premiums with respect to such insurance policies covering all periods up to and including the Closing Date will have been paid in accordance with their terms; and no written notice or written threat of cancellation, denial or termination of coverage has been received by the Company or any of the

CHUHC Subsidiaries with respect to any such insurance policy.  All currently outstanding insurance claims for matters for which insurance coverage is available (or would have been available, absent the failure to make such claim) have been timely and properly tendered to the appropriate insurance carrier.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all Intellectual Property owned by the Company or any CHUHC Subsidiary that is subject to an application or registration, including all pending applications and registrations therefor (collectively, the "Company Intellectual Property").

(b) The Company Intellectual Property is valid and enforceable, and the registrations therefor are subsisting and the Company and/or a CHUHC Subsidiary owns the Company Intellectual Property free and clear of all Encumbrances and licenses, agreements and other arrangements entered into in the ordinary course of business.

(c) The operation of the Business as it is currently conducted does not infringe on the intellectual property of any other Person.  Since December 31, 2012, none of the Company or any CHUHC Subsidiary has received a written claim or demand of any Person pertaining to which challenges the validity or the Company's or the CHUHC Subsidiary's ownership of any Company Intellectual Property or asserts any such infringement, nor are there any Proceedings pending or threatened in writing.

(d) None of Seller, the Company or any CHUHC Subsidiary has received a written claim or demand of any person which challenges the validity or the ownership by the Company or a CHUHC Subsidiary of the Company Intellectual Property.   Seller has assigned to the Company all rights with respect to the Company Intellectual Property.

(e) The Company or the CHUHC Subsidiaries own certain tradenames and marks used in the home health and/or hospice business that are not registered and, because such intellectual property is owned by the Company or the CHUHC Subsidiaries, such tradenames and marks will not be licensed pursuant to a licensing agreement between certain Affiliates of Seller and the Company and none of Seller or its Affiliates have any right, title or interest in such unregistered tradenames and marks (other than the Company or the CHUHC Subsidiaries).

3.12 Material Contracts.

(a) Except as set forth on Section 3.12(a) of the Disclosure Schedules (collectively, the "Material Contracts"), as of the date hereof, neither the Company nor any CHUHC Subsidiary is a party to any written Contract:

(i) relating to any written employment, consulting or similar arrangements requiring payment by the Company or any CHUHC Subsidiary of base annual compensation in excess of $100,000;
(ii) pursuant to which the Company or a CHUHC Subsidiary has incurred any indebtedness for borrowed money, committed to incur indebtedness for borrowed money, or guaranteed indebtedness of any other Person (other than the Company or a CHUHC Subsidiary);
(iii) that by its terms grants an Encumbrance upon any material asset of the Company or a CHUHC Subsidiary;

(iv) that by its terms provides for the sale, assignment, license or other disposition of any material asset or right of the Company or any CHUHC Subsidiary, other than in the ordinary course of business;

(v) pursuant to which the Company or a CHUHC Subsidiary (A) paid or reasonably expects to pay more than $100,000 in the last fiscal year or (B) received or reasonably expects to receive more than $250,000 in the last fiscal year;

(vi) that by its terms contains any covenant or provision currently in effect prohibiting the Company or a CHUHC Subsidiary from engaging in any material respect in any material line of business or competing in any material respect with any Person in any geographic area;

(vii) that is a partnership or joint venture agreement in which the Company or a CHUHC Subsidiary participates as a general partner or joint venturer;
(viii) pursuant to which the Company or any CHUHC Subsidiary has advanced or loaned any amount to any of its directors, officers or employees outside the ordinary course of business;
(ix) with any shareholder, member, director or officer of the Company or any CHUHC Subsidiary (other than an employment agreement);
(x) with any Governmental Authority;
(xi) containing any change-in-control or severance payment obligations;
(xii) providing for commission or equity or non-equity incentive payments;
(xiii) providing for annual lease payments (whether of real or personal property) in excess of $100,000;

(xiv) to which the Company or the CHUHC Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than the CHUHC Subsidiaries), on the other hand, are parties or by which they are bound that relate to or are connected in any way with the Business; and

(xv) relating to the prospective acquisition or disposition of any material assets, product line or service offering outside the ordinary course of business.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedules, each Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Company and/or a CHUHC Subsidiary and, to Seller's Knowledge, each other party thereto, enforceable against such party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting creditors’ rights and remedies generally.  Neither the Company nor the CHUHC Subsidiaries or, to Seller's Knowledge, any other party to any Material Contract, is in breach of, or in default under, such Material Contract, except for such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.  To Seller's Knowledge, as of the date hereof, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract as a result of the transactions contemplated hereby, in each case, except where such termination, cancellation or assertion would not, individually or in the aggregate, have a Material Adverse Effect.

3.13 Environmental Matters.

(a) Except as set forth on Section 3.13(a) of the Disclosure Schedules, (i) the Company and the CHUHC Subsidiaries have obtained all Permits required by Environmental Law for the operation of the Business (collectively, "Environmental Permits"), except where the failure to obtain such Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect, (ii) each of the Company and the CHUHC Subsidiaries is in compliance with all applicable Environmental Law and Environmental Permits, except for noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) there are no Proceedings pending or, to Seller's Knowledge, threatened in writing against the Company or a CHUHC Subsidiary alleging the violation of or noncompliance with any applicable Environmental Law which would have a Material Adverse Effect.

(b) No Owned Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) To the knowledge of Seller, there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the business or assets of the Company or any Owned Real Property, and neither the Company nor any CHUHC Subsidiary has received notice that any Owned Real Property (including soils, groundwater, surface water, buildings and other structure located on any such Owned Real Property) has been contaminated with any Hazardous Substances which could reasonably be expected to result in an environmental claim against, or a violation of Environmental Law.

3.14 Title to Assets.  Except as set forth on Section 3.14 of the Disclosure Schedules, the Company or a CHUHC Subsidiary has good and valid title to, or a valid leasehold interest in, all of the its properties and assets, free and clear of all Encumbrances other than Permitted Encumbrances.

3.15 Related Party Transactions.  Neither the Company nor any CHUHC Subsidiary, nor their respective Affiliates, managers, directors or officers, has or during the last fiscal year has had any direct or indirect interest (a) in, or is or during the last fiscal year was a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or any CHUHC Subsidiary, except for a passive interest in the securities of a publicly traded company, or (b) in any material property, asset or right that is owned or used by the Company or any CHUHC Subsidiary in the conduct of the Business.

3.16 Permits.  The Company and the CHUHC Subsidiaries possess all material Permits, other than Health Care Licenses, necessary to carry on the operations of the Business in the manner presently conducted (collectively, "Non-Health Care Permits").  The Company and each of the CHUHC Subsidiaries has complied, and is currently in compliance with, all material terms and conditions of the Non-Health Care Permits.  Neither the Company nor any CHUHC Subsidiary is in default under, or violation of, any material Non-Health Care Permits held by it. No Proceeding is pending or, to Seller's Knowledge, threatened, contemplating the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any Non-Health Care Permits.

3.17 Brokers and Finders.  None of Seller, the Company or any CHUHC Subsidiary has employed, nor is it subject to any valid claim of Liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement, in each case, for which any of the Company, a CHUHC Subsidiary or Purchaser will have Liability following the Closing.

3.18 Worker's Compensation.  Each of the Company and the CHUHC Subsidiaries are in material compliance with all worker's compensation Law with respect to the Business and has worker’s compensation insurance on a self-insured basis with respect to the Business.  Each of the Company and the CHUHC Subsidiaries has paid all stop loss premiums relating to worker’s compensation coverage.

3.19 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.19(a) of the Disclosure Schedules, there are no Actions pending or, to Seller's Knowledge, threatened (a) against or by the Company or any CHUHC Subsidiary affecting any of its properties or assets or the Business (or by or against Seller or any Affiliate of Seller and relating to the Company, a CHUHC Subsidiary or the Business); or (b) against or by the Company, a CHUHC Subsidiary, Seller, or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, a CHUHC Subsidiary, or any of their respective properties or assets or the Business.

(c) Except for Intercompany Obligations incurred in the ordinary course of business, neither Seller nor any Affiliate of Seller has any claim, action or cause of action against the Company or any CHUHC Subsidiary.

3.20	Labor Matters.
(a) Except as set forth Section 3.20(a) of the Disclosure Schedules, neither the

Company nor any CHUHC Subsidiary is, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any Company Employee, and to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(b) Each of the Company and the CHUHC Subsidiaries is and has been in compliance with the terms of all collective bargaining agreements and similar contracts to which any of the Company or a CHUHC Subsidiary or their employees are subject or a party to.  To Seller’s Knowledge, each of the Company and the CHUHC Subsidiaries is, in all material respects, in compliance with all applicable Law pertaining to employment and employment practices,  including all Law relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by the Company or a CHUHC Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Law.   All Company Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Law are properly classified.  Except as set forth in Section 3.20(b) of the Disclosure Schedules, there are no Actions against any of the Company or a CHUHC Subsidiary pending, or to Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or a CHUHC Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Law.

(c) There are no pending nor, to Seller's Knowledge, threatened labor strikes, work stoppages, slowdowns or refusals to work or similar material labor disruption or dispute affecting the Company or the CHUHC Subsidiaries, and, to Seller's Knowledge, there are no labor disputes currently subject to any grievance procedure or Proceeding.

(d) The Company and the CHUHC Subsidiaries are in compliance in all material respects with the Immigration Reform and Control Act of 1986 ("IRCA"), as amended, and all Company Employees who are not United States citizens are authorized under Law to hold United States employment. Without limiting the foregoing, all current Company Employees are, and all former Company Employees whose employment terminated, voluntarily or involuntarily, within three years prior to the date of this Agreement, were, legally authorized to work in the United States. During the past three years, the Company and each CHUHC Subsidiary has completed and retained the necessary employment verification paperwork under IRCA.

(e) None of the Company or the CHUHC Subsidiaries have conducted a facility closing or mass layoff of any kind resulting in a loss of employment of 50 or more active employees at any single site of employment during the 90 days preceding the date of this Agreement.

3.21 Health Care Programs and Third Party Payor Participation.

(a) The CHUHC Subsidiaries are eligible to receive payment with respect to the Business under the Medicare and Medicaid programs and are each a "provider" with a valid and current provider agreement as noted on Section 3.21(a) of the Disclosure Schedules.  A list of all of the CHUHC Subsidiaries' existing Medicare and Medicaid program provider numbers pertaining to the Business and all other federal and state program provider numbers pertaining to the Business is set forth on Section 3.21(a) of the Disclosure Schedules.  Each federal and state health care program identified in Section 3.21(a) of the Disclosure Schedules shall be referred to herein as a "Program" and collectively as the "Programs."  The Medicare and Medicaid Program provider agreements and numbers and other federal and state Program provider agreements and numbers identified in Section 3.21(a) of the Disclosure Schedules shall be referred to herein as "Program Agreements."

(b) The CHUHC Subsidiaries have contractual arrangements with third party payors pertaining to the Business including, but not limited to, private insurance, managed care plans and HMOs (the "Third Party Payors").  A list of the existing contracts with Third Party Payor(s) that provide for annual payments of more than $50,000 pertaining to the Business is set forth on Section 3.21(b) of the Disclosure Schedules (the "Third Party Payor Contracts").

(c)  Except as set forth on Section 3.21(c) of the Disclosure Schedules, no CHUHC Subsidiary is in default in any material respect under any such Program Agreements or Third Party Payor Contract.  To Seller's Knowledge, no other party to any such Program Agreement or Third Party Payor Contract is in default under any such Program Agreement or Third Party Payor Contract.

(d) Except as set forth on Section 3.21(d) of the Disclosure Schedules, each CHUHC Subsidiary is in compliance in all material respects with the rules and policies respecting each Program Agreement and Third Party Payor Contract, including, but not limited to, all certification, billing, reimbursement and documentation requirements.  No action has been taken by any Governmental Authority or, to Seller's Knowledge, recommended by any Governmental Authority, either to revoke, withdraw or suspend any Program Agreement or to terminate or decertify any participation of any of the CHUHC Subsidiaries in any "Federal Health Care Program" (as that term is defined in 42 U.S.C. § 1320a-7b(f)) in which the CHUHC Subsidiaries participate (including, but not limited to Medicare and Medicaid).  Except as set forth on Section 3.21(d) of the Disclosure Schedules, to Seller's Knowledge, no party to a Program Agreement or Third Party Payor Contract or other Governmental Authority has threatened probation, restriction, limitation or nonrenewal affecting any Program Agreement or Third Party Payor Contract.

3.22 Health Care Regulatory.

(a) Except as set forth on Section 3.22(a) of the Disclosure Schedules, none of Seller, the Company or any CHUHC Subsidiary has received written notice that the Company or any CHUHC Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents) with respect to the Business, nor, to Seller's Knowledge, is any such investigation, inquiry or proceeding pending, threatened or imminent, other than routine audits in the ordinary course of business.  Except as set forth on Section 3.22(a) of the Disclosure Schedules, no written notice of any violation or asserted deficiency has been received by any CHUHC Subsidiary from any Governmental Authority (or any Governmental Authority’s designated agent or agents) that would:

(i) affect the CHUHC Subsidiary's ability to treat patients, furnish, file claims, bill and receive reimbursement relative to health care items or services rendered to patients; or
(ii) result in the imposition of any fine, sanction, or lower reimbursement rate for items or services furnished by the CHUHC Subsidiary.

(b) To Seller’s Knowledge, there are no material Program, Third Party Payor or other claim or reimbursement audits or appeals currently pending relating to the Business, except for those set forth on Section 3.22(b) of the Disclosure Schedules.

(c) To Seller's Knowledge, there are no current or pending payment or reimbursement withholds, payment recoupments, setoffs, chargebacks, refunds or suspensions by any Program or Third Party Payor relating to the Business or to the health care items or services furnished by the CHUHC Subsidiaries, other than payment or reimbursement withholds, or payment recoupments that are ordinary course adjustments to correct non-continuing, non-systemic errors and which, when taken together, are immaterial.

3.23 Medicare, Medicaid; Legal and Billing Compliance.

(a) Activities and Omissions.  Neither the Company nor any CHUHC Subsidiary has engaged in any activity or omitted to take required action, such as the filing or submission of any claim for reimbursement, report or other documentation, in violation of any applicable Health Care Law, or other federal, state or local law, rule or regulation.

(b) Inappropriate Payments.  Neither the Company nor any CHUHC Subsidiary, nor to Seller’s Knowledge, any officer, director, employee or agent acting on behalf of or for the benefit of the Company or any CHUHC Subsidiary, has, directly or indirectly, (i) paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, referral sources or Third Party Payors to obtain business or payments from such person, other than in compliance with applicable Law, (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, referral source, Third Party Payor or any other person, other than in compliance with applicable Law, or (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, other than in compliance with applicable Law.

(c) Contractual Relationships.   Neither the Company nor any CHUHC Subsidiary, nor to Seller’s Knowledge, any of their officers or directors acting on behalf of or for the Company or any CHUHC Subsidiary, is a party to any contract, lease or other written agreement or arrangement, including, but not limited to, any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency, hospice or other person or entity who is in a position to make or influence referrals to or otherwise generate business for the Business that violates any Health Care Law.

(d)  Compliance with Billing Practices.  All billing practices by the CHUHC Subsidiaries with respect to the Programs and all Third Party Payors are in compliance with all applicable Law, regulations and policies of all such Programs and Third Party Payors.  The CHUHC Subsidiaries have filed all material reports required to be filed in connection with all Medicare and Medicaid Programs with respect to the Business, which reports are complete and correct in all material respects.

(e) Accreditations.  The CHUHC Subsidiaries hold all accreditations necessary for the operation of the Business as currently conducted by the CHUHC Subsidiaries (individually, an "Accreditation," and collectively, the "Accreditations").  All such Accreditations are and shall be effective, unrestricted and in good standing as of the date hereof and as of the Closing Date. There are no pending or, to Seller's Knowledge, threatened proceedings that would reasonably be expected to result in a termination, probation, limitation, suspension, revocation, restriction, amendment or nonrenewal of any Accreditation, and to Seller's Knowledge, other than the consummation of the transactions contemplated herein, no event which (whether with notice or lapse of time or both) would result in a termination, probation, limitation, suspension, revocation, restriction, amendment or nonrenewal of any Accreditation has occurred.

(f) Medicare, Medicaid Fraud.   To Seller’s Knowledge, neither the Company nor any CHUHC Subsidiary has arranged or contracted with (by employment or otherwise) any Person that is excluded or suspended from participation in a federal or state health care Program, for the provision of items or services for which payment may be made under such federal health care Program with respect to the Business.   Except as set forth on Section 3.23(f) of the Disclosure Schedules, neither the Company nor any CHUHC Subsidiary is a party to any corporate integrity or other agreements with any Governmental Authority with respect to the Business.  To Seller’s Knowledge, none of the officers, directors or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company or any CHUHC Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor to Seller's Knowledge is any such exclusion, sanction or conviction threatened or pending. None of Seller, the Company or any CHUHC Subsidiary has  been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) as a result of any civil or criminal wrongdoing with respect to the Business.

(g) HIPAA and HITECH Requirements.

(i) The Company and the CHUHC Subsidiaries are in compliance in all material respects with HIPAA and HITECH, including the federal privacy regulations as contained in 45 C.F.R. Part 164, the federal security standards as contained in 45 C.F.R. Part 142, and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, and comparable state Law.

(ii) An accurate copy of each CHUHC Subsidiary's notice of privacy practices and HIPAA policies has been made available to Purchaser.  An accurate and complete list of all material, individually or in the aggregate, unresolved HIPAA-related complaints filed against or with the Company or a CHUHC Subsidiary with respect to the Business is provided in Section 3.23(g) of the Disclosure Schedules.

(h) Health Care Licenses.  The CHUHC Subsidiaries hold all certificates of need, health care licenses, permits and registrations necessary or required by applicable Law or Governmental Authority for the operation of the Business as currently conducted by the CHUHC Subsidiaries (collectively, "Health Care Licenses").  There are no pending or, to Seller's Knowledge, threatened suits or proceedings that would reasonably be expected to result in the termination, probation, limitation, suspension, revocation, restriction, amendment, cancellation or nonrenewal of any Health Care License, and to Seller's Knowledge, no event (other than the consummation of the transactions contemplated herein) which (whether with notice or lapse of time or both) would reasonably be expected to result in a termination, probation, limitation, suspension, revocation, restriction, amendment, cancellation or nonrenewal of any Health Care License has occurred.  To Seller’s Knowledge, each CHUHC Subsidiary is in compliance in all material respects with the terms of each Health Care License.  Except as set forth on Section 3.23(h) of the Disclosure Schedules, no home health agency operated by a CHUHC Subsidiary has experienced a change in majority ownership, as defined at 42 C.F.R. §424.502, within the thirty-six (36) months prior to the Closing Date.  To Seller's Knowledge, there is no material violation, default, or deficiency that exists with respect to the provider numbers used by a CHUHC Subsidiary with respect to the Business that would give cause for termination of the provider agreements or revocation of enrollment or billing privileges by any Governmental Authority.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date hereof, as set forth below:

4.1 Incorporation and Authority of Purchaser and Purchaser's Parent.   Each of Purchaser and Purchaser's Parent is a corporation duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Law of the jurisdiction of its organization.  Each of Purchaser and Purchaser's Parent has all corporate power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted.  Purchaser is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

4.2 Authority; Execution and Delivery; Enforceability.  Each of Purchaser and Purchaser's Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by Purchaser and Purchaser's Parent of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Purchaser and Purchaser's Parent.  This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser's Parent.  This Agreement constitutes, assuming that this Agreement has been duly authorized, executed and delivered by Seller and the Company, a valid and binding obligation of Purchaser and Purchaser's Parent, enforceable against it in accordance with its terms.

4.3 No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by Purchaser and Purchaser’s Parent, and the consummation by Purchaser and Purchaser’s Parent of the transactions contemplated hereby, will not, (i) violate any provision of the certificate of incorporation or bylaws of Purchaser or Purchaser’s Parent, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any of the terms, conditions or provisions of any Contract, to which Purchaser or Purchaser’s Parent is a party or by which any of its properties or assets are bound, or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Article II, violate any Law applicable to Purchaser or Purchaser’s Parent or by which any of its properties or assets are bound.

(b) Except as set forth on Schedule 4.3(b), the execution, delivery and performance of this Agreement by Purchaser and Purchaser’s Parent, and the consummation by Purchaser and Purchaser’s Parent of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization of, or filing or registration with or notification to, any Governmental Authority, except for (i) compliance with all applicable Antitrust Law, (ii) the Required Actions, and (iii) as may be required as a result of any facts or circumstances related to Seller, the Company or the CHUHC Subsidiaries.

4.4 Litigation.  There are no Proceedings pending or, to Purchaser's Knowledge, threatened in writing by or against or affecting Purchaser or any of its Affiliates, and there are no orders, writs, judgments, injunctions, decrees or awards by which Purchaser or any of its Affiliates, or any of their respective assets or properties, are bound, in either case that could prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

4.5 Financial Ability to Perform.    Purchaser has, as of the date of this Agreement, available cash funds, credit facilities or other sources of immediately available funds sufficient to consummate the transactions contemplated by this Agreement.

4.6 Brokers and Finders.  Neither Purchaser nor any of its Affiliates has employed, nor is it subject to any valid claim of Liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement for which Seller or any of its Affiliates, or the Company or any CHUHC Subsidiary will have Liability following the Closing.

4.7 Investment Intent.  Purchaser is acquiring the Majority Interest for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Majority Interest in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law.  Purchaser agrees that Majority Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Law, except pursuant to an exemption from such registration under the Securities Act and such Law.  Purchaser is able to bear the economic risk of holding the Majority Interest for an indefinite period (including total loss of its investment), and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.  Purchaser qualifies as an "accredited investor," as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

ARTICLE V COVENANTS of the company and seller
5.1	Conduct of Business Prior to the Closing.

(a) Except with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed),  (ii) as otherwise contemplated or permitted by the terms of this Agreement, or (iii) as required by Law, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each CHUHC Subsidiary to, conduct its business in the ordinary course in substantially the same manner as currently conducted.   In addition, the Company will, and shall cause the CHUHC Subsidiaries to, take those steps it has taken in the past and commercially reasonable additional steps to preserve the Business, keep available the services of key employees and preserve the current relationship of the Company and the CHUHC Subsidiaries with customers, payors and suppliers, of, and other Persons which have significant business relationships with, the Company and the CHUHC Subsidiaries during the period beginning on the date of this Agreement and ending on the Closing Date.  Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(i) cause the Company and the CHUHC Subsidiaries to preserve and maintain all of their Permits, unless a Permit is no longer required in connection with the operation of the Business;
(ii) cause the Company and the CHUHC Subsidiaries to pay their debts, Taxes and other obligations in the ordinary course of business;

(iii) cause the Company and the CHUHC Subsidiaries to maintain the properties and assets owned, operated or used by the Company or the CHUHC Subsidiaries in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) cause the Company and the CHUHC Subsidiaries to continue in full force and effect insurance coverages substantially similar in scope as currently maintained by the Company and the CHUHC Subsidiaries, except as required by applicable Law;
(v) cause the Company and the CHUHC Subsidiaries to defend and protect their properties and assets from infringement or usurpation which the Company or the CHUHC Subsidiaries become aware of;

(vi) cause the Company and the CHUHC Subsidiaries to perform all of their obligations under all Contracts relating to or affecting their properties, assets or business, except for any obligation which the Company or a CHUHC Subsidiary is contesting in good faith;

(vii) cause the Company and the CHUHC Subsidiaries to maintain their books and records in accordance with past practice; and
(viii) cause the Company and the CHUHC Subsidiaries to comply in all material respects with all applicable Law.

(b) Without limiting the generality of Section 5.1(a), from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by Section 1.6 or as required by Law, the Company shall not, and shall not permit any CHUHC Subsidiary to:

(i) transfer, issue, sell or dispose of any shares of capital stock or other equity interests of the Company or any CHUHC Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other equity interests of the Company or any CHUHC Subsidiary;

(ii) redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company or any CHUHC Subsidiary;
(iii) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or services of transactions;
(iv) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business;
(v) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any CHUHC Subsidiary;

(vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any CHUHC Subsidiary, guarantee any debt securities of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to any other Person;

(vii) amend the governing documents of the Company or any CHUHC Subsidiary;

(viii) grant any material Encumbrance on any property or assets (whether tangible or intangible) of the Company or any CHUHC Subsidiary having a fair market value in excess of $100,000, other than (A) Permitted Encumbrances and (B) Encumbrances granted in the ordinary course of business;

(ix) (A) adopt, enter into, terminate or amend any Benefit Plan, other than in the ordinary course of business or as may be required by applicable law, (B) materially increase the compensation or fringe benefits of, or pay any material bonus to, any director or executive officer of the Company or any CHUHC Subsidiary, (C) pay any material benefit to any director or executive officer of the Company or any CHUHC Subsidiary not provided for under any Benefit Plan (other than customary director fees and expenses), or (D) except as required pursuant to any Benefit Plan, fund or secure the payment of material compensation or benefits under any Benefit Plan other than in the ordinary course of business;

(x) change the methods, principles or practices of accounting of the Company or any CHUHC Subsidiary in any manner that would have a material and adverse impact on the Company or the CHUHC Subsidiaries, except as required by Law, any Governmental Authority or changes in GAAP;

(xi) make any material Tax election or settle or compromise any material Tax Liability of the Company or any CHUHC Subsidiary if such election, settlement or compromise would have the effect of increasing the Tax liabilities of the Company or any CHUHC Subsidiary for any period ending after the Closing Date;

(xii) transfer, sell or otherwise dispose of, or lease or exclusively license, any property or assets of the Company or any CHUHC Subsidiary for which the aggregate consideration paid or payable (A) in any individual transaction is in excess of $100,000 or (B) in the aggregate is in excess of $250,000, in each case, other than in the ordinary course of business;

(xiii) purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets of the Company or any CHUHC Subsidiary for which the aggregate consideration paid or payable (A) in any individual transaction is in excess of $100,000 or (B) in the aggregate is in excess of $250,000, in each case, other than in the ordinary course of business;

(xiv) enter into, renew, modify or revise any Contract with any officer, director or employee of the Company or any CHUHC Subsidiary, other than in the ordinary course of business;

(xv) (A) increase in any material manner the rate or terms of compensation or benefits of any Company Employee except as may be required under existing employment agreements or such increases for rank-and-file employees as are granted in the ordinary course of business consistent with past practices, or (B) pay or agree to pay any pension, retirement allowance, retention or severance benefit or other employee benefit not provided for under the terms of any Benefit Plans to any director, officer or employee, whether past or present other than in the ordinary course of business consistent with past practice, or (C) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, other than in the ordinary course of business or as expressly required by any applicable Law, including Section 409A of the Code;

(xvi) make any payment of accounts payable of the Company or any CHUHC Subsidiary or take receipt of the accounts receivable of the Company or any CHUHC Subsidiary, or otherwise make any change in the treatment or handling of either of them, in each case other than in the ordinary course of business;

(xvii) declare, pay or otherwise make any dividend or distributions (in cash or in any other form) to Seller; or
(xviii) authorize any of, or commit or agree to take any of, the foregoing actions.
(c) In addition to the foregoing, from the date of this Agreement until the Closing:

(i) the Company shall consult with Purchaser concerning any material operational matters of the Company and the CHUHC Subsidiaries, any proposed changes in senior management, and any proposed capital expenditures or contractual commitments that individually or in the aggregate involve expenditures in excess of $250,000; and

(ii) within 30 days after the end of each month after the execution of this Agreement and prior to the Closing Date, Seller will deliver or cause to be delivered to Purchaser internally prepared monthly and year-to-date financial statements of the Company and the CHUHC Subsidiaries on a combined basis (consisting of a balance sheet and a statement of income with a comparison to the fiscal year ended December 31, 2015), prepared in accordance with the Accounting Principles and in a manner consistent with past practices and procedure.

(d) Nothing contained in this Section shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing.  Prior to the Closing, the Company and the CHUHC Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement and with the requirements of applicable Law, complete control and direction over their respective business, assets and operations.

(e) Prior to Closing, Seller will cause all Intercompany Obligations to be released or satisfied in full, with no liability to the Company or any CHUHC Subsidiary.  Further, if any of the Company or any CHUHC Subsidiary has any liability or obligation under any agreement between Seller or a Seller Affiliate and a third party, Seller shall cause such liability or obligation to be released or satisfied in full prior to Closing and shall provide Purchaser with satisfactory evidence of such release or satisfaction.

5.2 Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, Seller shall use its best efforts to cause the Closing to occur and to cause the conditions set forth in Section 2.1 to be satisfied, including (i) defending against any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby and (ii) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed; provided,  however, that (A) Seller shall not be required to waive any of the conditions set forth in Section 2.2 and (B) none of Seller, the Company or any CHUHC Subsidiary shall be required to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

(b) In furtherance and not in limitation of the foregoing, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement, and to comply as promptly as practicable with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby by any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Law (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), including the following:

(i) filing, or causing to be filed, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, any required notification and report forms under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

(ii) providing for review and approval, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, all necessary applications and filings in connection with the Required Actions, each of which shall contain complete information and all materials required by the applicable Governmental Authority; providing all comments on the applications and filings required in connection with the Required Actions within five Business Days after receiving such applications and filings; and promptly filing such applications and filings with the appropriate Governmental Authority after making such changes required by such comments within three Business Days after receiving such comments;

(iii) obtaining any consent, authorization, order or approval of, or any exemption by, any Governmental Authority required to be obtained or made by Seller, Purchaser or any of their respective Affiliates in connection with the transactions contemplated by this Agreement;

(iv) securing clearance under all applicable Antitrust Law (including the expiration or termination of any applicable waiting period under the HSR Act); provided further that Seller shall take all actions necessary to ensure that no Governmental Antitrust Authority (A) with the authority to clear, authorize or otherwise approve the consummation of the transactions contemplated by this Agreement fails to do so or (B) enters any decision, order, decree, ruling or injunction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, including agreeing to any structural or conduct relief with respect to the assets of Purchaser or any of its Affiliates or of the Company and the CHUHC Subsidiaries (including executing agreements and submitting to judicial or administrative orders to hold separate and divest any such assets), or at the request of Seller, litigating any such matter; provided,  however, that nothing in this Section shall require Seller, the Company or the CHUHC Subsidiaries to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

(c) Seller shall furnish to Purchaser such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Required Actions or any other Law.  Seller shall keep Purchaser apprised of the status of any communications with, and any inquiries or requests for additional information from, the Governmental Antitrust Authorities and other Governmental Authorities, and shall comply as promptly as practicable with any such inquiry or request.  Seller agrees to instruct its counsel to cooperate with Purchaser's counsel and use their respective best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, the Required Actions and any other applicable Law at the earliest practicable dates.  Said best efforts and cooperation shall include counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the transactions contemplated by this Agreement and without waiving attorney-client, work-product or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Required Actions and any other applicable Law, and (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority or other Person.  Neither Seller nor any of its Affiliates or Representatives shall independently contact any Governmental Authority or participate in any meeting or discussion (or any other communication by any means) with any Governmental Authority in respect of any such filings, applications, investigation or other inquiry without giving, the other party prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Authority, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Government Authority, the opportunity to attend and participate at the meeting or discussion.  Seller shall pay for all costs and expenses incurred by Seller or any of its Affiliates (including the Company and the CHUHC Subsidiaries) to comply with this Section.

(d) During the period from the date hereof and continuing until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and its Affiliates shall not do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or approvals required under the HSR Act, the Required Actions or other applicable Law.

5.3 Access to Information; Other Contacts.  From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall, and shall cause the Company and the CHUHC Subsidiaries to, afford to Purchaser and its Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the properties, books, Contracts, commitments, Tax Returns and records of the Company and the CHUHC Subsidiaries, and, during such period, shall furnish as promptly as practicable to Purchaser any information concerning the Company and the CHUHC Subsidiaries as Purchaser may reasonably request; provided,  however, that (i) such access does not unreasonably disrupt the normal operations of the Company and the CHUHC Subsidiaries, and (ii) neither Seller nor the Company or any CHUHC Subsidiary is under any obligation to disclose to Purchaser or its Representatives any information the disclosure of which is restricted by Contract or applicable Law or would result in the waiver of any attorney-client, work-product or other applicable privilege; provided, further, that Seller may designate certain portions of such information as being provided on an outside-counsel basis only.  All information provided pursuant to this Section shall remain subject in all respects to the Confidentiality Agreement.

5.4 Confidentiality.    Seller shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated April 6, 2016 between Almost Family, Inc. and CHSPSC, LLC (the "Confidentiality Agreement"), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.

5.5 Publicity.  Seller shall consult with Purchaser before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. Seller shall not, and shall not permit its Affiliates or its Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the press release or public announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

5.6 Notification of Certain Matters.

(a) Prior to the Closing, Seller shall give Purchaser prompt notice of: (i) any Proceeding commenced or threatened in writing wherein an unfavorable Decree would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (ii) any failure by such Party to comply with or satisfy, in any material respect, any covenant, agreement or condition to Closing to be complied with or satisfied by it under this Agreement; (iii) any information, development or state of affairs that arises or of which it becomes aware which would cause or result in a breach of any of the representations and warranties of such Party set forth in this Agreement; (iv) any notice or other communications from any Governmental Authority in connection with the transactions contemplated by this Agreement; (v) any notice or other communication from any Person alleging that the consent of  such Person is or may be required in connection with the transactions contemplated by this Agreement; and (vi) any fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article II to be satisfied.  Furthermore, Seller will supplement or amend the Disclosure Schedule with respect to any matter arising or discovered after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules, other than matters contemplated to occur by this Agreement or that arise in the Ordinary Course of Business.

(b) Purchaser's receipt of information pursuant to Section 5.6(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article II have been satisfied.

5.7	No Solicitation of Other Bids.

(a) Neither the Company nor Seller shall, nor shall they authorize or permit any of the CHUHC Subsidiaries or any of its or their Representatives or Community Health Systems, Inc. to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Company and Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives and Community Health Systems, Inc. to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes of this Section, an "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or the CHUHC Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or the CHUHC Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's or the CHUHC Subsidiaries properties or assets.

(b) The Company and Seller agree that the rights and remedies for noncompliance with this Section shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

5.8 Further Assurances; Closing Conditions.   Subject to the terms and conditions of this Agreement, Seller agrees, from time to time as and when requested by Purchaser, to execute and deliver, or cause to be executed and delivered, all such documents, and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things, as Purchaser may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.  From the date hereof until the Closing, Seller shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in this Agreement.

5.9 Financing Cooperation.  The Company agrees to provide such assistance (and to cause the CHUHC Subsidiaries and its and their respective personnel and advisors to provide such assistance) with the Debt Financing as is reasonably requested by Purchaser.  Such assistance shall include, but not be limited to, the following: (a) participation in, and assistance with, the Marketing Efforts related to the Debt Financing; (b) participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (c) timely delivery to Purchaser and the Financing Sources of the Financing Information and Financing Deliverables; (d) participation by senior management of the Company in the negotiation of, and the execution and delivery of, the Debt Financing Documents; (v) taking such actions as are reasonably requested by Purchaser or the Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing; (vi) taking all actions as may be required or reasonably requested by Purchaser or the Financing Sources in connection with the repayment of the Company’s existing debt; (vii) using commercially reasonable efforts to cause its independent auditors to cooperate with the Debt Financing; and (viii) using its commercially reasonable efforts to ensure that the Debt Financing benefits from the existing lending relationships of the Company and the CHUHC Subsidiaries, provided, that (A) neither Seller nor, prior to the Closing, the Company or any of the CHUHC Subsidiaries shall be required to pay any fees (other than reasonable out of pocket expenses reimbursed by Purchaser hereunder) or incur any other liability for which such Person is not reimbursed by Purchaser pursuant to this Section 5.9 in connection with the Debt Financing prior to Closing, (B) neither Seller, the Company, nor any of their Subsidiaries nor any Persons who are officers or directors of Seller, the Company or their Subsidiaries shall be required to adopt any resolutions approving any financing prior to the Closing or to deliver any agreement, certificate, document or instrument, in each case, that is not contingent upon the Closing, (C) no obligation of Seller, the Company or any of their Subsidiaries or any of their respective Representatives under any certificate, document, instrument or agreement entered into pursuant to the foregoing shall be effective until the Closing and (D) none of Seller, the Company or their Subsidiaries, nor any Persons who are officers or directors of Seller, the Company or their Subsidiaries, shall be required to take any corporate, limited liability company, partnership or other similar action that is effective prior to the Closing that is not conditioned on the occurrence of the Closing.  The Company will provide to Purchaser and the Financing Sources such information as may be necessary so that the Financing Information and Marketing Material is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading.

5.10 Conversion of C Corporations into Disregarded Entities.  Seller shall take such actions as are necessary prior to Closing cause each of the CHUHC Subsidiaries listed on the Disclosure Schedules as being treated as C corporations for federal income tax purposes to be converted into entities that are disregarded for federal income tax purposes.  With respect to the Illinois Agencies, Seller and Purchaser agree that each of the limited liability companies holding an Illinois Agency will make an IRC § 754 election in connection with the transactions contemplated by this Agreement and cooperate in connection with the taking of any other steps necessary to ensure that there is a tax-basis step-up with respect to each Illinois Agency triggered by the closing of the transactions contemplated by this Agreement.

5.11 Distribution of the Kentucky/West Virginia Agencies.  Seller shall take such actions as are necessary to cause the membership interests in Kentucky/West Virginia Agencies to be distributed by the Company to Seller or an Affiliate prior to Closing.

5.12 Approval by GHS Holdings, LLC.  Seller shall use commercially reasonable best efforts to cause GHS Holdings, LLC to approve the change in control of Clarksville Home Care Services, LLC triggered by the transactions contemplated by this Agreement.

ARTICLE VI COVENANTS OF PURCHASER

6.1 Access to Books and Records.  For six years after the Closing, Purchaser shall, and shall cause the Company and the CHUHC Subsidiaries to, provide Seller and its authorized representatives with reasonable access, during normal business hours, to the books and records and personnel of the Company and the CHUHC Subsidiaries in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby or with respect to periods or occurrences prior to or on the Closing Date, including, without limitation, for the purpose of preparing Tax Returns and providing assistance relating to final accounting functions relating to the Company.  Unless otherwise consented to in writing by Seller, Purchaser shall not, and shall not permit the Company or the CHUHC Subsidiaries to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or the CHUHC Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Purchaser or any of the CHUHC Subsidiaries may intend to destroy, alter or dispose of.

6.2 Director and Officer Liability Insurance Coverage.  For a period of six years after the Closing, Seller shall use its commercially reasonable best efforts to maintain directors’ and officers’ liability insurance coverage covering individuals who were directors, officers and managers of the Company or any CHUHC Subsidiary for periods through the Closing Date.

6.3 Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, Purchaser shall use its best efforts to cause the Closing to occur and to cause the conditions set forth in Section 2.2 to be satisfied, including (i) defending against any Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby and (ii) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed; provided,  however, that (A) Purchaser shall not be required to waive any of the conditions set forth in Section 2.1, and (B) Purchaser shall not be required to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

(b) In furtherance and not in limitation of the foregoing, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement, and to comply as promptly as practicable with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby by any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Law (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), including the following:

(i) filing, or causing to be filed, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, any required notification and report forms under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

(ii) providing for review and approval, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, all necessary applications and filings in connection with the Required Actions, each of which shall contain complete information and all materials required by the applicable Governmental Authority; providing all comments on the applications and filings required in connection with the Required Actions within five Business Days after receiving such applications and filings; and promptly filing such applications and filings with the appropriate Governmental Authority after making such changes required by such comments within three Business Days after receiving such comments;

(iii) obtaining any consent, authorization, order or approval of, or any exemption by, any Governmental Authority required to be obtained or made by Seller, Purchaser or any of their respective Affiliates in connection with the transactions contemplated by this Agreement; and

(iv) securing clearance under all applicable Antitrust Law (including the expiration or termination of any applicable waiting period under the HSR Act); provided further that Seller shall take all actions necessary to ensure that no Governmental Antitrust Authority (A) with the authority to clear, authorize or otherwise approve the consummation of the transactions contemplated by this Agreement fails to do so or (B) enters any decision, order, decree, ruling or injunction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, including agreeing to any structural or conduct relief with respect to the assets of Purchaser or any of its Affiliates or of the Company and the CHUHC Subsidiaries (including executing agreements and submitting to judicial or administrative orders to hold separate and divest any such assets), or at the request of Seller, litigating any such matter; provided,  however, that nothing in this Section shall require Purchaser to make any monetary expenditure, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.  Purchaser shall furnish to Seller such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Required Actions or any other Law.  Purchaser shall keep Seller apprised of the status of any communications with, and any inquiries or requests for additional information from, the Governmental Antitrust Authorities and other Governmental Authorities, and shall comply as promptly as practicable with any such inquiry or request.  Purchaser agrees to instruct its counsel to cooperate with Seller's counsel and use their respective best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, the Required Actions and any other applicable Law at the earliest practicable dates.  Said best efforts and cooperation shall include counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the transactions contemplated by this Agreement and without waiving attorney-client, work-product or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the Required Actions and any other applicable Law, and (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority or other Person.  Neither Purchaser nor any of its Affiliates or Representatives shall independently contact any Governmental Authority or participate in any meeting or discussion (or any other communication by any means) with any Governmental Authority in respect of any such filings, applications, investigation or other inquiry without giving, the other party prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Authority, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Government Authority, the opportunity to attend and participate at the meeting or discussion.  Purchaser shall pay for all costs and expenses incurred by Purchaser or any of its Affiliates to comply with this Section, and shall be responsible for any filing fees under the HSR Act.

(c) During the period from the date hereof and continuing until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser and its Affiliates shall not do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or approvals required under the HSR Act, the Required Actions or other applicable Law.

6.4 Confidentiality. Purchaser shall hold, and shall cause its Representatives to hold,

in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.

6.5 Publicity.  Purchaser shall consult with Seller before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby.  Purchaser shall not, and shall not permit its Affiliates or its Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the press release or public announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

6.6 Notification of Certain Matters.

(a) Prior to the Closing, Purchaser shall give Seller prompt notice of: (i) any Proceeding commenced or threatened in writing wherein an unfavorable Decree would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (ii) any failure by such Party to comply with or satisfy, in any material respect, any covenant, agreement or condition to Closing to be complied with or satisfied by it under this Agreement; (iii) any information, development or state of affairs that arises or of which it becomes aware which would cause or result in a breach of any of the representations and warranties of such Party set forth in this Agreement; (iv) any notice or other communications from any Governmental Authority in connection with the transactions contemplated by this Agreement; (v) any notice or other communication from any Person alleging that the consent of  such Person is or may be required in connection with the transactions contemplated by this Agreement; and (vi) any fact, circumstance, event or action, the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Purchaser hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article II to be satisfied.

(b) Seller's receipt of information pursuant to Section 6.6(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Purchaser in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article II have been satisfied.

6.7 Further Assurances; Closing Conditions. Subject to the terms and conditions of this Agreement, Purchaser agrees, from time to time as and when requested by Seller, to execute and deliver, or cause to be executed and delivered, all such documents, and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things, as Seller may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.  From the date hereof until the Closing, Purchaser shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in this Agreement.

6.8 Employee Matters.

(a) Immediately after the Closing, Purchaser shall continue the employment at will of all current Company Employees who satisfy Purchaser’s standard employment requirements (including but not limited to background checks and screenings).  Notwithstanding the preceding sentence and except as provided by Law, nothing in this Agreement shall prevent Purchaser, the Company or any CHUHC Subsidiary from changing the compensation structure or employee benefit programs provided to any Company Employee or obligate Purchaser, the Company or any CHUHC Subsidiary to provide any particular type or amount of compensation or benefits to any Company Employee, or shall be construed as resulting in any Company Employee being employed other than on an "at will" basis or as obligating Purchaser, the Company or a CHUHC Subsidiary to employ any Company Employee for any length of time following the Closing Date.  Nothing herein shall be deemed to create or grant to any such Company Employee third party beneficiary rights or claims of any nature.

(b) All current Company Employees shall cease to participate in the Benefit Plans as of the Effective Time. Notwithstanding the preceding sentence, any former Company Employee (and/or any dependent(s) of such a former Company Employee) receiving continuation coverage under any Benefit Plan required by the Consolidated Omnibus Budget Reconciliation Act, 29 USC Section 1161, et seq. ("COBRA"), shall continue to participate in such Benefit Plan (and, for purposes of clarification, only such Benefit Plan except to the extent otherwise required by COBRA and the Treasury Regulations thereunder) for the duration of the period of such COBRA continuation coverage.  Continuation coverage for each terminated Company Employee shall be offered with respect to a health care flexible spending account plan or arrangement in which the Company Employee participates, from the Effective Time through December 31, 2016 and, to the extent necessary, the Company will amend the terms of any such plan to provide for such continuation coverage.

(c) Subject to the terms of the benefit plans providing benefits to employees of Purchaser’s Parent’s controlled group of corporations (the "Purchaser Plans"), Purchaser shall cause the Company Employees (and their dependents) to participate in all Purchaser Plans, without a waiting period and, for purposes of medical plans, without regard to any pre-existing condition; provided that (i) coverage under any medical flex plans or plan options will not begin until January 1, 2017 and (ii) participation in Purchaser's Section 401(k) Plan shall be as soon as administratively feasible after the Effective Time, rather than immediately after the Effective Time. All Company Employees shall be credited with employment service with the Company and the CHUHC Subsidiaries for purposes of eligibility and vesting purposes (but not for purposes of benefit accrual) under the Purchaser Plans, unless such service credit is not allowed pursuant to the express terms of any insurance policy (or policies) used to fund the benefits provided under the Purchaser Plans, in which case such service credit will not be allowed just for such insured Purchaser Plan(s).

(d) At the Effective Time and prior to January 1, 2017, each affected Company Employee shall receive benefits under the Purchaser Plans for major medical coverage that is most similar to the major medical Benefit Plan in which the Company Employee participated prior to the Effective Time, and at the same premium rate as such Company Employee had paid under the major medical Benefit Plan in which the Company Employee participated.  On and after January 1, 2017, premium rates under Purchaser Plans for Company Employees shall be determined by Purchaser.

(e) Except for the accrued annual incentive payments reflected in the Financial Statements to be paid in accordance with Section 6.8(h), (i) none of Purchaser's Parent, Purchaser, the Company or any CHUHC Subsidiary shall have any obligation whatsoever to provide to any Company Employees or other service provider of the Company or any CHUHC Subsidiary with equity-based benefits or any retention or transaction bonus or severance compensation or benefits of any kind; and (ii) Seller acknowledges and agrees that neither the Company nor any CHUHC Subsidiary shall have, as of the Closing Date, any obligation or liability to any Company Employee or other service provider of the Company or any CHUHC Subsidiary with respect to any equity-based benefits or any retention or transaction bonus or severance compensation or benefits of any kind.

(f) Prior to the Effective Time, the Company and the CHUHC Subsidiaries shall not temporarily or permanently close or shut down any "single site of employment" or one or more facilities or operating units within a single site of employment, as such terms are used or defined in the WARN Act.  Seller represents that the Company and CHUHC Subsidiaries have not had any such shutdowns within the period of at least 90 days before the Closing.  After the Effective Time, the Company and CHUHC Subsidiaries shall retain that number of employees as shall be necessary to avoid Seller incurring liability under the WARN Act.

(g) Seller agrees to provide complete copies of employee benefit plan documents and any other records reasonably needed by the Company or a CHUHC Subsidiary for the purpose of responding to a request by a Company Employee for plan documents or as needed for a financial audit or audit by a Governmental Authority, defending an employee claim or for any other reasonable business purpose.  Such records will be provided within a reasonable timeframe after request and Seller agrees to cooperate generally with the Company and Purchaser in connection with addressing matters relating to the matters addressed in this subsection.

(h) As soon as practicable after the Closing, and notwithstanding any requirement regarding continued employment with the  Company or any CHUHC Subsidiary on or through a particular date in order to receive the payments described in this paragraph, Seller or an Affiliate will pay the accrued annual incentive payments that would have been payable to certain Company Employees under the annual incentive plan in effect for such employees immediately prior to the Closing, based on the achievement of the performance objectives achieved by each such Company Employee and either the Company or the relevant CHUHC

Subsidiary through the Closing Date. The accrual for the amount of all such estimated payments will, in turn, be reversed in the calculation of Net Working Capital.

(i) In the event the Company terminates the employment of any of the President, the Vice President and Chief Operating Officer, or the Vice President of Business Development of the Company for any reason other than cause at any time during the first year following the Closing Date, then the Company shall continue to provide such officer’s salary and benefits for a period of six months following his or her termination of employment. This salary continuation shall not be duplicative of any benefit or payments provided under a severance agreement with the employee and shall not expand any severance obligation beyond six months following his or her termination of employment.

(j) Purchaser is not assuming sponsorship of, liability for, or administrative responsibility for any Benefit Plan, including, but not limited to, the following nonqualified deferred compensation plans:  (i) the CHS/Community Health System, Inc. Amended and Restated Supplemental Executive Retirement Plan, (ii) the CHS 401(k) Supplemental Savings Plan, (iii) the CHS NQDCP, and (iv) the CHS/Community Health Systems, Inc. Deferred Compensation Plan.  However, Purchaser shall allow the Company Employee currently making contributions to the CHS/Community Health Systems, Inc. Deferred Compensation Plan to continue making such contributions prior to January 1, 2017 and shall cooperate with Seller to facilitate such contributions.  Purchaser shall inform Seller as soon as possible following the separation from service or death of any Company Employee with an account balance under any of the above-named nonqualified deferred compensation plans.

6.9 Environmental Reports.  Purchaser, in its discretion and at its sole cost, may commission from one (1) or more reputable environmental consulting firms a Phase-I environmental site assessment report on the Owned Real Property. If the scope, findings and conclusions of such report are not reasonably satisfactory to Purchaser, then at the request of Purchaser, the CHUHC Subsidiaries shall cause the Owned Real Property to be transferred to Seller or an Affiliate and a lease for such Owned Real Property shall be substituted for such Owned Real Property.

6.10 Purchaser Covenants Related to Financing.

(a) Purchaser  shall, and shall cause its Affiliates to, use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to comply with the terms and conditions described in the Debt Commitment Letter including: (i) maintaining in effect and refraining from terminating the Debt Commitment Letter until the consummation of the transactions contemplated by this Agreement, (ii) negotiating and using commercially reasonable best efforts to enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (subject to any applicable "flex" provisions contained therein or in any related fee letter) or otherwise not less favorable in any material respect to Purchaser, including with respect to conditionality, than those contained in the Debt Commitment Letter (after taking into account any "flex" provisions contained therein or any related fee letter) as promptly as is reasonably practicable, (iii) using commercially reasonable best efforts to satisfy all of the conditions to funding in the Debt Commitment Letter (and any definitive agreements related thereto) that are under its control, including the payment of any fees required as a condition to the Debt Financing, (iv) as promptly as practicable cause to be prepared and delivered to the Financing Sources all customary financial information and projections as the Financing Sources may reasonably request in connection with the preparation of marketing material to be used in connection with the syndication of the Debt Financing and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letter (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing) consummating the Debt Financing at or prior to the Closing, including, if necessary, enforcing all of its rights under the applicable Debt Commitment Letter (and any definitive agreements related thereto).  Upon the request of Seller, Purchaser shall keep Seller informed on a reasonable basis of material developments relating to the Debt Financing.  Purchaser shall give Seller prompt notice of (A) any material breach or material default by any party of the Debt Commitment Letter of which Purchaser becomes aware and (B) any termination of the Debt Commitment Letter.  As soon as reasonably practicable, but in any event within three (3) Business Days after the date Seller delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in the immediately preceding sentence.

(b) Other than as set forth in this Section 6.10(b), Purchaser shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), amend or modify, or grant any waiver under, the Debt Commitment Letter if such amendment, modification or waiver would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing to an amount that, when taken together with other funds available to Purchaser, is not sufficient to pay the aggregate purchase price to be paid by Purchaser at the Closing pursuant to Section 1.4(b) and all other amounts required to be paid by Purchaser at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Purchaser required to be paid at the Closing in connection therewith, or (ii) (A) impose new or additional conditions precedent to the Debt Financing or (B) otherwise adversely amend, modify, or expand any other provision of the Debt Commitment Letter, in the case of clauses (A) and (B), in a manner that would reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Closing; provided that, notwithstanding anything in this Agreement to the contrary, Purchaser shall be permitted, without the consent of Seller, to amend or restate the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndications agent and/or similar entities that have not executed the Debt Commitment Letter on the date hereof.  For purposes of this Agreement, references to "Debt Financing" shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, waived or replaced by this Section 6.10(b).

(c) If all or any portion of the Debt Financing becomes unavailable, Purchaser shall, and shall cause its Affiliates to, use its commercially reasonable best efforts to (i) obtain as promptly as practicable such portion of the Debt Financing that has become unavailable from alternative sources in an amount sufficient, when added to any portion of the Debt Financing that is available, to fund the transactions contemplated by this Agreement (the "Alternative Debt Financing") and (ii) obtain a new financing commitment letter with respect to the Alternative Debt Financing (the "Alternative Debt Commitment Letter") and a new definitive agreement with respect thereto that contain terms and conditions (A) not materially less favorable to Purchaser with respect to conditionality to the availability and funding of the Debt Financing than those in the Debt Commitment Letter and (B) that would not reasonably be expected to prevent or materially delay the Closing.  In such event, the term "Debt Financing" as used in this Agreement shall be deemed to include any Alternative Debt Financing, and the term "Debt Commitment Letter" as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.

(d) Promptly upon request by Seller, Purchaser will reimburse Seller, the Company or any of the CHUHC Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller, the Company or any of the CHUHC Subsidiaries in connection with the cooperation of Seller, the Company or any of the CHUHC Subsidiaries contemplated by Section 5.9.  Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective pre-Closing directors, officers and Representatives from and against any and all Losses arising out of or relating to the arrangement of the Debt Financing, any Alternative Debt Financing or any other financing that Purchaser may obtain or seek to obtain in connection with the transactions contemplated by this Agreement (other than any information provided in writing by or on behalf of Seller, the Company, or any of the CHUHC Subsidiaries specifically for use in connection with the Debt Financing), in each case other than to the extent any of the foregoing arises from the fraud, intentional misrepresentation, bad faith, gross negligence or willful misconduct of Seller, the Company or the CHUHC Subsidiaries or their respective Affiliates and Representatives.   Until the Closing, Purchaser shall indemnify and hold harmless the Company, the CHUHC Subsidiaries, and their respective pre-Closing directors, officers and Representatives from and against any and all Losses arising out of or relating to the arrangement of the Debt Financing, any Alternative Debt Financing or any other financing that Purchaser may obtain or seek to obtain in connection with the transactions contemplated by this Agreement (other than any information provided in writing by or on behalf of Seller, the Company or the CHUHC Subsidiaries specifically for use in connection with the Debt Financing), in each case other than to the extent any of the foregoing arises from the fraud, intentional misrepresentation, bad faith, gross negligence or willful misconduct of the Company or the CHUHC Subsidiaries or their respective Affiliates and Representatives.

ARTICLE VII TAXES
7.1 Transaction Tax Consequences.

(a) The parties acknowledge that because, as of the Effective Time, the Company and each CHUHC Subsidiary will be a "disregarded entity" for federal income tax purposes (except for the Illinois Agencies), the acquisition of the Majority Interest by Purchaser from Seller shall be treated for federal income tax purposes by Purchaser and Seller as an asset acquisition, pursuant to which Purchaser shall purchase an undivided 80% interest in each of the assets of the Company (which includes the membership interest in the CHUHC Subsidiaries), with Seller retaining ownership for tax purposes of an undivided 20% interest in each of the assets of the Company.  The acquisition of the undivided interest in the assets of the Company and the CHUHC Subsidiaries and the retention by Seller of an undivided interest in such assets shall be treated as the formation of a partnership by Seller and Purchaser for federal income tax purposes, commencing as of the Effective Time.  The parties agree that each Illinois Agency will make an IRC § 754 election with respect to the transactions contemplated by this Agreement and shall cooperate in the taking of any other actions necessary or desirable to permit a tax basis step-up in the assets of the Illinois Agencies in connection with the transactions contemplated by this Agreement.

(b) The parties acknowledge that certain CHUHC Subsidiaries are identified as C corporations for federal tax purposes on Section 3.8 of the Disclosures Schedules (the "C  Corporation Subsidiaries").  Seller represents that it has converted each of the C Corporation Subsidiaries to disregarded entities (other than the Illinois Entities which shall first be converted into disregarded entities and then converted into partnerships for federal and state income tax purposes) prior to the Closing or shall do so at least one day prior to the Closing Date.

7.2	Tax Returns; Refunds.

(a) Seller shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all required consolidated, combined, aggregate or unitary income Tax Returns of the Company or any CHUHC Subsidiary, as applicable, with respect to any taxable period (or portion thereof) ending prior to the Effective Time, and shall pay or cause to be paid all Taxes shown as due on such Tax Returns.  The Company shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to the Company and the CHUHC Subsidiaries, as applicable, (i) for all taxable periods ending after the Effective Time and (ii) any Straddle Period.  All Tax Returns prepared by the Company with respect to the Straddle Period shall be prepared on a basis consistent with past practice and prior Tax reporting positions (except as otherwise required by applicable Law), and the Company shall provide Seller, at least 45 calendar days prior to the applicable deadline for filing any such Tax Return, a copy of the Tax Return for Seller’s review and comment.  The Company shall consider all reasonable comments provided by Seller to such Tax Returns.

(b) Any Tax refunds that are received by the Company or the CHUHC Subsidiaries, and any amounts credited against Tax to which the Company or any CHUHC Subsidiary becomes entitled, that relate to any Pre-Closing Tax Period shall be for the account of Seller, and the Company shall pay over to Seller any such refund or the amount of any such credit within 10 days after receipt thereof or entitlement thereto.

7.3 Transaction Taxes.  Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, "Transaction Taxes") shall be borne 100% by Seller.  All necessary Tax Returns with respect to all such Transaction Taxes shall be filed by Seller, except where Purchaser is required by Law or the administration thereof to collect, report and remit such Transaction Taxes, in which case Seller shall pay all such Transaction Taxes to Purchaser and shall render all requested assistance so that Purchaser can report and remit such Transaction Taxes.

7.4	Cooperation; Records Retention.

(a) Seller, Purchaser and the Company shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including by provision of any required power-of-attorney (or other form of authorization) and maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(b) The Company shall retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Company or the CHUHC Subsidiaries until the expiration of the later of (i) the seventh anniversary of the Closing Date or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof.  Thereafter, the Company shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to Seller of such pending destruction or disposal and offering Seller the right to copy such documents and information.  Purchaser shall be entitled to destroy or dispose of any such Tax Returns, schedules, work papers and all material records and other documents relating thereto described in such notice if Seller fails to request copies thereof within 90 days after receipt of the notice described in this Section.

7.5 Straddle Period.  For purposes of this Article, in the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income or receipts of the Company and the CHUHC Subsidiaries for the Pre-Closing Tax Period and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.  The amount of any Taxes of the Company and the CHUHC Subsidiaries for a Straddle Period to be attributed to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

ARTICLE VIII INDEMNIFICATION

8.1 Survival.  The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to this Article shall survive the Closing and shall terminate on the date 24 months after the Closing Date (the "Survival Date") and shall thereafter be of no further force or effect; provided, however, that (a) the representations and warranties set forth in Section 3.1 (Organization; Standing; Qualification and Power), Section 3.2 (Subsidiaries), Section 3.3 (Authorization; No Breach; Valid and Binding Agreement), Section 3.4 (Capital Stock), Section 4.1 (Incorporation and Authority of Purchaser and Purchaser’s Parent), Section 4.2 (Authority; Execution and Delivery; Enforceability), and Section 4.3 (No Conflict; Consents) (collectively, the "Fundamental

Representations"), shall survive indefinitely, and (b) Section 3.8 (Tax Matters), shall survive for the full period of all applicable statutes of limitation (given effect to any waiver, mitigation or extension thereof) plus 60 days.  The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The obligations of Purchaser and Purchaser’s Parent to indemnify Seller pursuant to Section 8.2(b) shall survive indefinitely. The obligations of Seller to indemnify Purchaser pursuant to Sections 8.3(b), 8.3(c), 8.3(d), 8.3(e), 8.3(f), 8.3(g), 8.3(h), 8.3(i), 8.3(j), 8.3(k), 8.3(l) 8.3(m), and 8.3(n) shall survive indefinitely.  Notwithstanding the foregoing, any specific claims made in good faith and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the specific representation and warranty of the breaching party and such claims shall survive until finally resolved.

8.2 Indemnification by Purchaser and Purchaser's Parent.  From and after the Closing, Purchaser and Purchaser's Parent shall, jointly and severally, indemnify Seller and its Affiliates and its and their respective officers, directors, employees, successors and assigns (collectively, the "Seller Indemnified Persons") against, and hold the Seller Indemnified Persons harmless from, all Losses incurred by any of the Seller Indemnified Persons to the extent arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser's Parent or Purchaser contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or Purchaser’s Parent pursuant to this Agreement.

8.3 Indemnification by Seller.  From and after the Closing, Seller shall indemnify Purchaser and its Affiliates (including after the Effective Time, the Company and the CHUHC Subsidiaries) and its and their respective officers, directors, employees, successors and assigns (collectively, the "Purchaser Indemnified Persons") against, and hold the Purchaser Indemnified Persons harmless from, all Losses incurred by any of the Purchaser Indemnified Persons to the extent arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Company (prior to the Effective Time) pursuant to this Agreement;

(c) (i) any post-payment review by, or claims, Actions, audits,

investigations, assessments or offsets, or proceedings conducted by or on behalf of, any Third Party Payor or any Governmental Authority, including but not limited to, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services, Office of Inspector General, U.S. Department of Justice, Medicare and Medicaid administrative contractors or intermediaries, recovery auditors (formerly, recovery audit contractors), long-term care audits, zone program integrity contractors or specialty medical review contractors, arising out of or with respect to the provision of services or the submission of claims by  the Company or any CHUHC Subsidiary with respect to the operation of the Business prior to the Effective Time;

(ii) Actions filed by any Third Party Payor or any Governmental Authority, including without limitation, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services, Office of Inspector General, U.S. Department of Justice, Medicare and Medicaid administrative contractors or intermediaries, recovery auditors (formerly, recovery audit contractors), long-term care audits, zone program integrity contractors or specialty medical review contractors, or other agencies or persons with respect to health care fraud or False Claims Act Matters, qui tam or whistle blower actions, and relating to the provision of services or the submission of claims by the Company or any CHUHC Subsidiary with respect to the operation of the Business prior to the Effective Time;

(iii) any Health Care Audits by any Governmental Authority or Third Party Payor, or Actions by any Governmental Authority or Third Party Payor, relating to (A) the operation of the Business prior to the Effective Time, (B) the Company's or any CHUHC Subsidiary's participation in any Program, or (C) the Company's or any CHUHC Subsidiary's performance of any Third Party Payor Contact; and

(iv) medical malpractice claims arising out of or relating to the provision of services by the Company or any CHUHC Subsidiary with respect to the operation of the Business prior to the Effective Time;

(d) any Third Party Claim, including without limitation, for personal injury or property damage, based upon, resulting from or arising out of the operation of the Business prior to the Effective Time;

(e) any worker's compensation claims arising out of or relating to the period prior to the Effective Time with respect to Company Employees or other service providers of the Company or any CHUHC Subsidiary;

(f) any Retained Employee Liabilities;

(g) (i) all Taxes (or the non-payment thereof) of the Company and the CHUHC Subsidiaries for the Pre-Closing Tax Periods,  provided, for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by the Company and the CHUHC Subsidiaries with respect to any compensatory payments made in connection with the transaction contemplated by this Agreement, whether such Taxes are incurred prior to, at, or following the Effective Time, shall be treated as arising in the Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company and the CHUHC Subsidiaries (or any predecessor of the Company and the CHUHC

Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any and all Taxes of any Person imposed on the Company and the CHUHC Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring prior to the Effective Time, and (iv) any Taxes that are the responsibility of Seller;

(h) any Encumbrances on the assets of the Company or the CHUHC Subsidiaries, other than the Permitted Encumbrances;
(i) an Action arising from Hazardous Substances that were present on or at the Owned Real Property at any time on or prior to the Effective Time;

(j) any Liabilities of the Company or CHUHC Subsidiaries as of the Effective Time, or Liabilities with respect to which the assets of any of the Company or CHUHC Subsidiaries are subject to as of the Effective Time, which are not actually included in the computation of Enterprise Value pursuant to Article I, including without limitation, any overpayments that are to be refunded with respect to Cherokee Home Health as a result of an internal compliance review, to the extent not paid prior to Closing and not included as a liability in the computation of Net Working Capital;

(k) any claim by an individual who served as an officer, director, manager, employee, representative or in another agency capacity customarily covered by D&O liability insurance policies asserting a right to indemnification from the Company or a CHUHC Subsidiary under Law, the Company's or any CHUHC's governing documents or by contract and arising out of or relating to the operation of the Business by the Company or a CHUHC Subsidiary prior to the Effective Time;

(l) any of the legal proceedings or other actions or matters identified on Section 3.19(a) of the Disclosure Schedules and any other legal proceedings or other actions or matters of a similar nature arising out of or relating to the operation of the Business by the Company or a CHUHC Subsidiary prior to the Effective Time;

(m) any Liabilities arising out of or relating to the operation of the hospice business by Seller prior to the Effective Time or the ownership of the facility located 185 Burton Boulevard, Rockledge, Florida; and

(n)  all obligations of Sharon Home Care Services, LLC under the Asset Purchase Agreement dated as of February 4, 2016, by and among Sharon Regional Health System, Sharon Regional Physicians Services, Sharon Pennsylvania Holdings, LLC, Sharon Pennsylvania Hospital Company, LLC, Sharon Clinic Company, LLC, Sharon Home Care Services, LLC and CHS/Community Health Systems, Inc.

8.4 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary set forth in this Agreement:
(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by the Purchaser Indemnified Persons pursuant to Section 8.3(a) shall be 80% of the Enterprise Value (the "Aggregate Cap"); provided,  however, that the Aggregate Cap shall not apply (1) to Losses resulting from the breach of any of the Fundamental Representations, (2) in the case of fraud, or (3) with respect to Losses paid in connection with indemnification claims falling within the scope of Sections 8.3(b), 8.3(c), 8.3(d), 8.3(e), 8.3(f), 8.3(g), 8.3(h), 8.3(i), 8.3(j),8.3(k), 8.3(l), 8.3(m) or 8.3(n);

(ii) Seller shall not be liable to any Purchaser Indemnified Person for any claim for indemnification pursuant to Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Seller equals or exceeds $640,000 (the "Deductible"), in which case Seller shall be liable only for the Losses in excess of the Deductible; and (B) the Deductible shall not apply (1) to Losses resulting from the breach of any of the Fundamental Representations, (2) in the case of fraud, or (3) with respect to Losses paid in connection with indemnification claims falling within the scope of Sections 8.3(b), 8.3(c), 8.3(d), 8.3(e), 8.3(f), 8.3(g), 8.3(h), 8.3(i), 8.3(j), 8.3(k), 8.3(l), 8.3(m) or 8.3(n);

(iii) no Purchaser Indemnified Person shall be entitled to indemnification, to sue for damages or to assert any other right or remedy under this Agreement against Seller or any of Seller’s Affiliates with respect to any Losses, cause of action or other claim to the extent the Purchaser Indemnified Person failed to give timely notice of such Losses, cause of action or claim, to the extent Seller is actually prejudiced thereby;

(iv) no Indemnified Person shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Person (or other Purchaser Indemnified Persons in the event of a Purchaser Indemnified Person, or other Seller Indemnified Persons in the event of a Seller Indemnified Person) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement;

(v) no Indemnified Person shall be entitled to recover any Losses to the extent that the Losses comprising a claim (or part thereof) with respect to such matter has been taken into account in the determination of the Net Working Capital; and

(vi) no party shall be liable for any punitive or special damages.

(b) Notwithstanding anything to the contrary in this Agreement, all materiality qualifications (whether by reference to "material," "all material respects," "Material Adverse Change" or "Material Adverse Effect") contained in the representations and warranties set forth in this Agreement shall be disregarded solely for purposes of determining, under this Article VIII, the amount of any Losses arising out of or resulting from a breach of any such representation or warranty; provided that none of such materiality qualifications shall be disregarded for purposes of determining whether any such representation or warranty has been breached.    Purchaser acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article.  In furtherance of the foregoing, Purchaser hereby waives on its own behalf and on behalf of the Purchaser Indemnified Persons (including the Company and the CHUHC Subsidiaries following the Closing) to the fullest extent permitted under Law, any and all claims it may have against Seller or any of Seller’s Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any Law or otherwise, except pursuant to the indemnification provisions set forth in this Article. Nothing in this Section shall limit any Person's right to seek and obtain any equitable relief to which any person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

(c) The indemnification rights of the Seller Indemnified Persons under this Article shall be subject to the same limitations on indemnification applicable to the Purchaser Indemnified Persons under this Article.

8.5 Computation of Indemnity Payments.  The amount of any and all Losses shall be determined net of: (i) any amounts actually recovered by Seller Indemnified Persons or Purchaser Indemnified Persons, as applicable, under insurance policies or from other collateral sources (such as contribution agreements or contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses;  and (ii) any Tax Benefit realized by a Seller Indemnified Person or Purchaser Indemnified Person, as applicable, provided that such Tax Benefit is deductible currently (not a deferred tax benefit) and does not place the applicable Seller Indemnified Person or Purchaser Indemnified Person, in the opinion of such indemnitee’s independent accounting firm, in an uncertain adverse tax position (i.e., doesn't have substantial authority supporting such position or which an indemnitee's accounting firm or tax counsel does not believe satisfies the "more likely than not" standard).  If a Seller Indemnified Person or Purchaser Indemnified Person recovers any amount under insurance policies or other collateral sources within two years after an indemnification payment is made to him or it pursuant to this Article, such Person shall promptly pay to the Indemnifying Party that made such indemnification payment the recovered amount; provided that in no event shall the amount of such payment to the Indemnifying Party exceed the amount of such indemnification payment.  Any reduction of Losses under this paragraph shall be net of any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither party shall have any obligations to seek to recover any insurance proceeds in connection with making a claim under this Article).

8.6	Procedures for Indemnification.

(a) Any Person making a claim for indemnification under this Agreement (an "Indemnified Person") shall notify the party against whom indemnification is sought (an "Indemnifying Party") of the claim in writing (such written notice, an "Indemnification Notice") promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Person by a third party (a "Third Party Claim").  Each such Indemnification Notice shall describe in reasonable detail the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b) Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense; provided that the Indemnified Person shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Person and shall not be recoverable from such Indemnifying Party under this Article).  Notwithstanding the foregoing, if the Indemnified Person shall have determined in good faith and upon advice of counsel that an actual conflict of interest makes representation of the Indemnifying Party and the Indemnified Person by the same counsel inappropriate, then the Indemnified Person may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder.

(c) Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Person will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment.  Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief consists solely of (i) money damages (all of which the Indemnifying Party shall pay), and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Person from all Liability with respect thereto; provided,  however, that if the Indemnified Person fails to consent to such settlement or compromise and such settlement or compromise does not include injunctive relief, the Liability of the Indemnifying Party with respect to such Third Party Claim under this Agreement shall be limited to the amount that would have otherwise been payable had the Indemnifying Party entered into such settlement or compromise.

(d) Each Indemnified Party shall use commercially reasonable efforts to mitigate and minimize its Losses that are indemnifiable under this Agreement.  In all cases, the Indemnified Person shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available.  If the Indemnifying Party shall not reasonably promptly assume the defense of any such Third Party Claim, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Person may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnifying Party; provided that the Indemnified Person may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Any Indemnified Person making a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure.

(f)  Subject to this Article, after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Person and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to a claim hereunder (i) if the Indemnified Person is a  Purchaser Indemnified Person, Seller shall promptly pay to Purchaser (payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by Purchaser) any sums due and owing in accordance with this Article, and (ii) if the Indemnified Person is a Seller Indemnified Person, Purchaser or Purchaser's Parent shall pay or cause to be paid all sums due and owing to the Seller Indemnified Person (payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by Seller) any sums due and owning in accordance with this Article.

8.7 Characterization of Indemnification Payments.  Unless otherwise required by Law, all payments made pursuant to this Article shall be treated for all Tax purposes as adjustments to the purchase consideration paid by Purchaser to Seller for the Majority Interest.

8.8 Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Person's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Person (including by any of its Representatives) or by reason of the fact that the Indemnified Person or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, including as a result of Seller's or the Company's notification of Purchaser of certain matters or updating of the Disclosure Schedules, or by reason of the Indemnified Person's waiver of any closing condition, as the case may be.

8.9 Intentionally Omitted.

8.10 Predecessor Entities.  For purposes of the indemnification obligations under this Agreement, (a) references to the "Company," a "CHUHC Subsidiary" and "Purchaser" in Article III, Article IV and Article VIII shall include, as appropriate, any predecessor entities, and (b) Kentucky/West Virginia Agencies and La Porte Agency shall be added to the CHUHC Subsidiaries when such entities are contributed to the Company; provided, however, that the scope of Seller's indemnification obligations shall exclude any Losses arising out of or relating to the Company's management of such agencies after the date of this Agreement.

ARTICLE IX TERMINATION
9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser, upon written notice to Seller and the Company, if Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 2.1, (ii) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Purchaser; provided that the right to terminate this Agreement pursuant to this Section shall not be available to Purchaser if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(c) by Seller, upon written notice to Purchaser, if Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 2.2, (ii) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Seller; provided that the right to terminate this Agreement pursuant to this Section shall not be available to Seller if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by Seller or Purchaser, upon written notice to the other party, if Seller or Purchaser receives notification from any applicable Governmental Authority that it intends not to grant any Required Action;

(e) by Purchaser or by Seller, upon written notice to the other party, if the Closing has not occurred on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section shall not be available to a party if the failure of such party to fulfill any of its obligations under this Agreement is the primary cause of the failure of the Closing to occur on or before such date;

(f) by Seller, upon written notice to Purchaser, if (i) all conditions set forth in Article II have been satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of such termination) and (ii) Purchaser shall have failed to complete the Closing within 10 Business Days after the date on which the Closing should have occurred pursuant and subject to the provisions of Article II; provided that the right to terminate this Agreement pursuant to this Section shall not be available to Seller if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

(g) by Purchaser, upon written notice to Seller, if (i) all conditions set forth in Article II have been satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of such termination) and (ii) Purchaser shall have failed to complete the Closing within 10 Business Days after the date on which the Closing should have occurred pursuant and subject to the provisions of Article II; provided that the right to terminate this Agreement pursuant to this Section shall not be available to Purchaser if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

9.2 Effect of Termination.  In the event of termination in accordance with Section 9.1, this Agreement will forthwith become void and there will be no Liability on the part of any party hereto, except (a) for the provisions of this Section,  Section 5.4 and Article X, and any corresponding definitions set forth in Article XI, each of which shall survive termination and (b) that nothing herein shall relieve any party from Liability for any Intentional Breach by such party of the terms and provisions hereof prior to such termination, including without limitation, the willful failure of any party to fulfill a condition to the performance of the material obligations of any of the other parties or the willful failure of any party to perform a covenant or agreement hereunder applicable to it.

ARTICLE X GENERAL PROVISIONS

10.1 Expenses.  Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

10.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Purchaser's Parent, Purchaser or, following the Closing, the Company:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attention:  President

with a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Attention:  Scott Dolson

if to Seller or, prior to the Closing, the Company, to:

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067-6325

Attention:  Senior Vice President - Development

with a copy to:

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, Tennessee 37067-6325

Attention:  General Counsel

10.3 Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.4 Enforcement; Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

10.5 Entire Agreement. This Agreement and the Confidentiality Agreement (including the Attachments and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.   No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in this Agreement or the Confidentiality Agreement.

10.6 Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser, Seller or the Company (including by operation of law in connection with a merger or consolidation of Purchaser) without the prior written consent of the other parties hereto.  Any attempted assignment in violation of this Section shall be null and void.

10.7 No Third-Party Beneficiaries.  Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding the foregoing, the Financing Sources shall be express third party beneficiaries of this Section 10.7 and Sections 5.9, 10.8, 10.10, 10.11 and 10.22, each of such Sections shall expressly inure to the benefit of the Financing Sources, and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

10.8 Amendment.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein. Notwithstanding anything to the contrary contained herein, this Section 10.8 and Sections 5.9, 10.7, 10.10, 10.11 and 10.22 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

10.9 Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

10.10 Governing Law; Jurisdiction.

(a) All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the attachments and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by, and construed in accordance with, the Law of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b) THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN

DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

(c) Notwithstanding anything herein to the contrary, each Seller Related Party and Purchaser Related Party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.2 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.11 Waiver of Jury Trial.  EACH SELLER RELATED PARTY AND EACH PURCHASER RELATED PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

10.12 Legal Representation.  After the Closing, the parties acknowledge that Frost Brown Todd LLC will serve as the Company's counsel.  In any dispute or proceeding arising under or in connection with this Agreement following the Closing, Purchaser and Purchaser's Parent shall have the right, at its election, to retain Frost Brown Todd LLC to represent it in such matter, and the Company and Seller hereby irrevocably waive any conflict associated with such representation and consents to any such representation in any such matter and the communication by such counsel to Purchaser or Purchaser's Parent in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s representation of the Company.

10.13 Interpretation.  The headings set forth in this Agreement, in any Attachment or Disclosure Schedules and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Attachments and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  When a reference is made in this Agreement to a Section, Attachment or Disclosure Schedules, such reference shall be to a Section of, or an Attachment or Disclosure Schedule to, this Agreement unless otherwise indicated.

10.14 No Presumption Against Drafting Party.  Purchaser and Seller each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.15 Prevailing Party.  If there shall occur any dispute or proceeding between the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the prevailing party.

10.16 Consents, Approvals and Discretion.  Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

10.17 Public Announcements. Seller and Purchaser mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Purchaser, except for information and filings reasonably necessary to be directed to Governmental Authorities to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws.

10.18 Misdirected Payments, Etc.  Seller and Purchaser covenant and agree to remit, with reasonable promptness (within five Business Days after receipt) to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other.  In addition, and without limitation, in the event of a determination by any Governmental Authority or Third Party Payor that payments to the Company or the CHUHC Subsidiaries resulted in an overpayment or other determination that funds previously paid by any program or plan to the Company or the CHUHC Subsidiaries must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Purchaser shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time.  In the event that, following Closing, the Company or any CHUHC Subsidiary suffers any offsets against reimbursement under any Third Party Payor or reimbursement programs due to the Company or any CHUHC Subsidiary, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall within five Business Days after notice from the Company or any CHUHC Subsidiary pay to the Company or such CHUHC Subsidiary the amounts so billed or offset.

10.19 Access to Records Including as to Recovery and Audit Information.  If any entity, Governmental Authority or Person makes a claim, inquiry or request to the Company, any of the CHUHC Subsidiaries or Seller relating to the CHUHC Subsidiaries’ operation of the Business prior to the Effective Time (including but not limited to a notice to the Company, any of the CHUHC Subsidiaries or Seller from a person responsible for retroactive payment denials, including recovery audit contractors) of their intent to review the CHUHC Subsidiaries’ claims with respect to the operation of the Business prior to the Effective Time, or otherwise seeks information pertaining to the CHUHC Subsidiaries, the Company shall: (i) comply with all reasonable requests from such Person in a timely manner, subject to applicable laws and regulations and advice of counsel; (ii) comply with all other applicable laws and regulations; (iii) forward to Seller all communications and/or documents sent to such person or entity or received from such person or entity within five (5) business days of the Company’s or any CHUHC Subsidiary’s delivery or receipt of such communications and/or documents and (iv) provide Seller and its agents and attorneys upon reasonable request with reasonable access to records, information and personnel  necessary for any appeal or challenge regarding any such retroactive payment denials (with the understanding that Seller shall be solely responsible for handling any appeals relating to claims arising solely with respect to the period prior to the Effective Time; provided, however, that Purchaser and the Company shall be permitted to participate in such appeal).  The failure by Purchaser and the Company to satisfy a requirement of this Section 10.19 shall not relieve an Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.

10.20 Execution of Agreement.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or in electronic or digital form as a defense to the formation of a contract and each such party forever waives any such defense.

10.21 Sale of Hospice Business. After the Effective Time, Seller and Purchaser agree that the Company's Board may in its discretion initiate a process to sell one or more of the

Company's hospice facilities held as of the Effective Time during the 60-month period after the Effective Time.  If a hospice facility acquired pursuant to this Agreement is sold during such 60-month period, then, the Company shall distribute to each of Seller and Purchaser an amount equal to fifty percent (50%) of the net proceeds of such sale, and any items of income, gain, deduction, and loss resulting from such sale shall be allocated fifty percent (50%) among Seller and Purchaser, notwithstanding the provisions of the LLC Agreement regarding the allocation of profits, losses and distributions; provided, however, any capital contributed by the Company to the applicable hospice entity on or after the Effective Time (that has not been repaid in the form of loan repayments or distributions by the CHUHC Subsidiary) shall be reimbursed to the Company in full out of the proceeds of such sale and such proceeds shall be used as necessary to fund the Company's operations, used to repay the Company's indebtedness, or distributed on the then-current percentage interests in the Company.  If any hospice facility owned by the Company is sold that was acquired after the Effective Time, the proceeds of such sale shall be used as necessary to fund the Company's operations, used to repay the Company's indebtedness or distributed on the basis of then-current percentage interests in the Company.

10.22 Exculpation of Financing Sources.  Notwithstanding anything to the contrary contained herein, no Seller Related Party (other than Purchaser) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related Party (other than Purchaser) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; excluding any claims arising out of any agreement or instrument to which a Seller Related Party and a Financing Source are parties.

10.23 Handling of Pre-Closing Workers Compensation Claims.  Seller agrees that with respect to any workers compensation claims arising out of or relating to the period prior to the Effective Time (the "Workers Compensation Claims"), Seller or an Affiliate shall assume responsibility on behalf of the Company, at its sole expense and using its personnel and resources (or, as appropriate, the personnel and resources of its Affiliates), for processing and otherwise handling such Workers Compensation Claims, and to the extent that there are any Losses associated with such Workers Compensation Claims, Seller agrees that it shall be solely and directly responsible for the timely payment of such Losses, without limitation by or application of the limitations on indemnification set forth in Section 8.4.

ARTICLE XI CERTAIN DEFINITIONS
11.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"ACA" is defined in Section 3.9(i).

"Accounting Principles" means U.S. generally accepted accounting principles applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used by Seller in the preparation of the Audited Financial Statements.

"Accreditation" has the meaning set forth in Section 3.23(e).

"Acquisition Proposal" is defined in Section 5.7(a).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Adjustment Calculation Time" means 11:59 p.m. Nashville, Tennessee time on the Closing Date.

"Affiliate" means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person; provided that after the Closing (i) none of the Company or the CHUHC Subsidiaries shall be considered an Affiliate of Seller or any of Seller’s Affiliates and (ii) none of Seller or any of its Affiliates shall be considered an Affiliate of any of the Company or the CHUHC Subsidiaries.

Affiliation Agreement means an Affiliation Agreement between the Company and CHSPSC, LLC in the form of agreement attached as Attachment H.

"Aggregate Cap" is defined in Section 8.4(a)(i).

"Agreement" is defined in the Preamble.

"Alternative Debt Commitment Letter" is defined in Section 6.10(c).

"Alternative Debt Financing" is defined in Section 6.10(c).

"Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Law issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

"Audited Financial Statements" is defined in Section 2.1(s).

 "Benefit Plans" is defined in Section 3.9(a).

"Business" means engaging in the providing of Medicare-Certified home health agency and/or hospice services.

"Business Day" means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Nashville, Tennessee are required or authorized by Law to be closed for business.

"C Corporation Subsidiaries" is defined in Section 7.1(b).

"CHS NQDCP" means the CHS Nonqualified Deferred Compensation Plan.

"CHUHC Subsidiary" or "CHUHC Subsidiaries" is defined in Section 3.2.

"Closing" is defined in Section 1.3.

"Closing Balance Sheet" is defined in Section 1.5(b)

"Closing Date" is defined in Section 1.3.

"Closing Net Working Capital" means the Net Working Capital of the Company and the CHUHC Subsidiaries, as of the close of business on the day immediately prior to the Closing Date.

"COBRA" is defined in Section 6.8(b).

"Code" or "IRC" means the U.S. Internal Revenue Code of 1986, as amended.

"Company" is defined in the Preamble.

"Company Employee" means any employee of the Company or a CHUHC Subsidiary.

"Company Indebtedness" means, as of any particular time, with respect to the Company and the CHUHC Subsidiaries, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, make-whole premiums or other similar fees or premiums payable as a result of the repayment of such indebtedness on the Closing Date) arising under, without duplication: (i) indebtedness for borrowed money, including all liabilities generally regarded as indebtedness for borrowed money in accordance with GAAP; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt security; (iii) obligations under capitalized leases determined under GAAP; (iv) indebtedness secured by an Encumbrance on assets or properties; (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date; (vi) guarantees with respect to any indebtedness, obligation or Liability of any other Person of a type described in clauses (i) through (v) above; and (vii) obligations under interest rate, currency or commodity hedging transactions, including swaps, hedges, collars, futures and similar arrangements.  Seller shall deliver to Purchaser a schedule of Company Indebtedness (included as Attachment F) at least three business days prior to Closing, and Purchaser may, in its sole discretion, agree with Seller that certain amounts of Company Indebtedness shall be included among the Retained Company Indebtedness, with all other Company Indebtedness to be paid by Seller prior to Closing.

"Company Intellectual Property" is defined in Section 3.11(a).

"Compensatory Arrangement" means any employment, severance, or similar agreement between the Company or any CHUHC Subsidiary and any Company Employee or former Company Employee pursuant to which such Company Employee or former Company Employee is entitled to benefits.

"Confidentiality Agreement" is defined in Section 5.4.

"Contract" means any written or enforceable oral contract, agreement, Intellectual Property License, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with a Company Employee, and except those licenses and sublicenses issued by a Governmental Authority and any Program contract.

"Control" means (including, with correlative meanings, "controlled by" and "under common control with"), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

"Debt Commitment Letter" means the debt commitment letter dated the date hereof by and among Purchaser’s Parent, JPMorgan Chase Bank, N.A. and the other parties thereto (if any), as amended, supplemented or otherwise modified pursuant to which the financial institution(s) party thereto have agreed, upon the satisfaction of certain conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby.    Purchaser’s Parent has delivered to Seller a correct and complete copy of the executed and delivered Debt Commitment Letter.

"Debt Financing" means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

 "Debt Financing Documents" means the definitive documents that reflect the terms contained in the Debt Commitment Letter (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any "flex" provisions contained in the Debt Commitment Letter or any related fee letter).

"Decree" means any injunction, judgment, order, decree or ruling of any applicable Governmental Authority.

"Deductible" is defined in Section 8.4(a)(ii).

"Deferred Compensation Plan" is defined in Section 3.8(k).

"Disclosure Schedules" is defined in the introductory paragraph to Article III.

"Dispute Resolution Firm" is defined in Section 1.5(b).

"Dollars" or "$" means U.S. dollars.

"Effective Time" is defined in Section 1.3.

"Encumbrance" means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

"Enterprise Value" is defined in Section 1.5(c)(i).

"Environmental Law" means any Law relating to the protection of human health (to the extent relating to human exposure to Hazardous Substances) or the environment that is applicable to the Company and the CHUHC Subsidiaries and enforceable and binding as of or prior to the date of this Agreement, and as amended prior to the Closing.

"Environmental Permit" is defined in Section 3.13(a).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Retained Company Indebtedness" is defined in Section 1.5(a).

"Estimated Net Working Capital" is defined in Section 1.5(a).

"Estimated Enterprise Value" is defined in Section 1.2(a).

 "Final Enterprise Value" is defined in Section 1.5(c)(ii).

"Financial Statements" is defined in Section 3.5(a).

"Financing Deliverables" means the following documents to be delivered in connection with the Debt Financing: (a) a customary solvency certificate required in connection with the Debt Commitment Letter, corporate organizational documents and good standing certificates contemplated to be delivered in connection with the Debt Commitment Letter or reasonably requested by Purchaser or the Financing Sources; (b) customary pay-off letters relating to the repayment at Closing of the outstanding debt of the Company and the release of related liens, including the related filings and return of collateral upon the full payment thereof, to the extent required, evidence that notice of such repayment has been timely delivered to the holders of such debt all in form reasonably acceptable to Purchaser; (c) documentation and other information reasonably requested by Purchaser to evidence compliance with laws including (i) as may be required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations and (ii) OFAC, FCPA and the Investment Company Act; (d) customary evidence of property and liability insurance of the Company and the CHUHC Subsidiaries with customary endorsements in favor of secured Financing Sources; (e) customary authorization letters, confirmations and undertakings in connection with the Marketing Material (including with respect to presence or absence of material non-public information and accuracy of the information contained therein); and (f) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys and title insurance) as are reasonably requested by Purchaser or the Financing Sources.

"Financing Information" means pertinent and customary information, to the extent reasonably available to Seller, with respect to business, operations and  financial condition of the Company and the CHUHC Subsidiaries as may be reasonably requested by Purchaser or the

Financing Sources, including (a) (i) the Financial Statements; (b) due diligence information (including, subject to the receipt of customary non-reliance letters, reports prepared by third parties) requested by the Financing Sources in connection with the Marketing Material; (c) information relating to the compliance by the Company and the CHUHC Subsidiaries with all applicable government laws and regulations; and (d) such other information relating to the Company and the CHUHC Subsidiaries as is reasonably requested in connection with Debt Financing.

"Financing Sources" shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

"Fundamental Representations" is defined in Section 8.1.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

"Governmental Antitrust Authority" means the Federal Trade Commission and the Antitrust Division of the United States Department of Justice.

"Governmental Authority" or "Governmental Authorities" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Substances" means any hazardous or toxic substance, material or waste subject to regulation, investigation, control, or remediation under any Environmental Law.

"Health Care Audits" has the meaning set forth in Section 3.23(f).

"Health Care Law" means any federal or state law or regulation governing health care, including without limitation, 42 C.F.R. § 484 (Medicare Conditions of Participation for Home Health); 42 U.S.C. Sections 1320a-7 and 7(a); 42 U.S.C. Section 1320a-7(b),commonly referred to as the "Federal Anti-Kickback Statute"); 42 U.S.C. Section 1395nn, commonly referred to as the "Stark Statute"; 31 U.S.C. Sections 3729-3733, commonly referred to as the "Federal False Claims Act"; and HIPAA, as amended by HITECH.

 "Health Care Licenses" has the meaning set forth in Section 3.23(h).

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996.

"HITECH" means the Health Information Technology for Economic and Clinical Health Act.

"Home Health Agency" means each home health agency owned or operated by a member of the Company or a CHUHC Subsidiary, including licensed home care services agencies and certified home health agencies.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

"Illinois Agencies" has the meaning set forth in Recital D.

"Indemnification Notice" is defined in Section 8.6(a).

"Indemnified Person" is defined in Section 8.6(a).

"Indemnifying Party" is defined in Section 8.6(a).

"Intellectual Property" means: (i) trade names, trademarks, service marks, trade dress, and logos, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (ii) patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyrights in original works of authorship and registrations and applications therefor; (iv) internet domain names and registrations therefor; (v) rights in proprietary computer software; (vi) proprietary and confidential know-how and trade secrets; and (vii) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

"Intellectual Property License" means a Contract pursuant to which any of the Company or a CHUHC Subsidiary has obtained the right to use any third party Intellectual Property.

"Intentional Breach" means a breach which has resulted from either (i) intentional fraud or (ii) a deliberate act or failure to act with actual knowledge that the act or failure to act constituted or would result in a breach.

"Intercompany Obligations"  means any obligations or Liability of any of the Company or any CHUHC Subsidiary to Seller or any Seller Affiliate, or any obligation or Liability encumbering any of the Company or any CHUHC Subsidiary in favor of Seller or any Seller Affiliate.

"IRCA" is defined in Section 3.20(d).

"Kentucky/West Virginia Agencies" means Louisa Home Care Holdings, LLC and Louisa Home Care Services, LLC.

 "Knowledge" or other similar phrases means (i) when used with respect to Seller, the actual knowledge, after due inquiry, of Sandra G. Hogston,  Jeffery T. Aspacher,  Kenneth D. Hawkins,  Michael Shaw and Andi Bosshart, and (ii) when used with respect to Purchaser, the actual knowledge of C. Steven Guenthner or P. Todd Lyles after due inquiry.

"La Porte Agency" means La Porte Home Care Services, LLC.

"La Porte Closing"  is defined in Section 1.8(a).

"Latest Balance Sheet" is defined in Section 3.5(a).

"Law" means any law, statute, ordinance, rule, regulation, enacted or promulgated by any Governmental Authority.

"Leased Real Property" is defined in Section 3.7(c).

"Liability" or "Liabilities" means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties.

"LLC Agreement" means the Amended and Restated Limited Liability Agreement of the Company, the form of which is attached as Attachment A.

"Losses" means and includes any and all Liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

"Majority Interest" is defined in Recital C.

"Marketing Efforts" means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Debt Financing, including (a) the direct participation by the Company’s senior management team in (i) the preparation of the Marketing Material and due diligence sessions related thereto and (ii) road shows and meetings with prospective lenders and debt investors and (b) the delivery of customary authorization letters, confirmations and undertakings in connection with the Marketing Material (including with respect to presence or absence of material non-public information and accuracy of the information contained therein).

"Marketing Material" means each of the following: (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Company and the CHUHC Subsidiaries, including all information relating to the transactions contemplated hereunder and (b) all other marketing reasonably requested by Purchaser or the Financing Sources in connection with the syndication or other marketing of the Debt Financing.

"Material Adverse Change" or "Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and the CHUHC Subsidiaries,  taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis;  provided,  however, that the term "Material Adverse Change" or "Material Adverse Effect" shall not include, alone or in combination, and no change, event or occurrence arising from or relating to any of the following shall be taken into account in determining whether there has been a "Material Adverse Change" or "Material Adverse Effect": (i) general conditions affecting the U.S. health care or home care industries, the U.S. economy or financial markets; (ii) changes or proposed changes to reimbursement rates, policies or procedures of Third Party Payors, Governmental Authorities or organizations that are generally applicable to the health care or home care industries; (iii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States; (iv) changes resulting from the conduct of Purchaser; (v) changes in applicable accounting rules or principles, including changes in GAAP; (vi) any change in financial or operating performance because of seasonal variations; or (vii) actions or omissions of the Company and the CHUHC Subsidiaries taken in accordance with this Agreement or with the consent of Purchaser;  provided further,  however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.  In connection with the determination of whether a Material Adverse Change or Material Adverse Effect has occurred, the failure by the Company or the CHUHC Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are determined) shall not be considered.

"Material Contracts" is defined in Section 3.12(a).

"Medicaid" shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Section 1396 et. seq.).

"Medicare" shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Section 1395 et seq.).

"Membership Interest" is defined in Recital A.

"Net Working Capital" means the current assets of the Company and the CHUHC Subsidiaries (excluding cash other than petty cash,  current income tax assets, deferred tax assets, prepaid earn-out and amortization, and any intercompany accounts receivable) minus the current liabilities of the Company and the CHUHC Subsidiaries (excluding Company Indebtedness and any intercompany liabilities including any intercompany loans and accrued interest related thereto) in each case as of the Adjustment Calculation Time and determined and prepared in accordance with the Accounting Principles.

"Noncompetition Agreement" means a Confidentiality and Noncompetition Agreement among Purchaser, the Company and Seller in the form of agreement attached as Attachment G.

"Non-Health Care Permits" is defined in Section 3.16.

"Objections Statement" is defined in Section 1.5(b).

"Outside Date" means December 31, 2016.

"Owned Real Property" means the real property described on Section 3.7(b) of the Disclosure Schedules.

 "Permit" means any permit, license, approval, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law, but not including Medicare, Medicaid or other provider agreements with a Governmental Authority.

"Permitted Encumbrances" means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; provided that all such liens relate to Taxes either payable by Seller pursuant to Section 7.2 or are included as a current liability in the computation of Net Working Capital, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or a CHUHC Subsidiary for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), provided that all of the items in this subsection (ii) shall have been included as a current liabilities in Net Working Capital, (iii) with respect to leasehold interests, liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (iv) liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property, (v) any lease or other obligations under the Contracts, (vi) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities and (vii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Company and the CHUHC Subsidiaries, taken as a whole.

"Person" means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

"Pre-Closing Tax Period" means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Straddle Period, the portion of such period up to and including the Closing Date.

"Preliminary Closing Statement" is defined in Section 1.5(b).

"Program" or "Programs" is defined in Section 3.21(a).

"Program Agreements" is defined in Section 3.21(a).

"Proceeding" means any claim, action, suit, arbitration or proceeding before any Governmental Authority or arbitrator.

"Purchaser" is defined in the Preamble.

"Purchaser Indemnified Persons" is defined in Section 8.3.

 "Purchaser's Parent" is defined in the Preamble.

"Purchaser Plans" is defined in Section 6.8(c).

"Purchaser Related Party" shall mean Purchaser, Purchaser's Parent and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

"Purchaser Required Consents" means those consents included on Attachment B.

 "Representatives" means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

"Required Actions" shall mean the obtaining of all approvals, consents, licenses and permits from Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, those items listed on Attachment C.

"Resolution Firm" is defined in Section 1.5(b).

"Retained Company Indebtedness" is defined in Section 1.5(e).

"Retained Employee Liabilities" means (i) compensation and bonus amounts payable to current and former Company Employees with respect to the pre-Closing period and not included as a current liability in the computation of Net Working Capital,  (ii) any change in control, severance, stay bonus, transaction bonus or related or similar obligations payable to a current or former Company Employee or other current or former service provider of the Company or a CHUHC Subsidiary, (iii) Losses arising out of or relating to Benefit Plans, and (iv) any payroll, withholding or related costs and expenses associated with the items in (i) through (iii) above.

"Second Closing" is defined in Section 1.6(a).

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Seller" is defined in the Preamble.

"Seller Indemnified Persons" is defined in Section 8.2.

"Seller Related Party" shall mean Seller, the Company and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

"Seller Required Consents" means those consents set forth on Attachment D.

"Services Agreement" means the Administrative and Management Services Agreement among the Company, Almost Family, Inc. and Purchaser, in the form of agreement attached as Attachment E.

"Statement of Accounting Principles" is defined in Section 1.5(a).

"Straddle Period" means any Tax period that begins before but ends after the Effective Time.

"Subsidiary" or "Subsidiaries" means, with respect to any Person, any other Person of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.  For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

"Survival Date" is defined in Section 8.1.

"Target Net Working Capital" means $15,769,922.00.

"Tax" or "Taxes" means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person.

"Tax Authority" means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

"Tax Benefit" means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

"Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Law relating to any Tax.

"Third Party Claim" is defined in Section 8.6(a).

"Third Party Payors" includes any entity charged with paying claims or reimbursing the Business for health care services provided to Governmental Program or Private Program patients, including but not limited to Government Program fiscal intermediaries and carriers and Private Program health insurance administrators or third party administrators.

"Third Party Payors Contracts" is defined in Section 3.21(b).

"Transaction Expenses" means all unpaid fees, costs, charges, expenses and obligations that are incurred by or on behalf of Seller or any of its Affiliates (including, prior to the Closing, any of the Company and the CHUHC Subsidiaries) in connection with or relating to the consummation of the transactions contemplated by this Agreement, the LLC Agreement or the Services Agreement.

"Transaction Taxes" is defined in Section 7.3.

"Treasury Regulations" means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

"Union" is defined in Section 8.6(a).

"WARN Act" means the Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

"Workers Compensation Claims" is defined in Section 10.23.

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IN WITNESS WHEREOF, the undersigned have each caused this Equity Purchase Agreement to be executed as of the date first written above by their respective duly authorized representatives.

NATIONAL HEALTH INDUSTRIES, INC.

By:	/s/ C. Steven Guenthner

Title:	President

ALMOST FAMILY, INC.

By:	/s/ C. Steven Guenthner

Title:	President

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ K. Hawkins

Title:	Sr. Vice President

COMMUNITY HEALTH UNITED HOME CARE, LLC

By:	/s/ Martin G. Schweinhart

Title:	Executive Vice President

77

LIST OF ATTACHMENTS

TO

EQUITY PURCHASE AGREEMENT

Seller's Disclosure Schedules*

Purchaser's Schedule 4.3(b)*

Attachment ALLC Agreement

Attachment BPurchaser Required Consents**

Attachment CRequired Actions**

Attachment DSeller Required Consents**

Attachment EServices Agreement

Attachment FCompany Indebtedness**

Attachment GNoncompetition Agreement

Attachment HAffiliation Agreement

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

**The information scheduled at this Attachment has been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

Attachment A

THE MEMBERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS.  EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION.  ADDITIONAL RESTRICTIONS ON TRANSFER AND SALE ARE SET FORTH IN THIS AGREEMENT.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

AF-CH-HH, LLC

(a Delaware Limited Liability Company)

DRAFT 10/13/16

Page
I.		DEFINITIONS	1
II.		ORGANIZATION.	1
	2.1	Formation	1
	2.2	Name	1
	2.3	Principal Office	1
	2.4	Term	1
	2.5	Registered Agent and Office	1
	2.6	No State Law Partnership	1
	2.7	Delegation of Authority	1
	2.8	Operation Through Subsidiaries	1
III.		PURPOSES AND POWERS, NATURE OF THE COMPANY’S BUSINESS.	1
	3.1	Purposes	1
	3.2	Powers	1
IV.		CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS.	1
	4.1	Capital Contributions	1
	4.2	Additional Capital Contributions	1
	4.3	Capital Accounts	1
	4.4	Additional Provisions Regarding Capital Accounts	1
	4.5	Loans	1
	4.6	Revolving Line of Credit	1
V.		ALLOCATIONS OF INCOME AND LOSSES.	1
VI.		DISTRIBUTIONS.	1
	6.1	Distribution of Distributable Cash	1
	6.2	Compensation or Reimbursement to the Manager	1
	6.3	Amounts Withheld	1
	6.4	Distributions in Kind	1
VII.		BANK ACCOUNTS, BOOKS OF ACCOUNT, TAX COMPLIANCE AND FISCAL YEAR.	1
	7.1	Bank Accounts; Investments	1
	7.2	Books and Records	1
	7.3	Determination of Profit and Loss; Financial Statements	1
	7.4	Tax Returns and Information	1
	7.5	Tax Audits	1
	7.6	Fiscal Year	1
VIII.		RIGHTS, OBLIGATIONS AND INDEMNIFICATION OF THE MANAGER.	1
	8.1	Rights of the Manager	1
	8.2	Rights to Rely on the Manager	1
	8.3	Specific Limitations on the Manager	1
	8.4	Management Obligations of the Manager	1
	8.5	Reimbursement	1
	8.6	Compensation of the Manager	1
	8.7	Independent Activities	1
IX.		RIGHTS AND STATUS OF MEMBERS.	1
	9.1	General	1

-  i  -

(continued)

Page
	9.2	Limitation of Liability	1
X.		SPECIAL COVENANTS OF THE MEMBERS.	1
	10.1	Covenant Not to Compete	1
	10.2	Limitation	1
	10.3	No Requirement to Refer	1
XI.		MEETINGS AND MEANS OF VOTING.	1
	11.1	Meetings of the Members	1
	11.2	Vote By Proxy	1
	11.3	Conduct of Meeting	1
	11.4	Closing of Transfer Record; Record Date	1
XII.		BOARD OF DIRECTORS.	1
	12.1	Board of Directors	1
	12.2	Manner of Exercise of Board of Directors’ Authority	1
	12.3	Meetings of the Board of Directors	1
	12.4	Board of Directors Deadlock or Dispute	1
XIII.		TRANSFER OF RIGHTS AND ADDITIONAL MEMBERS.	1
	13.1	Transfers by Members	1
	13.2	Substituted Member	1
	13.3	Additional Member	1
	13.4	Basis Adjustment	1
	13.5	Invalid Transfer	1
	13.6	Distributions and Allocations in Respect of a Transferred Unit	1
	13.7	Additional Requirements of Admission to Company	1
	13.8	Amendment to Exhibit B	1
XIV.		right to liquidate or purchase company interests.	1
	14.1	Right of First Refusal	1
	14.2	Tag-Along Rights	1
	14.3	Sale of CHS Hospital	1
	14.4	Required Contribution of Assets.	1
XV.		DISSOLUTION.	1
	15.1	Causes	1
XVI.		WINDING UP AND TERMINATION.	1
	16.1	General	1
	16.2	Court Appointment of Liquidator	1
	16.3	Liquidation	1
	16.4	Creation of Reserves	1
	16.5	Final Statement	1
XVII.		MISCELLANEOUS.	1
	17.1	Standard of Care of Board of Directors; Indemnification	1
	17.2	Notices	1
	17.3	Governing Law	1
	17.4	Waiver of Trial by Jury	1
	17.5	Successors and Assigns	1
	17.6	Construction	1
	17.7	Time	1
	17.8	Waiver of Partition	1
	17.9	Entire Agreement	1

-  ii  -

(continued)

Page
17.10	Amendments	1
17.11	Severability	1
17.12	Gender and Number	1
17.13	Exhibits	1
17.14	Additional Documents	1
17.15	Enforcement of Agreement	1
17.16	Certificate(s) for Units	1
17.17	Headings	1
17.18	Counterparts	1
17.19	Post-Closing Restructuring.	1
17.20	Affiliate Hospital Accounting	1

-  iii  -

EXHIBITS

Exhibit A - Allocations of Profit and Loss and Other Tax Matters

Exhibit B - Name, Capital Contributions and Units

-  iv  -

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
af-CH-HH, LLC

(a Delaware Limited Liability Company)

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) is entered into and effective as of the 1st day of _________, 2016, by and between CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“CHS”), and [AFAM Subsidiary], a Delaware _________ (“AFAM”).

WITNESSETH

WHEREAS,  AF-CH-HH, LLC, a Delaware limited liability company (the “Company”), was formed by CHS on September 2, 2008 and is governed by a Limited Liability Company Agreement dated September 2, 2008 (the “Initial LLC Agreement”); and

WHEREAS, pursuant to the terms, and subject to the conditions, of that certain Equity Purchase Agreement dated as of October 14, 2016, among AFAM and its affiliates and CHS and its affiliates (the “Purchase Agreement”), CHS sold an 80% limited liability company membership interest in the Company to AFAM; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, including AFAM’s acquisition of an 80% limited liability company membership interest in the Company, AFAM and CHS desire to amend and restate the Initial LLC Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual promises, covenants and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Initial LLC Agreement is hereby amended and restated in its entirety to read as follows:

1.	DEFINITIONS.

As used herein, including Exhibit A attached hereto, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. Section 18 101 et seq.), as amended from time to time.

“Additional Capital Contribution” has the meaning set forth in Section 4.2 hereof.

“Additional Member” means a Person who is admitted into the Company as a Member pursuant to the terms of Section 13.3 hereof.

“AFAM Affiliate” means any Affiliate of AFAM (other than a natural person).

“AFAM Member” means AFAM or any AFAM Affiliate who is a Member from time to time.

“AFAM Parent” means Almost Family, Inc., a Delaware corporation.

“AF-CH-HH Subsidiary” means an entity that is wholly or partly owned by the Company.

“Affiliate” means, with respect to any Member, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with, such Member, (ii) any Person of which such Member owns fifty percent (50%) or more of the outstanding voting securities, (iii) any Person of which such Member is an officer, director or general partner, or (iv) any child, grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent or spouse of a Member. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

“Affiliated Referring Providers” shall have the meaning set forth in Section 10.3 hereof.

“Agencies” means the home care and hospice agencies of the Company.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of AF-CH-HH, LLC, as from time to time amended pursuant to Section 17.10 hereof.

“Approval of the Board” or “Approved by the Board” means the vote, consent or approval of not less than a majority of the members of the Board of Directors.

“Approval of the Members” or “Approved by the Members” means the vote or approval of the Members (at a meeting duly called) whose aggregate Sharing Percentage is more than eighty percent (80%) at the time the proposed Company action is being considered for approval.  Such vote or approval shall constitute the action of the Members.

“Bankruptcy” means, as to any Member, the Member’s taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.  For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law, an answer or opposition to any proceeding against such Member under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

“Board of Directors” has the meaning set forth in Section 12.1 hereof.

“Board Representatives” shall have the meaning set forth in Section 17.1 hereof.

“Capital Account” shall have the meaning set forth in Section 4.3 hereof.

“Capital Contribution” means, as to any Member, the amount of cash or the Agreed Value (as defined in Exhibit A attached hereto) of tangible or intangible property contributed to the Company by the Member (net of any liabilities secured by such property that the Company is considered to assume under or take subject to Section 752 of the Code), which amount is set forth opposite such Member’s name on the attached Exhibit B under the heading “Capital Contribution.”

“Category A Directors” means the members of the Board of Directors elected or appointed from time to time by the AFAM Member.

“Category B Director” means the member of the Board of Directors elected or appointed from time to time by the CHS Member.

“Certificate” means the Certificate of Formation of the Company, dated September 2, 2008, as amended from time to time.

“CHS Affiliate” means any Affiliate of CHS (other than a natural person) or the CHS Parent.

“CHS Member” means CHS and any CHS Affiliate  who is a Member from time to time.

“CHS Parent” means Community Health Systems, Inc., a Delaware corporation, and any successor in interest.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” means AF-CH-HH, LLC, a Delaware limited liability company.

“Company Minimum Gain” means the amount determined in accordance with the principles of Section 1.704-2(d) of the Regulations.

“Competing Business” means any business which offers services in competition with or similar to those offered by any of the Agencies in at least one of the counties where an Agency is licensed or Medicare-certified to provide services, including, but not limited to, any home care or hospice provider (but only if the business itself offers services in at least one of the counties where an Agency is licensed or Medicare-certified to provide services).

“Consumer Price Index”  means the Consumer Price Index for All Urban Consumers - All Items (1982-84=100), published by the United States Bureau of Labor Statistics.  In the event that such Index is discontinued or is so changed as not to reflect substantially the same information as it does in 2016, then the index to be used for these computations shall be that index then published by the United States Bureau of Labor Statistics which most clearly reflects the increase or decrease in consumer prices for the periods in question.

“Contributing Members” shall have the meaning set forth in Section 4.2 hereof.

“Distributable Cash” shall be defined for the applicable period of time as (i) the sum of (a) all cash receipts of the Company from all sources during such period and (b) any reduction in Reserves established by the Board of Directors in prior periods, less (ii) the sum of (aa) all cash disbursements of the Company during such period of time, including without limitation, disbursements by the Company on behalf of or amounts withheld with respect to, Members of the Company in the capacity of Members, if any, debt service (including the payment of principal, premium and interest), capital expenditures and redemptions of Units in the Company pursuant to Section 736 of the Code, (bb) provision for the payment of all outstanding and unpaid cash obligations coming due or past due cash obligations of the Company, and (cc) additions to Reserves. Notwithstanding the foregoing, neither Capital Contributions, proceeds of loans to the Company, nor disbursements paid out of such proceeds shall be taken into account in determining Distributable Cash for any period.  The Board of Directors, by Approval of the Board consistent with the requirements of Section 8.3(b)  and subject to the applicable requirements and restrictions set forth in any applicable senior loan agreement of the senior creditors of the AFAM Parent, shall determine any adjustments to the Reserves of the Company each quarter in connection with the determination of Distributable Cash.

“Hospital Offeror” has the meaning set forth in Section 14.1 hereof.

“Initial LLC Agreement” has the meaning set forth in the Recitals.

“Liability” shall have the meaning set forth in Section 17.1 hereof.

“Liquidator” means the Person who liquidates the Company under Article XVI hereof.

“Management Agreement” means the Administrative and Management Services Agreement, of even date herewith, between the Manager and the Company.

“Manager” means the manager of the Company, which, initially, shall be AFAM, or an Affiliate thereof, pursuant to the terms of the Management Agreement.

“Material Dispute” means the failure of the Category A Directors and the Category B Directors to agree with respect to any of the following items at two (2) consecutive meetings of the Board of Directors:

(i) approval of the annual operating and capital budgets of the Company and any changes or amendments thereto;

(ii) approving the incurrence, assumption or guaranty of any indebtedness in excess of $10,000,000 in the aggregate, other than trade payables or other short-term liabilities in the ordinary cause of business, except under the terms of the Cash Management Agreement; or

(iii) approving Additional Capital Contributions.

“Member” means the AFAM Member and the CHS Member and any Substituted Member or Additional Member, but excluding any Person who ceases to be a member of the Company pursuant to this Agreement.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Noncontributing Member” shall have the meaning set forth in Section 4.2 hereof.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code), that, in accordance with the principles of Section 1.704-2(c) of the Regulations, are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Section 1.752-1(a)(2) of the Regulations.

“Offeror” has the meaning set forth in Section 14.1 hereof.

“Person” means any individual, partnership, corporation, trust, limited liability company or other entity.

“Purchase Agreement” has the meaning given to that term in the Recitals.

“Reserves” shall mean the amount of cash established by the Board of Directors, by Approval of the Board, on a quarterly basis to be held in reserve and not distributed as a reserve for reasonably anticipated cash expenses within the next quarter, including any material losses, liabilities, damages or costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) associated with any material contingent liability that the Board of Directors, by Approval of the Board, reasonably believes the Company has suffered or is substantially likely to, suffer or incur.  In addition, “Reserves” shall include amounts reasonably necessary to satisfy the reasonably anticipated capital needs of the Company, including, without limitation, any amounts reasonably necessary for the repayment of indebtedness of the Company and specifically amounts need to repay on demand the amounts outstanding under the Revolving Line of Credit.

“Right of First Refusal” has the meaning set forth in Section 14.1 hereof.

“Selling Member” has the same meaning set forth in Section 14.1 hereof.

“Sharing Percentage” means, as to a Member, the percentage obtained by dividing the number of Units owned by such Member by the total number of Units owned by all Members.  The Members hereby agree that their Sharing Percentages shall constitute their “interests in the Company profits” for purposes of determining their respective shares of the Company’s “excess nonrecourse liabilities” (within the meaning of Section 1.752-3(a)(3) of the Regulations).

“Substituted Member” means any Person admitted to the Company as a Member pursuant to Section 13.2 hereof.

“Syndication Expenses” means all expenditures classified as syndication expenses pursuant to Treasury Regulation Section 1.709-2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Company’s method of accounting if they were deductible expenses.

“Treasury Regulations” or “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

All references herein to sections of the Treasury Regulations or the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed, temporary or final regulations.

“Unitholder” means an owner of Units.

“Unit Price” has the meaning set forth in Section 4.2 hereof.

“Units” means all or a certain percentage of the issued and outstanding ownership interests of the Company.  “Unit” means any one of the Units.

2.	ORGANIZATION.

2.1 Formation.  The Company was formed by the filing of the Certificate with the Secretary of State of the State of Delaware on September 2, 2008.  Except as otherwise required by the Act or the Certificate, this Agreement shall govern the rights and liabilities of the Members.  Each Member’s name, Capital Contributions and Units shall be as set forth on Exhibit B attached hereto.

2.2 Name. The name of the Company is “AF-CH-HH, LLC” and the business of the Company shall be conducted under that name or such other name or names as may be Approved by the Board from time to time.

2.3 Principal Office.  The principal office of the Company shall be located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky  40223, or at such other place or places in the Commonwealth of Kentucky as the Board of Directors may from time to time determine.

2.4 Term.  The Company began on the date the Certificate was filed with the Secretary of State of the State of Delaware as provided in Section 2.1 hereof, and shall continue until the date on which the Company is dissolved pursuant to Article XV hereof and thereafter, to the extent provided for by applicable law, until wound up and terminated pursuant to Article XVI hereof.

2.5 Registered Agent and Office.  The registered agent of the Company shall be Corporation Service Company and the registered office of the Company shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The registered office or the registered agent, or both, may be changed by the Board of Directors, by Approval of the Board, from time to time, and then upon filing the statement required by the Act.  The Company shall maintain at its registered office such records, if any, as may be specified by the Act.

2.6 No State Law Partnership.  The Members intend that the Company will not be a partnership, limited partnership or joint venture, and that no Member will be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

2.7 Delegation of Authority.  The Members hereby delegate, to the Board of Directors, their authority to manage and control the business and affairs of the Company.  The business and affairs of the Company shall be managed and controlled by the Board of Directors.  The Board of Directors has delegated certain authority and responsibilities to the Manager in accordance with the terms of this Agreement and the Management Agreement, subject to the ultimate authority and control of the Board of Directors as provided herein.

2.8 Operation Through Subsidiaries.  The parties agree and acknowledge that the business of the Company may be conducted through one or more subsidiaries.  Any such subsidiary shall be operated in accordance with the terms of this Agreement and no actions may be taken through a subsidiary of the Company that could not otherwise be taken by the Company.  Any actions permitted to be taken by the Company in accordance with the terms of this Agreement may be taken by such subsidiaries with the same approvals required by this Agreement.

3.	PURPOSES AND POWERS, NATURE OF THE COMPANY’S BUSINESS.

3.1 Purposes.  The purpose of the Company is to own, operate and develop home health and hospice businesses and such other related healthcare businesses and generally to engage in such other business and activities and to do any and all other acts and things that the Board of Directors deems necessary, appropriate or advisable from time to time in furtherance of the purposes of the Company as set forth in this Section 3.1.

3.2 Powers.  Subject to the limitations contained in this Agreement and in the Act, the Company purposes as defined in Section 3.1 (the “Company Purposes”) may be accomplished by the Manager or the Board of Directors taking any action permitted under this Agreement that is customary or reasonably related to accomplishing the Company Purposes.

4.	CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS.

4.1 Capital Contributions.  The interests of the Members shall be divided into Units.  Each of the Members has contributed to the capital of the Company the cash and other assets listed and described on Exhibit B attached hereto, as the same may be amended from time to time pursuant to Section 17.10 to reflect the admission of new Members, transfers and other appropriate revisions to the information set forth therein.  Each of the Members has been issued the number of Units listed on Exhibit B attached hereto.

4.2 Additional Capital Contributions.

(a) If funds are required for any expenditure of the Company necessary for the operation of the Company and/or any expansion of the Company as Approved by the Board, the Company shall seek such funds in the following order of priority: (i) cash generated by the operations of the Company; (ii) loans from AFAM or any AFAM Affiliate (the “Lender”) pursuant to the Revolving Line of Credit described in Section 4.6 and other loans on terms mutually agreeable to the Lender and the Company (with the Class B Director making such decisions with respect to the Company for purposes of this clause (ii)); and (iii) commercial loans from third parties on terms mutually agreeable to the Company and such third party lender(s), subject to the Approval of the Board consistent with the requirements of Section 8.3(b). If the Company has made commercially reasonable efforts to obtain the needed funds as set forth above and has been unable to do so, the Manager, upon the Approval of the Board consistent with the requirements of Section 8.3(b), shall have the right to request that the Members make additional capital contributions (“Additional Capital Contributions”) (pro rata in accordance with each Member’s Sharing Percentage) to the Company in excess of their then current Capital Contributions.  If the Manager, as Approved by the Board consistent with the requirements of Section 8.3(b), makes such a request, no Member shall be required to make such Additional Capital Contribution, provided that if any Member elects not to make a portion or all of the requested Additional Capital Contribution (a “Noncontributing Member”), the other Members (the “Contributing Members”) shall have the right to contribute to the Company the amount of cash that the Noncontributing Member or Members failed to contribute.  The Members shall have thirty (30) days from the Board of Directors’ request in which to elect to make or not make such Additional Capital Contributions.  If any Member makes an Additional Capital Contribution and any other Member fails to contribute any portion of the amount of Additional Capital Contribution requested of such Member, then, effective as of the end of such thirty (30) day period (or, if later, the date on which the Additional Capital Contributions are made), the Company shall be deemed to have issued the number of additional Units to the Contributing Members (without any further action by any Member or the Manager) equal to the quotient obtained by dividing the aggregate amount of the Additional Capital Contributions made by the Members by the “Unit Price”.  For this purpose, the “Unit Price” shall be the aggregate balance in the Capital Accounts of all the Members (determined as of immediately after taking into account any adjustments under Section 4.3(e) but before taking into account the Additional Capital Contributions) divided by the number of outstanding Units (determined without regard to the Units to be issued as a result of the Additional Capital Contributions).   Exhibit B hereto shall be amended to reflect such change in the Members’ Units under this Section 4.2.

(b) Notwithstanding Section 4.2(a) above, the CHS Member shall be obligated to make additional capital contributions on an on-going basis with respect to any cash distributions, any management fees or such other income that the CHS Member or a CHS Affiliate receives from the agencies identified on attached Schedule 4.2(b) (the “Excluded Agencies”) or with respect to any cash or non-cash proceeds the CHS Member or a CHS Affiliate receives from the sale or other transfer of the equity or assets of any Excluded Agency.  In this regard, to the extent that the CHS Member or a CHS Affiliate receives any management fees or distributions from the Excluded Agencies, including any cash or non-cash proceeds from the sale or other transfer of the equity or assets of any Excluded Agency, the CHS Member shall promptly contribute cash  in an amount equal to all of such management fees or distributions to the Company.  This contribution by CHS shall not increase the Sharing Percentage of the CHS Member, be dilutive to the AFAM Member or obligate the AFAM Member to contribute any additional capital to the Company.

4.3 Capital Accounts.  A Capital Account (herein so called) shall be established and maintained for each Member for the full term of this Agreement in accordance with the capital account maintenance rules of Section 1.704(b)(2)(iv) of the Regulations.  Each Member shall have only one Capital Account, regardless of the number or classes of Units or other interests in the Company owned by such Member and regardless of the time or manner in which such Units or other interests were acquired by such Member. Pursuant to the basic capital account maintenance rules of Section 1.704 1(b)(2)(iv) of the Regulations, the balance of each Member’s Capital Account shall be:

(a) increased by the amount of money contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to this Article IV and decreased by the amount of money distributed to such Member (or such Member’s predecessor in interest) pursuant to Articles VI and XVI hereof;

(b) increased by the fair market value of each property (determined without regard to Section 7701(g) of the Code) contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to this Article IV (net of all liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) and decreased by the fair market value of each property (determined without regard to Section 7701(g) of the Code) distributed to such Member (or such Member’s predecessor in interest) by the Company pursuant to Article VI or XVI hereof (net of all liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code);

(c) increased by the amount of each item of Company profit allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto;
(d) decreased by the amount of each item of Company loss allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto; and
(e) otherwise adjusted as follows:

effective immediately prior to any “Revaluation Event” (as defined in Exhibit A hereto), the balances of all Members’ Capital Accounts shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the “Unrealized Book Gain Or Loss” (as defined in Exhibit A hereto) then existing with respect to each Company property (to the extent not previously reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property immediately prior to such Revaluation Event for its fair market value (as determined by the Manager taking Section 7701(g) of the Code into account);

with respect to items of Company profit and loss, the balances of all the Members’ Capital Accounts shall be adjusted solely for allocations of such items, as computed for book purposes, under Section 3.1 of Exhibit A hereto and shall not be adjusted for allocations of correlative Tax Items under Section 3.2 of Exhibit A hereto;

immediately before giving effect under Section 4.3(b) hereof to any adjustment attributable to the distribution of property to a Member, the balances of all the Members’ Capital Accounts first shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the Unrealized Book Gain Or Loss existing with respect to the distributed property (to the extent not previously reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property on the date of such distribution by the Company for its fair market value at the time of such distribution (as agreed to in writing by the Members) taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject); and

upon the transfer of all or part of any Unit or other interest in the Company, the Capital Account of the transferor Member, to the extent attributable to the transferred interest, shall carry over to the transferee Member; provided, however, if the transfer causes the termination of the Company for federal income tax purposes under Section 708(b)(1)(B) of the Code, the Capital Account that carries over to the transferee Member shall be subject to adjustment in accordance with Section 4.3(e)(i) hereof in connection with the resulting constructive liquidation of the Company for federal income tax purpose;

4.4 Additional Provisions Regarding Capital Accounts.

(a) If, with the prior Approval of the Board, a Member pays any Company indebtedness or forgives any Company indebtedness owing to such Member, such payment or forgiveness shall be treated as a cash contribution by that Member to the capital of the Company, and the Capital Account of such Member shall be increased by the amount so paid by such Member. If the Members do not contribute to the repayment (or share in the forgiveness) in proportion to their then Sharing Percentages, the amount deemed contributed by the Members under this Section 4.4(a) shall be treated as an Additional Capital Contribution by such Members for purposes of Section 4.2(a).

(b) Except as otherwise provided herein, no Member may contribute capital to, or withdraw capital from, the Company.  To the extent any monies which any Member is entitled to receive pursuant to the Agreement would constitute a return of capital, each of the Members consents to the withdrawal of such capital.

(c) A loan by a Member to the Company shall not be considered a contribution of money to the capital of the Company, and the balance of such Member’s Capital Account shall not be increased by the amount so loaned.  No repayment of principal or interest on any such loan, reimbursement made to a Member with respect to advances or other payments made by such Member on behalf of the Company or payments of fees to a Member which are made by the Company shall be considered a return of capital or in any manner affect the balance of such Member’s Capital Account.

(d) No Member with a deficit balance in its Capital Account shall have any obligation to the Company or any other Member to restore such deficit balance.  In addition, no venturer or partner in any Member shall have any liability to the Company or any other Member for any deficit balance in such venturer’s or partner’s capital account in the Member in which it is a partner or venturer.  Furthermore, a deficit Capital Account balance of a Member (or a capital account of a partner or venturer in a Member) shall not be deemed to be a liability of such Member (or of such venturer or partner in such Member) or a Company asset or property.  The provisions of this Section 4.4(d) shall not affect any Member’s obligation to make Capital Contributions to the Company that are required to be made by such Member pursuant to this Agreement.

(e) Except as otherwise provided herein, no interest shall be paid on any capital contributed to the Company or the balance in any Member’s Capital Account.

(f) All of the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with the Regulations.  If the Board of Directors determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any of the Members) are computed in order to comply with the Regulations, the Board of Directors may make such modifications, provided that such modifications are not likely to have a material effect on the amounts distributable to any Member from the Company.  The Board of Directors shall also make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

4.5 Loans.  Subject to  Section 4.6 below, the Company may borrow money from, among others, any Member on such terms and conditions as shall be agreed to by the Board of Directors and such Member.  Subject to and except as otherwise provided in Section 4.6 below, the terms and conditions of any loan from a Member shall be no less favorable to the Company than the terms and conditions that could be obtained by the Company in an arm’s length transaction from an independent third-party and the decision of the Board of Directors with respect to such matter shall be determined solely by the class of Directors appointed by the Member that is not the party to the loan transaction.  If any Member makes any loan or loans to the Company, the amount of any such loan shall not be treated as a contribution to the capital of the Company, but shall be a debt due from the Company.  Any Member’s loan to the Company shall, as determined by the Board of Directors, be repayable out of the Company’s excess cash, prior to any distribution of Distributable Cash.  None of the Members nor any of their Affiliates shall be obligated to loan money to the Company.

4.6 Revolving Line of Credit.

(a) AFAM agrees to make available to the Company a revolving line of credit with a maximum principal amount of up to $25,000,000 (the “Revolving Line of Credit”).  The cost of such credit to the Company will be the AFAM Parent's cost of funds borrowed from its senior lenders.   In addition, the Company and its subsidiaries will be obligated to participate on the same terms as AFAM Parent's wholly-owned direct and indirect subsidiaries in securing its senior credit facilities, which may require a pledge of assets by the Company.  The Revolving Line of Credit shall be incorporated into the Cash Management Agreement, as provided for in Section 7.1.  Repayment of interest and principal as required by the terms of the Revolving Line of Credit shall have priority of payment over distributions to the Unitholders.

(b) If the Company or its subsidiaries are required to contribute towards payment of AFAM Parent's senior debt pursuant to a guaranty or security agreement, then AFAM and AFAM Parent agree, subject to restrictions in their senior debt agreements, to indemnify against and contribute to, the Company and/or its subsidiaries such amounts as are necessary to reimburse the Company and/or its subsidiaries for amounts in excess of the then-outstanding balance of the Revolving Line of Credit (i.e., payments to the senior lender would be treated for purposes of the line of credit as payments credited towards the outstanding balance of the line of credit).

(c) Neither CHS nor the CHS Affiliates will be obligated to guarantee the Revolving Line of Credit or AFAM Parent's senior loan facilities.

5.	ALLOCATIONS OF INCOME AND LOSSES.

All items of income or loss of the Company shall be allocated to the Members in accordance with the provisions of Exhibit A attached hereto, which is hereby incorporated by reference for all purposes of this Agreement.

6.	DISTRIBUTIONS.

6.1 Distribution of Distributable Cash.  Except as may be otherwise provided in Section 16.3 hereof, or as may otherwise be prohibited or required by applicable law,  Distributable Cash shall be distributed on a quarterly basis unless otherwise determined by the Approval of the Board consistent with the requirements of Section 8.3(b).  All distributions of Distributable Cash shall be made pro rata to the Members in accordance with their respective Sharing Percentages.

6.2 Compensation or Reimbursement to the Manager.  Authorized amounts payable as compensation or reimbursement to the Manager or to any Person other than in its capacity as a Member, such as for services rendered, goods purchased or money borrowed, shall not be treated as a distribution for purposes of  Section 6.1 hereof.

6.3 Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment of taxes of Members or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes under this Agreement.

6.4 Distributions in Kind.  No Member shall have the right to demand or receive distributions of property other than cash.  Except as provided in Article XVI hereof, distributions in kind of Company property shall be made only with the consent of the Board of Directors and only at a value agreed to by the Board of Directors.  Prior to any such distribution in kind, the difference between such agreed value and the book value of such property shall be credited or charged, as the case may be, to the Members’ (and assignees’) Capital Accounts in proportion to their Sharing Percentages.  Upon the distribution of such property, such agreed value shall be charged to the Capital Accounts of the Members (or assignees) receiving such distribution.

7.	BANK ACCOUNTS, BOOKS OF ACCOUNT, TAX COMPLIANCE AND FISCAL YEAR.

7.1 Bank Accounts; Investments.  The Manager may (i) establish one or more bank accounts as provided in Section 8.1(f) hereof into which all Company funds shall be deposited or (ii) deposit Company funds in a central account established in the name of the Manager or an AFAM Affiliate to the extent consistent with the terms and conditions of a separate written agreement between the Company and the Manager or an AFAM Affiliate (a “Cash Management Agreement”), which Cash Management Agreement shall be subject to the Approval of the Board consistent with the requirements of Section 8.3(b), provided that detailed separate entries are made on the books and records of the Company and on the books and records of the Manager or such AFAM Affiliate with respect to amounts received from the Company and deposited in such central account for the account of the Company.  Except as otherwise provided in any applicable Cash Management Agreement, funds not immediately necessary in the Company’s business may be invested in short-term debt obligations (including those issued by or guaranteed by federal or state governments and their agencies and certificates of deposit of commercial banks, savings banks, or savings and loan associations) and “money market” mutual funds or similar investments as determined by the Manager.

7.2 Books and Records.  The Company shall keep books of account and records relative to the Company’s business.  The books shall be prepared in accordance with generally accepted accounting principles using the accrual method of accounting. The accrual method of accounting shall also be used by the Company for income tax purposes.  The Company shall also maintain books and records as required by Section 4.3 hereof and Exhibit A hereof.  The Company’s books and records shall at all times be maintained at the principal business office of the Company or its accountants (and to the extent required by the Act, at the registered office of the Company) and shall be available for inspection by the Members or their duly authorized representatives during reasonable business hours.  The books and records shall be preserved for four (4) years after the term of the Company ends.

7.3 Determination of Profit and Loss; Financial Statements.  All items of Company income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Member for each Company fiscal year. Within the same period of time from the end of each Company fiscal year that AFAM Parent files its annual reports required by the Securities Exchange Act of 1934, as amended, the Manager shall cause to be prepared, at the Company’s expense, unaudited financial statements of the Company for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement, statement of cash flows and statement of the balances in the Members’ Capital Accounts, prepared in accordance with the terms of this Agreement and generally accepted accounting principles consistently applied with prior periods.  These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Member, and will be furnished to any other Member upon written request therefor.  Any Member may obtain, at such Member’s expense, such other reports on the Company’s operations and condition as such Member may reasonably request.

7.4 Tax Returns and Information.  The Members intend for the Company to be treated as a partnership for tax purposes, but not for any other purposes.  The Company shall prepare or cause to be prepared all federal, state and local income and other tax returns which the Company is required to file and shall furnish such returns to the Members, together with a copy of each Member’s Form K-l and any other information which any Member may reasonably request relating to such returns, within the time required by law (including any applicable extension periods available under the Code).

7.5 Tax Audits.  AFAM shall be the “tax matters partner” of the Company under Section 6231(a)(7) of the Code.  AFAM shall inform the Members of all matters which may come to its attention in its capacity as tax matters partner by giving the Members notice thereof within ten (10) days after becoming so informed. AFAM shall not take any action contemplated by Sections 6222 through 6232 of the Code unless AFAM has first given the Members notice of the contemplated action and received the Approval of the Members to the contemplated action.  This provision is not intended to authorize AFAM to take any action which is left to the determination of the individual Member under Sections 6222 through 6232 of the Code.

7.6 Fiscal Year. The Company fiscal year shall be the calendar year.

8.	RIGHTS, OBLIGATIONS AND INDEMNIFICATION OF THE MANAGER.

8.1 Rights of the Manager.  Except as otherwise set forth in the Act, the Certificate or this Agreement, the Members hereby delegate to the Board of Directors the overall oversight and ultimate authority over the affairs of the Company.  Subject to this general principle, and subject to the limitations imposed upon the Manager in this Agreement (including, without limitation, Sections 8.3 and 8.4 hereof) and in the Management Agreement and to the fiduciary obligations and limitations imposed upon it at law (to the extent not modified herein or in the Certificate), the Manager shall have the right to manage the day-to-day operations of the Company and to act on behalf of the Company pursuant to the terms of this Agreement and the Management Agreement and shall manage the Company consistent with the terms of this Agreement and the Management Agreement.  The Manager may take the following actions if, as, and when it deems any such action to be necessary, appropriate or advisable, at the sole cost and expense of the Company, subject however in all respects to (i) compliance with any approved budgets and plans of the Company and (ii) the limitations imposed on the Manager in this Agreement (including, without limitation, Sections 8.3 and 8.4 hereof) and the terms of the Management Agreement:

(a) consistent with approved budgets and plans, acquire and enter into any contract of insurance on behalf of the Company which the Manager deems necessary and proper for the protection of the Company, for the conservation of the Company’s assets, or for any purpose convenient or beneficial to the Company;

(b) consistent with approved budgets and plans, employ from time to time on behalf of the Company, individuals (including employees of the Manager, the Members or any of their Affiliates) on such terms and for such compensation as the Manager shall determine (but not in an amount which would be considered unreasonable or that would be considered an “excess benefit transaction” as defined in Section 4958 of the Code and the regulations thereunder based upon the scope of an individual employee’s duties and responsibilities);

(c) subject to the Approval of the Board, make decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each purpose but if for book purposes such decisions must be consistent with generally accepted accounting principles or if for tax purposes such decisions must be consistent with Internal Revenue Service laws or regulations);

(d) set up or modify record keeping, billing and accounts payable accounting systems;

(e) alienate, mortgage, pledge or otherwise encumber, sell, exchange, lease or purchase real and/or personal property in fulfillment of the Company Purposes, in each case in the ordinary course of business to the extent not inconsistent with Section 8.3 hereof;

(f) open checking and savings accounts, in banks or similar financial institutions, in the name of the Company, and deposit cash in such accounts and withdraw cash from such accounts as required for the Company Purposes in the ordinary course of business;

(g) adjust, arbitrate, compromise, sue or defend, abandon or otherwise deal with and settle any and all claims in favor of or against the Company, as the Manager shall, in its reasonable discretion, deem proper which, in any case, do not involve and are not reasonably expected to involve amounts in excess of $3,000,000 and not covered by insurance;

(h) consistent with approved budgets and plans, enter into, make, perform and carry out all types of contracts, leases and other agreements, and amend, extend or modify any contract, lease or agreement at any time entered into by the Company, provided that all such contracts, leases or agreements are the result of arm’s length transactions and are representative of fair market value;

(i) consistent with approved budgets and plans, execute, on behalf of and in the name of the Company, any and all contracts, leases, agreements, instruments, notes, certificates, titles or other documents to which the Company will be a party; and

(j) consistent with approved budgets and plans, do all acts reasonably necessary to carry out the business for which the Company is formed (as described in Sections 3.1 and 3.2) or as delegated by the Board of Directors under this Agreement and the Management Agreement.

8.2 Rights to Rely on the Manager.  No Person or governmental body dealing with the Company shall be required to inquire into, or to obtain any other documentation as to, the authority of the Manager to take any action permitted under Section 8.1 hereof.  Furthermore, any Person or governmental body dealing with the Company may rely upon a certificate signed by the Manager as to the following:

(a) the identity of the Manager or of any Member;
(b) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company;
(c) the Persons who are authorized to execute and deliver any instrument or document of the Company; or
(d) any act or failure to act by the Company on any other matter whatsoever involving the Company.
8.3 Specific Limitations on the Manager.

(a) Notwithstanding anything to the contrary in the Certificate, this Agreement or the Act, each of the following actions shall require the Approval of the Board:
evaluating the quality of care being provided by the Company;
entering into any affiliations or joint venture arrangements with unaffiliated parties;
appointing any officers of the Company; or
making any determination with respect to accreditation of the Agencies.

(b) Notwithstanding the foregoing, each of the following actions shall require both the Approval of the Board and the approval of at least three (3) of the Category A Directors and of the Category B Director:

approving the annual operating and capital budgets of the Company, any material changes or amendments thereto and any material components of any expenditures to be made pursuant thereto;
establishing or changing the mission, values, purposes or philosophy according to which the Company shall operate;
approving the annual strategic and business plans of the Company, any changes or amendments thereto and any material components thereof or to be taken in connection therewith;
approving any waiver of the covenants not to compete set forth in the Purchase Agreement or this Agreement;

admitting any additional Members or issuing additional Units;
permitting the transfer of a Member’s interest in the Company and admission of the transferee as a Substituted Member;
approving Additional Capital Contributions;

approving the incurrence, assumption or guaranty of any indebtedness in excess of $10,000,000 in the aggregate, other than trade payables and other short-term liabilities in the ordinary course of business, except under the terms of the Cash Management Agreement;

changing the general character of the business anticipated to be conducted by the Company on the date hereof (it being understood and agreed that such business is the ownership and operation of health care related facilities and the delivery of health care services, and it being understood that, the Company may reduce or eliminate the Company’s hospice business by Approval of the Board);

amending the Management Agreement;
except as otherwise provided in this Agreement, approving the timing and amount of distributions of Distributable Cash; or

except for actions specifically permitted by the Management Agreement, taking any and all actions concerning contracts, agreements, consents, elections and other matters relating to, arising from, or in connection with, dealings between the Company and the AFAM Affiliates.

(c) Notwithstanding anything to the contrary in this Agreement or the Act, without the Approval of the Members, neither the Board of Directors nor the Manager shall have the right to do any of the following acts, each of which is considered outside the ordinary course of the Company’s business:

to amend this Agreement or the Certificate, except as provided in Section 17.10 hereof;
to engage in any merger, consolidation, share exchange or reorganization of the Company, or sale of all or substantially all of the assets of the Company;
to dissolve or liquidate the Company at will;
to file for Bankruptcy, insolvency, reorganization or similar relief for the Company;
to do any act in contravention of this Agreement;
to change or reorganize the Company into any other legal form; or
to knowingly perform any act that would subject any Member to liability as a general partner in any jurisdiction.

Notwithstanding the foregoing, the Members acknowledge and agree that, upon Approval of the Board, the Company would be permitted to take any action with respect to any individual Agency of the Company, including stopping all operations of such given Agency.

8.4 Management Obligations of the Manager.  Subject to the terms and conditions of the Management Agreement, the Manager shall devote such time to the Company as may be necessary to fulfill the Company Purposes, and manage and supervise the Company business and affairs. Nothing in this Agreement shall preclude the Manager, at the expense of the Company, from contracting with or employing any Affiliate of a Member or a third party to provide management or other services to the Company; provided, that such expenses are (a) not otherwise subject to payment pursuant to the terms of the Management Agreement and (b) consistent with any approved budget or otherwise Approved by the Board consistent with the requirements of Section 8.3(b).

8.5 Reimbursement.  Pursuant to the terms of the Management Agreement and subject to the limitations set forth herein and in the Management Agreement, the Manager shall be entitled to be reimbursed for any and all reasonable out-of-pocket costs and expenses incurred by it in connection with managing and operating the Company and its properties and business. Such reimbursement shall be paid by the Company, upon the written application of the Manager, as soon as funds are available therefor.

8.6 Compensation of the Manager.  As compensation and consideration for the performance of its duties and responsibilities as Manager, the Manager shall be entitled to receive a monthly management fee as set forth in the Management Agreement.

8.7 Independent Activities.  Except as provided in Section 10.1 hereof and in the Management Agreement, the Manager and any of its Affiliates may engage in or possess interests in other business ventures of every nature and description, independently, and with others, whether such activities are competitive with the Company or otherwise without having or incurring any obligation to offer any interest in such activities to the Company or any Member. Neither this Agreement nor any activity undertaken hereunder shall prevent the Manager or any of its Affiliates from engaging in such other activities or require the Manager or any of its Affiliates to permit the Company or any Member to participate in such activities.

9.	RIGHTS AND STATUS OF MEMBERS.

9.1 General.  Except to the extent expressly otherwise provided in this Agreement, the Members shall not take part in the management or control of the Company business, or sign for or bind the Company, such powers being vested exclusively in the Board of Directors and the Manager as provided herein.

9.2 Limitation of Liability.  No Member shall have any personal liability whatever, solely by reason of its status as a Member of the Company, whether to the Company, the Manager, another Member or any creditor of the Company, for the debts of the Company or any of its losses beyond the amount of the Member’s obligation to contribute its Capital Contributions to the Company.

10.	SPECIAL COVENANTS OF THE MEMBERS.
10.1 Covenant Not to Compete.

(a) In consideration of the premises and as a material inducement for the Members to enter into this Agreement and consummate the transactions contemplated hereby and by the Purchase Agreement, each Member on behalf of itself and its respective Affiliates agrees that while such Member is a member of the Company and for a period of two (2) years thereafter, it will not (other than through the Company), directly or indirectly, in any capacity own, manage, operate, control or maintain or continue any interest whatsoever with any Competing Business.

(b) The covenants contained in this Section 10.1 shall not apply (i) with respect to operations, businesses, activities and facilities of the Members existing on the date of this Agreement and identified on Schedule 10.1 hereof or (ii) in the case of any Member or any Affiliate, to the operation of a home health or hospice agency acquired by such Member or such Affiliate that is subject to the provisions of Section 14.4 of this Agreement.

10.2 Limitation.  In the event of an actual or threatened breach by any Member of Section 10.1 hereof, the Company acting through the non-breaching Member shall be entitled to an injunction in the Court or Chancery of the State of Delaware, or any other jurisdiction in the State of Delaware, restraining the actual or threatened breach by such Member.  If a court shall hold that the duration and/or scope (geographic or otherwise) of the covenant contained in Section 10.1 hereof is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable.  The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of Section 10.1, and as so modified, Section 10.1 of this Agreement shall be as fully enforceable as if set forth herein by the parties in the modified form.  Nothing herein stated shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

10.3 No Requirement to Refer.  No provision of this Agreement, or the relationship among the parties created by this Agreement, is intended by the parties hereto to include an agreement or requirement that any physician who is affiliated with any of the AFAM Member or any of the CHS Member (collectively referred to as the “Affiliated Referring Providers”) utilize the services or otherwise direct patients to agencies owned or operated by the Company or its Affiliates or as an inducement to the Affiliated Referring Providers to make any such referral. The parties hereto agree that the benefits under this Agreement do not require, are not payment for, and are not in any way contingent upon, the admissions, referral or other arrangement for the provision of any items or service reimbursed under Medicare, Medicaid or any other state or federal health care program.

11.	MEETINGS AND MEANS OF VOTING.

11.1 Meetings of the Members.  Meetings of the Members may be called by the Board of Directors and shall be promptly called upon the written request of the AFAM Member, the CHS Member or any one or more other Members whose Sharing Percentages are in the aggregate twenty percent (20%) or more.  The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting.  Notice of any meeting shall be given to all Members not less than ten (10), and not more than thirty (30), days prior to the date of the meeting.  Members may vote in person or by proxy at such meeting.

Except as otherwise expressly provided in this Agreement (including, without limitation, all instances where Approval of the Members is required) or required by the express provisions of the Act, the requisite vote of the Members shall be the Approval of the Members which shall control all decisions for which the vote of the Members is required hereunder.  Each Member’s voting rights shall be the same as that Member’s Sharing Percentage at the time of the vote.  The presence of any Member at a meeting shall constitute a waiver of notice of the meeting with respect to such Member.  The Members may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other.  A Member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

11.2 Vote By Proxy.  Any Member may authorize any Person to act on the Member’s behalf by proxy on all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Member authorizing such proxy or such Member’s attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Member executing it.

11.3 Conduct of Meeting.  Each meeting of Members shall be conducted by the Chairman of the Board of Directors or by a Person appointed by the Board of Directors.  The meeting shall be conducted pursuant to such rules as may be adopted by the Board of Directors or the Person appointed by the Board of Directors for the conduct of the meeting.

11.4 Closing of Transfer Record; Record Date.  For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members, any reconvening thereof, or to act by consent, the Board of Directors may provide that the transfer record shall be closed for at least ten (10) days immediately preceding such meeting (or such shorter time as may be reasonable in light of the period of the notice) or the first solicitation of consents in writing.  If the transfer record is not closed and if no record date is fixed for determining the Members entitled to notice of or to vote at a meeting of Members or by consent, the date on which the notice of the meeting is mailed, or the first written consent is received by the Company, shall be the record date for such determination.

12.	BOARD OF DIRECTORS.

12.1 Board of Directors.  Effective for all purposes on the date of this Agreement, the Members shall form a board of directors of the Company (the “Board of Directors”) to have overall oversight and ultimate authority over the affairs of the Company, to consider those matters pertaining to the business of the Company for which the Approval of the Board is required, and to evaluate and, as required, approve the activities of the Manager.  The Board of Directors shall consist of five (5) directors, with four (4) Category A Directors and one (1) Category B Director.  Each individual selected to serve on the Board of Directors shall serve for a term of one (1) to three (3) years, at the discretion of the Member which has the right to elect or appoint such individual, and thereafter until his successor is elected or appointed, unless he sooner resigns or is removed.  A member of the Board of Directors may be removed at any time without cause by only that Member which had the right to vote for his initial election or appointment.  The unexpired term of a removed Director shall be filled by an individual appointed by the Member which had the right to vote on the removed Director’s initial appointment to the Board of Directors.  The Category A Directors shall elect annually the Chairman of the Board of Directors.  The Chairman of the Board of Directors shall preside over all meetings of the Board of Directors.

12.2 Manner of Exercise of Board of Directors’ Authority.  All responsibilities of the Board of Directors under this Agreement shall be exercised by the Board of Directors as a body, and no member of the Board of Directors, acting alone, shall have the authority to act on behalf of the Board of Directors.

12.3 Meetings of the Board of Directors.  The Board of Directors shall hold regular meetings on at least a quarterly basis.  In addition, each member of the Board of Directors shall be available at all reasonable times to consult with other members of the Board of Directors on matters relating to the duties of the Board of Directors.  Meetings of the Board of Directors shall be held at the call of the Chairman of the Board of Directors, the Chief Executive Officer, or any two (2) members of the Board of Directors requesting such meeting through such Chairman, upon not less than ten (10) business days written or telephonic notice to the members of the Board of Directors, such notice specifying all matters to come before the Board of Directors for action at such meeting.  The presence of any member of the Board of Directors at a meeting shall constitute a waiver of notice of the meeting with respect to such member.  The members of the Board of Directors may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  A member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.  A majority of the members of the Board of Directors shall constitute a quorum of the Board of Directors.  Members of the Board of Directors may vote in person or by proxy at such meeting.  Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing setting forth the action so taken is executed by the requisite number and category of Directors that would be necessary to approve such action at a meeting of the Board of Directors duly called, which consent may be executed in multiple counterparts and by facsimile.  In the event any action is taken pursuant to this Section 12.3, it shall not be necessary to comply with any notice or timing requirements set forth in this Section 12.3.  Prompt written notice of the taking of action without a meeting shall be given to the members of the Board of Directors who have not consented in writing to such action.

12.4 Board of Directors Deadlock or Dispute.  It is the intention of the Board of Directors to make a good faith effort to settle any dispute, controversy, claim or other matter in question arising under or related to the Company or this Agreement, including all issues of fact and law that constitute a Material Dispute.  In settling any Material Dispute, each of the Category A Directors and the Category B Director (each a category of Directors) shall act in accordance with the following procedures:

(a) First, each category of Directors shall negotiate in good faith with the other category of Directors to try to settle any Material Dispute for a period of forty-five (45) days. Upon the request of either category of Directors, the Board of Directors shall meet (in person to the extent practicable) to attempt to resolve the Material Dispute.

(b) In the event that by the end of the forty-five (45)-day period referred to in Section 12.4(a), the Material Dispute is not settled pursuant to the procedures set forth in Section 12.4(a), the Chief Executive Officer of AFAM (or his or her designee) and the Chief Executive Officer of CHS (or his or her designee) shall meet (in person to the extent practicable) to attempt to resolve the Material Dispute.  If the Material Dispute is still not resolved after such meeting(s), either category of Directors may invoke the Material Dispute resolution procedures set forth in this Section 12.4(b) by sending written notice to the other invoking the procedures of this Section 12.4(b).  For a period of thirty (30) days after the receipt by the other category of Directors of such written notice, both categories of Directors shall then try in good faith to settle the Material Dispute by mutually agreeing on, engaging in and meeting with an individual that will serve as a mediator for the purpose of resolving the Material Dispute.  The Members agree to participate in the mediation of the Material Dispute to its conclusion.  The mediation shall be terminated by: (i) the execution of a settlement agreement or similar statement by the parties, (ii) a declaration of the mediator that mediation is terminated, or (iii) a written declaration by the parties to the effect that the mediation process is terminated at the conclusion of five (5) full days.  The mediator shall be disqualified as a witness, expert or counsel for any party with respect to the Material Dispute and any related matters. The entire mediation process is confidential, and such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible in any legal proceeding for any purpose; provided, however, that evidence which is otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation.  The Company shall pay the reasonable fees and related expenses of the facilitator or mediator.

(c) In the event that by the end of the thirty (30)-day period described in Section 12.4(b), the Material Dispute is not settled pursuant to the procedures set forth in Section 12.4(b), either category of Directors may resort to binding arbitration for the purpose of settling the Material Dispute.  The binding arbitration shall be conducted by a single neutral arbitrator in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”).  The arbitrator shall be selected by the parties and shall have at least five years’ experience in arbitrating commercial disputes.  If the parties are unable to agree on the selection of the arbitrator within thirty (30) days of the date that notice of arbitration demand is given, the arbitrator shall be selected by the AAA in accordance with Section R-11 of the Rules.  Any arbitration shall be conducted in accordance with the procedural and evidentiary rules of the Rules and shall be conducted in Nashville, Tennessee, or such other venue as the parties agree, and any judgment on the award rendered in such arbitration shall be entered in any state or federal court having jurisdiction.  The prevailing party in any such arbitration proceeding as determined by the arbitrator shall be entitled to recover its reasonable attorneys’ fees and costs.  Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder.  No action or inaction by either category of Directors under any of the provisions of this Section 12.4 shall constitute any basis for granting or denying any relief sought by either category of Directors in any such arbitration.

(d) Notwithstanding the foregoing, in the event the Board of Directors should be deadlocked with respect to the approval of an annual capital budget or an annual operating budget, the Manager shall have the right, power and authority to make expenditures on behalf of the Company for budgeted items in amounts up to the following:  (i) with respect to each item of operating expense other than taxes and insurance, an amount equal to the amount set forth in the most recent annual operating budget that has received the Approval of the Board consistent with the requirements of Section 8.3(b), increased by the percentage increase, if any, in the Consumer Price Index for the period beginning on the date upon which such most recent annual operating budget received the Approval of the Board consistent with the requirements of Section 8.3(b) and ending on the first day of the fiscal year in which such expenditure is to be made; and (ii) with respect to each item relating to taxes and insurance, an amount equal to the amount of the actual expense incurred by the Company in respect of such item.

13.	TRANSFER OF RIGHTS AND ADDITIONAL MEMBERS.

13.1 Transfers by Members.  Except as otherwise set forth in this this Agreement, a Member may not sell, assign (by operation of law or otherwise), transfer, encumber, pledge or hypothecate (collectively, “Transfer”) all or any part of its Units in the Company (either directly or indirectly through the transfer of the power to control, or to direct or cause the direction of the management and policies of, such Member) without the Approval of the Board consistent with the requirements of Section 8.3(b); provided, however, that no such consent or approval shall be required so long as the Member proposing to make the Transfer (a “Transferring Member”) has complied with the rights of first refusal set forth in Section 14.1 hereof.  If a Transferring Member receives the Approval of the Board consistent with the requirements of Section 8.3(b) or otherwise complies with Article 14.1, it may Transfer one or more of its Units in the Company if the following conditions are satisfied:

(a) the Transferring Member and its transferee execute, acknowledge and deliver to the Manager such instruments of Transfer and assignment with respect to such transaction as are in form and substance satisfactory to the Board of Directors;

(b) unless waived in writing by the Board of Directors, the Transferring Member delivers to the Manager an opinion of counsel satisfactory to the Board of Directors covering such securities and tax laws and other aspects of the proposed Transfer as the Board of Directors may reasonably request; and

(c) the Transferring Member has furnished to the transferee a written statement showing the name and taxpayer identification number of the Company in such form and together with such other information as may be required under Section 6050K of the Code and the Regulations thereunder.

Notwithstanding the foregoing restriction, the following shall not be deemed to violate the restrictions contained in this Section 13.1:

(i)Transfer of one or more Units by a Member to one of its Affiliates;

(ii)the Transfer to any Person of the power to control, directly or indirectly, or to direct or cause, directly or indirectly, the direction of the management and policies of, CHS Parent or AFAM Parent, whether through the ownership of voting securities, by contract or otherwise; and

(iii)the pledge or hypothecation by a Member of its Units to a financial institution as collateral for loans or other indebtedness.

Any Member who thereafter Transfers all or any portion of its Units shall promptly notify the Manager of such Transfer and shall furnish to the Manager the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.

13.2 Substituted Member.  No Person taking or acquiring, by whatever means, Units in the Company by reason of a Transfer, shall be admitted as a Substituted Member without the Approval of the Board consistent with the requirements of Section 8.3(b), which consent may be unreasonably withheld, and unless such Person:

(a) elects to become a Substituted Member by delivering notice of such election to the Company;

(b) executes, acknowledges and delivers to the Company such other instruments as the Board of Directors may deem reasonably necessary or advisable to effect the admission of such Person as a Substituted Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and

(c) pays a Transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Member.
13.3 Additional Member. The Company may not issue Units to any Person who will be a new Member without the Approval of the Board consistent with the requirements of Section 8.3(b).

13.4 Basis Adjustment.  Upon the Transfer of all or part of any Units in the Company, the Board of Directors may, in its reasonable discretion consistent with the requirements of Section 8.3(b), cause the Company to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Company properties as provided by Sections 734 and 743 of the Code.

13.5 Invalid Transfer.  No Transfer of any Units in the Company that is in violation of this Article XIV shall be valid or effective, and the Company shall not recognize any improper Transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Units, or part thereof.  The Company may enforce the provisions of this Article XIII either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or Transfer or permit the registration or Transfer on its books of any proposed Transfers not in accordance with this Article XIII.

13.6 Distributions and Allocations in Respect of a Transferred Unit.  If any Member sells, assigns or transfers any part of its Units in the Company during any accounting period in compliance with the provisions of this Article XIII, the Company income, gain, deductions and losses attributable to any such Units for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period in accordance with Section 706(d) of the Code.  All Company distributions on or before the effective date of such Transfer shall be made to the transferor, and all such Company distributions thereafter shall be made to the transferee.  Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a Transfer on the day following the day of Transfer.  Neither the Company nor the Board of Directors shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 13.6, whether or not the Board of Directors or the Company has knowledge of any Transfer of any Unit in the Company or part thereof where the transferee is not admitted as a Substituted Member.

13.7 Additional Requirements of Admission to Company.  The Board of Directors shall not admit any Person as a Member if such admission would have the effect of causing the Company to be re-classified for federal income tax purposes as an association (taxable as a corporation under the Code), or which would violate any Medicare or other health care law, rule or regulation, or which would violate applicable exemptions from securities registration and securities disclosure provisions under federal and state securities laws.

13.8 Amendment to Exhibit B.  The Manager shall amend Exhibit B attached to this Agreement from time to time to reflect the admission of any Substituted Members or Additional Members, or the termination of any Member’s interest in the Company.

14.	right to liquidate or purchase company interests.

14.1 Right of First Refusal.  If any Member (the “Selling Member”) receives or obtains an offer from a third-party (the “Offeror”) to acquire in any manner all or any part of its Units (the “Subject Units”) in the Company, which offer is Approved by the Board consistent with the requirements of Section 8.3(b) hereof and the Member intends to accept, the Member shall promptly notify the other Members in writing of the offer received (the “Offer”), including the name of the Offeror, the number of Subject Units offered to be purchased, the proposed purchase price and the other terms and conditions of the Offer.  In addition to the Tag-Along Right as described below, the other Member(s) shall have the right (the “Right of First Refusal”) for a period of sixty (60) days from the day it receives notice of the Offer to purchase the Subject Units on the same terms and conditions contained in the Offer.  The other Member(s) may exercise such Right of First Refusal by notifying the Selling Member prior to the end of the sixty (60)-day period of its intent to exercise such right.  If the other Member(s) fails to exercise the

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Right of First Refusal or indicates in writing that it will not exercise the Right of First Refusal within the period provided, or if the other Member(s) exercises the Right of First Refusal but fails to effect the purchase within the prescribed period, the Selling Member may, subject to Section 14.2 hereof, convey or dispose of the Subject Units, but only at the price, terms and conditions as set forth in the Offer, and to the Offeror.  If terms and conditions more favorable to the proposed purchaser than, or in any material manner different from, those offered to the other Member(s) should be agreed to by the Selling Member, the other Member(s) shall again have the right to purchase the Subject Units at such  more favorable or different purchase terms in accordance with this Section 14.1.  The other Member(s) may assign the rights in this Section 14.1 to the Company, in which event the Subject Units may be redeemed (rather than purchased) by the Company.  The Member(s) and the Company shall not be liable or accountable to any Selling Member that it attempts to Transfer all of any of its Units in the Company for any loss, damage, expense, cost or liability resulting from the Member’s exercise or failure to exercise the Right of First Refusal under this Section 14.1, delay in notifying the Selling Member of its intention not to exercise the Right of First Refusal, or its enforcement of the requirements of this Section 14.1 in the event that it elects not to exercise the Right of First Refusal.  A Member’s failure to exercise the Right of First Refusal or to indicate in writing that it is electing not to exercise the Right of First Refusal shall not be deemed a consent of the Member to allow any third party transferee to become a Substituted Member, such consent being controlled by the provisions of Section 13.2 hereof.

14.2 Tag-Along Rights.  If at any time a Selling Member that together with all Affiliates of that Selling Member, holds a Sharing Percentage greater than fifty percent (50%) gives the notice required by Section 14.1 hereof in connection with an offer to acquire in any manner all of such Selling Member’s Subject Units in the Company, and the other Member(s) does not exercise its Right of First Refusal (or assign such right to the Company) with respect to such offer, each such other Member(s) shall have (in addition to its Right of First Refusal under Section 14.1 hereof) the right (the “Tag-Along Right”) to require, as a condition to any sale or disposition to the Offeror, that the Offeror purchase from said Member, at the same proportionate price and on the same terms and conditions as specified in the notice given pursuant to Section 14.1 hereof, all of the Units owned by such Member.  Each Member shall have the Tag-Along Right for a period of sixty (60) days from the day it receives the notice required by Section 14.1 hereof, and in the event that a Member shall elect to exercise such Tag-Along Right, such Member shall communicate such election in writing to the Selling Member within such time period.

14.3 Sale of CHS Hospital.

(a) If CHS receives or obtains an offer from a third-party (the “Hospital Offeror”) to acquire in any manner all or any part of a CHS hospital operating in at least one of the counties where an Agency is licensed or Medicare-certified to provide services (the “Subject Hospital”), which offer CHS intends to accept, CHS shall promptly notify AFAM in writing of the offer received, including the name of the Hospital Offeror, the proposed purchase price and the other terms and conditions of the offer.  If requested by AFAM within thirty (30) days after notification by CHS, but except as otherwise prohibited by law, then (a) CHS shall be required to include its then applicable indirect interest in the AF-CH-HH Subsidiary that owns such Agency in the sale to the Hospital Offeror, and (b) the Company would be required to transfer to AFAM AFAM’s then applicable indirect ownership interest in such AF-CH-HH Subsidiary and transfer

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to the CHS Affiliate hospital CHS’s then applicable indirect ownership interest in such AF-CH-HH Subsidiary.  For each such joint venture created through the transactions set forth in this Section 14.3,  AFAM and the applicable CHS Affiliate shall enter into a limited liability company agreement on substantially the same terms as this Agreement and a management agreement, affiliation agreement, cash management agreement and license agreement with the same material terms as the current Management Agreement, Affiliation Agreement, Cash Management Agreement and License Agreement that are each referenced in this Agreement or the Purchase Agreement, and such new agreements shall be specific to the given Agency; provided, however, the limited liability company agreement specific to the Agency would not contain any non-competition provisions.  The parties acknowledge that the Hospital Offeror may elect not to take assignment of either the 20% interest in the AF-CH-HH Subsidiary or the Affiliation Agreement.

(b) If a CHS Affiliate holding a membership interest in a AF-CH-HH Subsidiary is sold or otherwise transferred to a third party, then for a period of 90 days thereafter, pursuant to the applicable limited liability company agreement, the purchaser of such CHS Affiliate and AFAM (or its Affiliate) shall each have the option to purchase the other party’s membership interest, at fair market value based on an independent third party appraisal of the membership interest.  In the event that both the purchaser of the CHS Affiliate and AFAM elect to exercise such option within such 90 day period, the option of AFAM (or its Affiliate) shall have priority.

14.4 Required Contribution of Assets.

(a) In the event that during the term of this Agreement AFAM or an AFAM Affiliate acquires a Competing Business (an “AFAM Acquired Agency”), AFAM shall promptly notify CHS in writing of the purchase of the AFAM Acquired Agency, including the name and location of the AFAM Acquired Agency and the purchase price paid for such AFAM Acquired Agency (the “AFAM Acquired Agency Purchase Price”).  CHS shall have the right for a period of sixty (60) days from the date it receives notice of the purchase of the AFAM Acquired Agency to elect to have AFAM contribute the AFAM Acquired Agency to the Company at a contribution value equal to the AFAM Acquired Agency Purchase Price.  If CHS elects to have AFAM contribute the AFAM Acquired Agency to the Company, then simultaneous with such contribution by AFAM, CHS shall pay AFAM an amount equal to the product of “X” multiplied by the AFAM Agency Purchase Price, where “X” equals the then current Sharing Percentage of CHS.

(b) In the event that during the term of this Agreement CHS or a CHS Affiliate acquires a Competing Business (a “CHS Acquired Agency”), CHS shall promptly notify AFAM in writing of the purchase of the CHS Acquired Agency, including the name and location of the CHS Acquired Agency and the purchase price paid for such CHS Acquired Agency (the “CHS Acquired Agency Purchase Price”).  AFAM shall have the right for a period of sixty (60) days from the date it receives notice of the purchase of the CHS Acquired Agency to elect to have CHS contribute the CHS Acquired Agency to the Company at a contribution value equal to the CHS Acquired Agency Purchase Price.  If AFAM elects to have CHS contribute the CHS Acquired Agency to the Company, then simultaneous with such contribution by CHS, AFAM shall pay CHS an amount equal to the product of “X” multiplied by the CHS Acquired Agency Purchase Price, where “X” equals the then current Sharing Percentage of AFAM.  In addition, if during the term of this Agreement CHS or a CHS Affiliate acquires a home health agency or hospice agency that is not a Competing Business, then, at the

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request of AFAM, CHS or the CHS Affiliate shall make commercially reasonable efforts to contribute such agency to the Company, if CHS or the CHS Affiliate is legally and contractually permitted to do so.

15.	DISSOLUTION.

15.1 Causes.  Each Member expressly waives any right that it might otherwise have to dissolve the Company except as set forth in this Article XV.  The Company shall be dissolved upon the first to occur of the following:

(a) the Approval by the Members of an instrument dissolving the Company;
(b) the dissolution of the Company by judicial decree; or

(c) the Approval of the Board of the dissolution of the Company after having determined that a rule, ordinance, regulation, statute or government pronouncement has or may be enacted that would make any material aspect of this Agreement or the activities conducted by the Company unlawful or eliminate or substantially reduce, either directly or indirectly, the benefits that would accrue to the Members with respect to continuing the Company’s business operations; provided, however, that the Members agree to first use their best efforts to restructure the Company in such a manner that will avoid the unlawful or adverse effect and, to the extent practicable, will preserve the existing financial and business relationships among them.

Nothing contained in this Section 15.1 is intended to grant to any Member the right to dissolve the Company at will (by retirement, resignation, withdrawal or otherwise), or to exonerate any Member from liability to the Company and the remaining Members if it dissolves the Company at will.  Any dissolution of the Company at will shall be in contravention of this Agreement for purposes of the Act.  Dissolution of the Company under Section 15.1(c) or shall not constitute a dissolution at will.

16.	WINDING UP AND TERMINATION.

16.1 General.  If the Company is dissolved and is not reconstituted, a liquidator or liquidating committee selected by the Board of Directors (the “Liquidator”) shall commence to wind up the affairs of the Company and to liquidate and sell the Company’s assets. The Liquidator shall have sufficient business expertise and competence to conduct the winding up and termination of the Company and, in the course thereof, to cause the Company to perform any contracts which the Company has or thereafter enters into.  The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company property under such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions.  The Liquidator shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Board of Directors.  If the Manager serves as the Liquidator, the Manager shall not be entitled to receive any fee for carrying out the duties of the Liquidator.  The Liquidator (if other than the Manager) may resign at any time by giving fifteen (15) days’ prior written notice and may be removed at any time, with or without cause, by the Board of Directors.  Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be appointed by the Board of Directors.  The

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right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.  The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Manager under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions.  The Liquidator (if other than the Manager) shall not be liable to the Members except to the extent provided in the Act and shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in Section 17.1 hereof.

16.2 Court Appointment of Liquidator.  If the Manager does not serve as the Liquidator and, within ninety (90) days following the date of dissolution or other time provided in Section 16.1 hereof, a Liquidator or successor Liquidator has not been appointed in the manner provided therein, any interested party shall have the right to make application to any United States Federal District Judge (in his individual and not judicial capacity) for the Western District of Kentucky for appointment of a Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.

16.3 Liquidation.  The Liquidator shall give all notices to creditors of the Company and shall make all publications required by the Act.  In the course of winding up and terminating the business and affairs of the Company, the assets of the Company (other than cash) shall be sold or distributed in kind to the Members, in the reasonable discretion of the Liquidator, its liabilities and obligations to creditors, including any Members who made loans to the Company as provided in Section 4.5 or Section 4.6 hereof, and all expenses incurred in its liquidation shall be paid, and all resulting items of Company income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Members in accordance with Article IV hereof.  The fair market value of any assets of the Company distributed in kind to the Members shall be determined by an independent appraiser chosen by the Board of Directors.  Any distribution in kind need not be made on a pro rata basis so long as the value of the assets and cash (if any) distributed to each Member is in compliance with this Article XVI.  All Company assets (except to the extent reserves have been established pursuant to Section 16.4 hereof) shall be distributed among all the Members in accordance with their Sharing Percentages.  This distribution shall be made no later than the end of the fiscal year during which the Company is liquidated (or, if later, ninety (90) days after the date on which the Company is liquidated).  Upon the completion of the liquidation of the Company and the distribution of all the Company assets, the Company shall terminate and the Liquidator shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Company.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members may instead be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same

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proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

16.4 Creation of Reserves.  After making payment or provision for payment of all debts and liabilities of the Company and all expenses of liquidation, the Liquidator may set up such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.

16.5 Final Statement.  Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Members a statement which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation, each Member’s pro rata portion of distributions under Section 16.3 hereof, and the amount retained as reserves by the Liquidator under Section 16.4 hereof.

17.	MISCELLANEOUS.
17.1 Standard of Care of Board of Directors; Indemnification.

(a) Each officer and each of the members of the Board of Directors (the “Board Representatives”) shall be subject to the fiduciary duty of care in the performance of such officer's or director's duties on the Company's behalf.  The business judgment rule as interpreted and applied by Delaware courts is adopted as the standard of care applicable to directors and officers.   Board Representatives and officers shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act or failure to act by a Board Representative or officer in good faith reliance on such advice shall in no event subject any Board Representative or officer, or their respective representatives, to liability to the Company or Unitholders.    Except as provided in this Agreement, this Agreement is not intended to, and does not, create or impose any common law or statutory fiduciary duty of loyalty on any Board Representative, officer or Unitholder.  Furthermore, each of the Unitholders and the Company waive any and all fiduciary duties of loyalty that, absent such waiver, may be implied by any common law or statutory law, and in doing so, acknowledges and agrees that the duties and obligation of each Board Representative, officer or Unitholder to each other and to the Company are only as expressly set forth in this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Board Representative, officer or Unitholder otherwise existing at law or in equity, are agreed by the Unitholders to replace such other duties and liabilities of such Board Representative, officer or Unitholder.  To the extent that, at law or in equity, any Board Representative, officer or Unitholder has duties and liabilities related thereto to the Company or to any other Unitholder, a Board Representative, officer or Unitholder acting under this Agreement shall not be liable to the Company or to any Unitholder for such Board Representative’s, officer’s or Unitholder's good faith reliance on the provisions of this Agreement.    Except as provided in this Agreement, whenever in this Agreement a Unitholder, officer or Board Representative is permitted or required to make a decision (including a decision that is in such Unitholder’s, officer's or Board Representative's "discretion" or under a grant of similar authority or latitude), the Unitholder, officer or Board Representative shall be entitled to consider the interests of such Unitholder or the Unitholder appointing a Board Representative or officer, and shall have no duty or obligation to consider the interest of or factors affecting the Company or other Unitholders.

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(b) To the fullest extent permitted by the Act, the Company shall indemnify each Board Representative against reasonable expenses (including reasonable attorneys’ fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively “Liability”), incurred by the Board Representative in connection with defending any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) to which the Board Representative is, or is threatened to be made, a party because they are or were a Board Representative, provided that (i) the Board Representative acted in good faith and in a manner reasonably believed by the Board Representative to be in the best interest of the Company, (ii) in the case of a criminal proceeding, the Board Representative had no reasonable cause to believe the conduct was unlawful, (iii) in connection with a proceeding brought by or in the right of the Company, the Board Representative was not adjudged liable to the Company, and (iv) the Board Representative was not adjudged liable in a proceeding charging improper personal benefit.

(c) To the fullest extent authorized or permitted by the Act, the Company shall pay or reimburse reasonable expenses (including reasonable attorneys’ fees) incurred by a Board Representative who is a party to a proceeding in advance of final disposition of such proceeding if (i) the Board Representative furnishes the Company and Manager a written affirmation of its, his or her good faith belief that it, he or she has met the standard of conduct described in Section 17.1(b) hereof; (ii) the Board Representative furnishes the Company a written undertaking, executed personally or on the Board Representative’s behalf, to repay the advance if it is ultimately determined that the Board Representative did not meet the standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the provisions of Section 17.1(b) hereof.

(d) The indemnification against Liability and advancement of expenses provided by, or granted pursuant to, this Section 17.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any agreement, action of Members or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Company, shall continue as to an entity or person who has ceased to be a Board Representative, and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such an entity or person.

(e) Any repeal or modification of this Section 17.1 by the Members shall not adversely affect any right or protection of the Board Representatives under this Section 17.1 with respect to any act or omission occurring prior to the time of such repeal or modification.

17.2 Notices.  All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by prepaid telegram or facsimile followed by confirmatory letter.  For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Exhibit B; provided, however, that each Member shall have the right to change its address with notice hereunder to any other location by the giving of thirty (30) days’ notice to the Manager in the manner set forth above.

17.3 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive federal laws of the United States and the laws of the State of

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Delaware; provided, however, that the conflicts of law principles of the State of Delaware shall not apply to the extent that they would operate to apply the laws of another state.

17.4 Waiver of Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY.  THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FORM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

17.5 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Members, and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles XIII or XIV hereof.

17.6 Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.  The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder.  The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

17.7 Time. Time is of the essence with respect to this Agreement.

17.8 Waiver of Partition.  Notwithstanding any statute or principle of law to the contrary, each Member hereby agrees that, during the term of the Company, it shall have no right (and hereby waives any right that it might otherwise have had) to cause any Company property to be partitioned and/or distributed in kind.

17.9 Entire Agreement.  This Agreement contains the entire agreement among the Members relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein (including the Initial LLC Agreement) are terminated.

17.10 Amendments.  Except as otherwise expressly provided in this Section 17.10, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document Approved by the Members, and any alleged amendment or modification herein which is not so documented and approved shall not be effective as to any Member; provided, however, that Sections 3.1,  3.2,  8.3,  10.1,  12.1,  12.4,  14.1,  14.2,  15.1 and this 17.10 shall not be amended without the consent of both AFAM Member and the CHS Member. The Board of Directors may, without the approvals set forth in this Section 17.10, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:

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(a) a change in the location of the principal place of business of the Company not inconsistent with the provisions of Section 2.3, or a change in the registered office or the registered agent of the Company;

(b) admission of a Member into the Company or termination of any Member’s interest in the Company in accordance with this Agreement;

(c) qualification of the Company as a limited liability company under the laws of any state or that is necessary or advisable in the opinion of the Board of Directors to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes, provided, in either case, such action shall not adversely affect any Member; or

(d) a change that is required or contemplated by this Agreement.

However, no amendment or modification which disproportionately affects the interest of any Member in the governance, capital, profits or losses of, or distributions or allocations with respect to, the Company shall be effective as to any Member unless the same has been set forth in a document duly executed by such Member.

17.11 Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

17.12 Gender and Number.  Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

17.13 Exhibits. Each Exhibit to this Agreement is incorporated herein for all purposes.

17.14 Additional Documents.  Each Member, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

17.15 Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

17.16 Certificate(s) for Units.  All Units in the Company shall be represented by certificates issued by the Company, shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Delaware Uniform Commercial Code (“Article 8”) and shall be governed by Article 8.

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17.17 Headings.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

17.18 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute but one document.  Pdf or other electronic copies shall be deemed originals for all purposes hereunder.

17.19 Post-Closing Restructuring. At any time after the date hereof, AFAM may request the Company to distribute the Company’s ownership interest in one or more of the AF-CH-HH Subsidiaries to (i) the appropriate CHS Affiliate that operates a hospital in the same geographic region as the given AF-CH-HH Subsidiary and (ii) AFAM or a designated AFAM Affiliate in a manner consistent with the then applicable and respective indirect interests of CHS and AFAM in such AF-CH-HH Subsidiary(ies) (the “AFAM Request”).  In the event that CHS objects to the AFAM Request, the Members will engage in the dispute resolution process set forth in Sections 12.4(a) and (b) through the Board of Directors and the Members' CEOs (or their designees).  But if the CEOs (or their designees) are unable to resolve the dispute, then notwithstanding anything else in this Agreement to the contrary, as soon as is reasonably practicable, but in any event not less than one hundred twenty (120) days after receipt of the AFAM Request, the Company, CHS and AFAM shall complete the distributions of the ownership interests in the AF-CH-HH Subsidiary(ies) as set forth in the AFAM Request, except as otherwise prohibited by law.  For each such joint venture created through the transactions set forth in this Section 17.19, the parties shall enter into a limited liability company agreement on substantially the same terms as this Agreement and a management agreement, affiliation agreement, cash management agreement and license agreement with the same material terms as the current Management Agreement, Affiliation Agreement, Cash Management Agreement and License Agreement that are each referenced in this Agreement or the Purchase Agreement.

17.20 Affiliate Hospital Accounting.  In its capacity as Manager, AFAM shall, for each accounting period of the Company, provide the CHS Member with a schedule of the operating results of each home health agency.  The CHS Member shall, in its internal books and records in its routine accounting process credit each Affiliate Hospital that has been identified by AFAM as having an impact with its proportional share of the earnings of any home health agency affiliated with each Affiliate Hospital.

[SIGNATURE PAGE FOLLOWS]

33

IN WITNESS WHEREOF, the Members have entered into this Agreement as of the date first written above.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:
Name:
Title:

[AFAM SUBSIDIARY]

By:
Name:
Title:

34

EXHIBIT A
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
AF-CH-HH, LLC

Allocations of Profit and Loss
and Other Tax Matters

ARTICLE 1

Section 1.1 Definitions.  The following definitions shall be applicable in this Exhibit A and as used in the Agreement:

(a)Adjusted Capital Account Deficit.

“Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Section 704 Capital Account as of the end of any relevant fiscal year, after giving effect to the following adjustments:

(i)credit to such Section 704 Capital Account any amount that such Member is obligated to restore to the Company under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations;

(ii)debit to such Section 704 Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

This definition is intended to comply with the provisions of Sections 1.704-1(b)(2)(d) and 1.704-2 of the Regulations and shall be interpreted consistently with those provisions.

(b)Adjusted Net Income Or Loss.

“Adjusted Net Income Or Loss” for any fiscal year (or portion thereof) shall mean the excess (or deficit) of (x) the Gross Income for such period (not including Gross Income (if any) allocated during such period pursuant to Sections 3.1(a),  3.1(b) and 3.1(c) and Section 3.4 hereof) over (y) the Deductible Expenses for such period (not including Deductible Expenses (if any) allocated during such period pursuant to Sections 3.1(d) and 3.1(e) hereof) with the following modifications:

(i)Any item of Company profit that is exempt from federal income tax and not otherwise taken into account in computing Adjusted Net Income Or Loss pursuant to this Section 1.1(b) shall be treated as additional Gross Income and, if not otherwise allocated pursuant to Section 3.1(a),  3.1(b) or 3.1(c) hereof, added to the amount otherwise calculated as Adjusted Net Income Or Loss under Section 1.1(b); and

(ii)Any Company expenditure that is described in Section 705(a)(2)(B) of the Code (relating to Company expenditures that are not deductible for federal income tax purposes in computing taxable income and not properly chargeable to capital), or treated as so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Adjusted Net Income Or Loss pursuant to this Section 1.1(b) shall be treated as an additional Deductible Expense and, if not otherwise allocated pursuant to Section 3.1(d) or 3.1(e) hereof, subtracted from the amount otherwise calculated as Adjusted Net Income Or Loss under this Section 1.1(b).

(c)Agreed Value.

“Agreed Value” of any property contributed to the capital of the Company shall mean the fair market value of such property at the time of contribution (as agreed to in writing by the Members without regard to Section 7701(g) of the Code (i.e., determined without regard to the amount of Nonrecourse Liabilities to which such property is subject)).

(d)Book Basis.

The initial “Book Basis” of any Company property shall be equal to the Company’s initial adjusted tax basis in such property; provided, however, that the initial “Book Basis” of any Company property contributed to the capital of the Company shall be equal to the Agreed Value of such property.  Effective immediately after giving effect to the allocations of profit and loss, as computed for book purposes, for each Fiscal Year under Section 3.1 hereof, the Book Basis of each Company property shall be adjusted downward by the amount of Book Depreciation allowable to the Company for such Fiscal Year with respect to such property.  In addition, effective immediately prior to any Revaluation Event, the Book Basis of each Company property shall be further adjusted upward or downward, as necessary, so as to equal the fair market value of such property at the time of such Revaluation Event (as agreed to in writing by the Members taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)).

(e)Book Depreciation.

The amount of “Book Depreciation” allowable to the Company for any Fiscal Year with respect to any Company property shall be equal to the product of (1) the amount of Tax Depreciation allowable to the Company for such year with respect to such property, multiplied by (2) a fraction, the numerator of which is the property’s Book Basis as of the beginning of such year (or the date of acquisition if the property is acquired during such year) and the denominator of which is the property’s adjusted tax basis as of the beginning of such year (or the date of acquisition if the property is acquired during such year).  If the denominator of the fraction described in clause (2) above is equal to zero, the amount of “Book Depreciation” allowable to the Company for any Fiscal Year with respect to the Company property in question shall be determined under any reasonable method selected by the Manager.

(f)Book Gain Or Loss.

“Book Gain Or Loss” realized by the Company in connection with the disposition of any Company property shall mean the excess (or deficit) of (1) the amount realized by the Company in connection with such disposition (as determined under Section 1001 of the Code) over (2) the Book Basis of such property at the time of the disposition.

(g)Book/Tax Disparity Property.

“Book/Tax Disparity Property” shall mean any Company property that has a Book Basis which is different from its adjusted tax basis to the Company.  Thus, any property that is contributed to the capital of the Company by a Member shall be a “Book/Tax Disparity Property” if its Agreed Value is not equal to the Company’s initial tax basis in the property.  In addition, once the Book Basis of a Company property is adjusted in connection with a Revaluation Event to an amount other than its adjusted tax basis to the Company, the property shall thereafter be a “Book/Tax Disparity Property.”

(h)Capital Transaction.

“Capital Transaction” shall mean (1) any transaction pursuant to which the Company borrows funds, all or part of the Company’s properties are sold, condemned, exchanged, abandoned or otherwise disposed of, insurance proceeds or other damages are recovered by the Company or (2) any other transaction which, in accordance with generally accepted accounting principles, is considered capital in nature (including, without limitation, any transaction that is entered into in connection with, or results in, the Liquidation of the Company).

(i)Company Minimum Gain.

“Company Minimum Gain” shall mean the amount of Company “minimum gain” that is computed strictly in accordance with the principles of Section 1.704-2(d)(1) of the Regulations.  A Member’s share of such “Company Minimum Gain” shall be calculated in accordance with the provisions of Section 1.704-2(g) of the Regulations.

(j)Deductible Expenses.

“Deductible Expenses” for any Fiscal Year (or portion thereof) shall mean all items, as calculated for book purposes, which are allowable as deductions to the Company for such period under Federal income tax accounting principles (including Book Depreciation, but excluding any expense or deduction attributable to a Capital Transaction).

(k)Economic Risk Of Loss.

“Economic Risk Of Loss” borne by any Member for any Company liability shall mean the aggregate amount of economic risk of loss that such Member and all Related Persons to such Member are treated as bearing with respect to such liability pursuant to Section 1.752-2 of the Regulations.

(l)Gross Income.

“Gross Income” for any Fiscal Year (or portion thereof) shall mean the gross income derived by the Company from all sources (other than from capital contributions and loans to the Company and other than from a Capital Transaction) during such period, as calculated for book purposes in accordance with Federal income tax accounting principles.

(m)Liquidation.

“Liquidation” of a Member’s Units or other interest in the Company shall mean and be deemed to occur upon the earlier of (1) the date upon which the Company is terminated under Section 708(b)(1) of the Code, (2) the date upon which the Company ceases to be a going concern (even though it may continue in existence for the limited purpose of winding up its affairs, paying its debts and distributing any remaining Company properties to the Members) or (3) the date upon which there is a liquidation of the Member’s Units or other interest in the Company (but the Company is not terminated) under Section 1.761-1(d) of the Regulations.  “Liquidation” of the Company shall mean and be deemed to occur upon the earlier of (a) the date upon which the Company is terminated under Section 708(b)(1) of the Code or (b) the date upon which the Company ceases to be a going concern (even though it may continue in existence for the limited purpose of winding up its affairs, paying its debts and distributing any remaining Company properties to the Members).

(n)Member Nonrecourse Debt Minimum Gain.

“Member Nonrecourse Debt Minimum Gain” shall mean the amount of Company “minimum gain” that is computed strictly in accordance with the principles of Section 1.704-2(i)(2) of the Regulations.  A Member’s share of such “Member Nonrecourse Debt Minimum Gain” shall be calculated in accordance with the provisions of Section 1.704-2(i)(5) of the Regulations.

(o)Member Nonrecourse Debt.

“Member Nonrecourse Debt” shall mean any Company liability that is treated as a “partner nonrecourse debt” under Section 1.704-2(b)(4) of the Regulations.

(p)Member Nonrecourse Deductions.

“Member Nonrecourse Deductions” shall mean any and all items of Book Depreciation and other Deductible Expenses that are treated as “partner nonrecourse deductions” under Section 1.704-2(i) of the Regulations.

(q)Modified 752 Share Of Recourse Debt.

“Modified 752 Share of Recourse Debt” of any Member shall mean, as of any date, the Economic Risk Of Loss borne by such Member with respect to Recourse Debt of the Company (determined, as of the date in question, by assuming, for purposes of Section 1.752-2 of the Regulations, that the Company constructively liquidates on such date (within the meaning of Section 1.752-2 of the Regulations) except that all Company properties shall be deemed thereunder to be transferred in fully taxable exchanges for an aggregate amount of cash consideration equal to their respective Book Bases and such consideration shall be deemed thereunder to be used, in the appropriate order of priority, in full or partial satisfaction of all Company liabilities).

(r)Nonrecourse Deductions.

“Nonrecourse Deductions” shall mean any and all items of Book Depreciation and other Deductible Expenses that are treated as “nonrecourse deductions” under Section 1.704-2(c) of the Regulations.

(s)Nonrecourse Liability.

“Nonrecourse Liability” shall mean any Company liability treated as a “nonrecourse liability” under Section 1.704-2(b)(3) of the Regulations.  Subject to the foregoing sentence, “Nonrecourse Liability” shall mean any Company liability (or portion thereof) for which no Member bears the Economic Risk Of Loss.

(t)Recourse Debt.

“Recourse Debt” shall mean any Company liability (or portion thereof) that is neither a Nonrecourse Liability nor a Member Nonrecourse Debt.

(u)Related Person.

“Related Person” shall mean, as to any Member, any person who is related to such Member (within the meaning of Section 1.752-4(b) of the Regulations).

(v)Revaluation Event.

“Revaluation Event” shall mean any of the following occurrences:  (1) the contribution of money or other property (other than a de minimis amount) by a new or existing Member to the capital of the Company as consideration for the issuance of additional Units or other interest in the Company; (2) the distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for Units or other interest in the Company, including any deemed issuance of Units pursuant to Section 4.2 of the Agreement; or (3) the termination of the Company for federal income tax purposes under Section 708(b)(1)(B) of the Code; provided, however, that the occurrence of an event described in clause (1) or (2) above shall not constitute a Revaluation Event if the Board of Directors reasonably determines that it is not necessary to adjust the Book Bases of the Company’s assets or the Members’ Capital Accounts in connection with the occurrence of any such event.

(w)Section 704 Capital Account.

“Section 704 Capital Account” shall have the meaning assigned to such term in Article 2 of this Exhibit A.

(x)Tax Depreciation.

“Tax Depreciation” for any Fiscal Year shall mean the amount of depreciation, cost recovery or other amortization deductions allowable to the Company for Federal income tax purposes for such year.

(y)Tax Items.

“Tax Items” shall mean, with respect to any property, all items of profit and loss (including Tax Depreciation) recognized by or allowable to the Company with respect to such property, as computed for Federal income tax purposes.

(z)Unrealized Book Gain Or Loss.

“Unrealized Book Gain Or Loss” with respect to any Company property shall mean the excess (or deficit) of (1) the fair market value of such property (as agreed to in writing by the Members taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)), over (2) the Book Basis of such property.

ARTICLE 2

SECTION 704 CAPITAL ACCOUNTS

A “Section 704 Capital Account” (herein so called) shall be determined and maintained for each Member throughout the full term of the Agreement in accordance with Article IV of the Agreement.

ARTICLE 3

ALLOCATIONS OF PROFIT AND LOSS

Section 3.1Allocation of Book Items.

Subject to the provisions of Sections 3.3 and 3.4 of this Exhibit A, all items of profit and loss realized by the Company during each fiscal year shall be allocated among the Members (after giving effect to all adjustments attributable to all contributions and distributions of money and property effected during such year) in the manner prescribed in this Section 3.1.

(a)Pursuant to Section 1.704-2(f) of the Regulations (relating to minimum gain chargebacks), if there is a net decrease in Company Minimum Gain for such year (or if there was a net decrease in Company Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of Gross Income and Book Gain during prior years to allocate among the Members under this Section 3.1(a)), then items of Gross Income and Book Gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, to each Member in an amount equal to such Member’s share of the net decrease in such Company Minimum Gain.

(b)Pursuant to Section 1.704-2(i)(4) of the Regulations (relating to minimum gain chargebacks), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt for such year (or if there was a net decrease in such Member Nonrecourse Debt Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of Gross Income and Book Gain during prior years to allocate among the Members under this Section 3.1(b)), then items of Gross Income and Book Gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, to each Member with a share of such Member Nonrecourse Debt

Minimum Gain as of the first day of such year in an amount equal to such Member’s share of the net decrease in such Member Nonrecourse Debt Minimum Gain.

(c)Pursuant to Section 1.704-1(b)(2)(ii)(d) of the Regulations (relating to “qualified income offsets”), if a transaction described in Section 1.704(b)(2)(ii)(d)(4), (5) and (6) of the Regulations occurs unexpectedly, items of Company income and gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, among each Member with an Adjusted Capital Account Deficit in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 3.1(c) shall be made only if, and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.1(c) were not in this Exhibit A.

(d)All Member Nonrecourse Deductions attributable to a Member Nonrecourse Debt shall be allocated among the Members bearing the Economic Risk Of Loss for such debt; provided, however, that if more than one Member bears the Economic Risk Of Loss for such debt, the Member Nonrecourse Deductions attributable to such debt shall be allocated to and among such Members, pro rata in the same proportion that their Economic Risks Of Loss bear to one another.

(e)All Nonrecourse Deductions shall be allocated among the Members, pro rata in accordance with their respective Sharing Percentages.

(f)Any Adjusted Net Income realized by the Company for such year and, except as provided in Section 3.1(h) hereof, any Book Gain derived from a Capital Transaction occurring during such year and not allocated pursuant to Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), and 3.1(e) and Section 3.4 hereof, shall be allocated among the Members, as necessary, so as to cause the balances in their respective Section 704 Capital Accounts to be in the same ratio to one another as are their Sharing Percentages, with all remaining amounts of Adjusted Net Income and Book Loss to be allocated to the Members pro rata in accordance with their respective Sharing Percentages.

(g)Any Adjusted Net Loss realized by the Company for such year and, except as provided in Section 3.1(h) hereof, any Book Loss derived from a Capital Transaction occurring during such year and not allocated pursuant to Sections 3.1(a), 3.1(b), 3.1(c), 3,1(d), and 3.1(e) and Section 3.4 hereof, shall be allocated among the Members, as necessary, so as to cause the balances in their respective Section 704 Capital Accounts to be in the same ratio to one another as are their Sharing Percentages, with all remaining amounts of Adjusted Net Loss and Book Loss to be allocated to the Members pro rata in accordance with their respective Sharing Percentages.

(h)Book Gain Or Loss derived from a Capital Transaction that is entered into in connection with, or results in, the Liquidation of the Company shall be allocated among the Members as follows in the following order of priority (after giving effect to all adjustments attributable to allocations of items of Company profit and loss made pursuant to the preceding provisions of this Section 3.1 and Section 3.4 for such year and after giving effect to all adjustments attributable to contributions and distributions or money and property effected prior to such determination):

(i)Book Gain remaining after the allocations provided for in Sections 3.1(a), 3.1(b) and 3.1(c) hereof shall be allocated as follows and in the following order of priority:

(A)First:  Book Gain equal to the deficit balance (if any) in each Member’s Capital Account shall be allocated to such Member.

(B)Second:  An amount of Book Gain shall be allocated next among the Members to the least extent necessary to cause their positive Section 704 Capital Account balances to equal their respective Sharing Percentages.

(C)Third:  All remaining amounts of Book Gain shall be allocated among the Members pro rata in accordance with their respective Sharing Percentages.

(ii)Book Loss (if any) shall be allocated as follows and in the following order of priority:

(A)First:  Book Loss shall be allocated to the Members to the least extent necessary to cause the positive balances in their Section 704 Capital Accounts to be in the same proportion to one another as are their respective Sharing Percentages.

(B)Second: All remaining amounts of Book Loss shall be allocated among the Members pro rata in accordance with their respective Sharing Percentages.

(i)For purposes of determining the nature (as ordinary or capital) of any Company profit allocated among the Members for Federal income tax purposes pursuant to this Section 3.1, the portion of such profit required to be recognized as ordinary income pursuant to Sections 1245 and/or 1250 of the Code shall be deemed to be allocated among the Members in the same proportion that they were allocated and they claimed the Book Depreciation deductions, or basis reductions, directly or indirectly giving rise to such treatment under Sections 1245 and/or 1250 of the Code.

(j)The parties intend that the foregoing allocation provisions of this Section 3.1 shall produce Section 704 Capital Account balances of the Members that will permit liquidating distributions that are made in accordance with final Capital Account balances under Section 17.3 of the Agreement to be made to the Members, pro rata in accordance with their respective Sharing Percentages.  To the extent that the allocation provisions of this Section 3.1 would fail to cause the Members’ final Capital Account balances to be in such ratio, (i) such provisions shall be amended by the Members if and to the extent necessary to produce such result and (ii) taxable income and taxable loss of the Company for prior open years (or items of Gross Income and Deductible Expenses of the Company for such years) shall be reallocated among the Members to the extent it is not possible to achieve such result with allocations of items of income (including Gross Income) and Deductible Expenses for the current year and future years.  This Section 3.1(j) shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

Section 3.2Allocation Of Tax Items.

(a)Except as otherwise provided in the succeeding provisions of this Section 3.2, each Tax Item shall be allocated among the Members in the same manner as each correlative item of profit or loss, as calculated for book purposes, is allocated pursuant to the provisions of Section 3.1 and Section 3.4 hereof.

(b)The Members hereby acknowledge that all Tax Items in respect of any Book/Tax Disparity Property owned by the Company are required to be allocated among the Members in the same manner as under Section 704(c) of the Code (as specified in Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g) of the Regulations) and that the principles of Section 704(c) of the Code require that such Tax Items must be shared among the Members so as to take account of the variation between the adjusted tax basis and Book Basis of each such Book/Tax Disparity Property.  Thus, notwithstanding anything in Sections 3.1 or 3.2(a) to the contrary, the Members’ distributive shares of Tax Items in respect of each Book/Tax Disparity Property shall be separately determined and allocated among the Members in accordance with the principles of Section 704(c) of the Code.  For purposes of making tax allocations pursuant to Section 704(c) of the Code (including allocations pursuant to Section 1.704-1(b)(2)(iv)(f) if a Revaluation Event occurs) the Manager shall determine the method or methods to be used by the Company.

Section 3.3Allocations Of Profit And Loss And Distributions In Respect Of Interests Transferred.

(a)If any Unit or other interest in the Company is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of Adjusted Net Income Or Loss, Book Gain Or Loss and other Company profit and loss for such year shall be divided and allocated among the Members in question by taking account of their varying interests in the Company during such year on a daily, monthly or other basis, as determined by the Manager using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b)Distributions of Company properties in respect of a Unit or other interest in the Company shall be made only to the persons or entities who, according to the Company’s books and records, are the holders of record of the Units or other interests in the Company in respect of which such distributions are made on the actual date of distribution.  Neither the Company nor the Manager shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Manager has knowledge or notice of any transfer or purported transfer of ownership of any Unit or other interest in the Company.

(c)Notwithstanding any provision above to the contrary, Book Gain Or Loss (and taxable gain or loss to the extent permitted by the Code and Regulations) realized in connection with a sale or other disposition of any Company properties shall be allocated solely among the parties owning Units or other interests in the Company as of the date such sale or other disposition occurs.

EXHIBIT B
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
AF-CH-HH, LLC

NAME OF MEMBER	CAPITAL CONTRIBUTION	UNITS
[AFAM Subsidiary] 9510 Ormsby Station Road, Suite 300 Louisville, Kentucky 40223	$_______________	80
CHS/Community Health Systems, Inc. 4000 Meridian Boulevard Franklin, Tennessee 37067	$_______________	20

Final version

Attachment E

ADMINISTRATIVE AND MANAGEMENT SERVICES AGREEMENT

THIS ADMINISTRATIVE AND MANAGEMENT SERVICES AGREEMENT ("Agreement") is executed this __ day of __________, 2016, to be effective as of the ____ day of _____________, 2016 (the "Commencement Date"), by and between AF-CH-HH, LLC ("AF-CH-HH"), a Delaware limited liability company, and (ii) Almost Family, Inc. ("AFAM"), a Delaware corporation, and National Health Industries, Inc. ("NHI"), a Kentucky corporation (AFAM and NHI are referred to collectively, as the "Management Company").  AF-CH-HH, AFAM and NHI are sometimes collectively referred to in this Agreement each as a "Party" and collectively as the "Parties."

Recitals

 A.AF-CH-HH engages in the business of providing Medicare certified home health services and hospice services directly and through several direct and indirect subsidiaries (referred to collectively as, the "AF-CH-HH Group").

B.The Management Company provides certain administrative, managerial, billing, and collections services (collectively, the "Management Services") to its direct and indirect subsidiaries, including, more particularly, the services that are (i) described in Section 4, and (ii) further described in  Attachment A, Section 1 attached hereto and incorporated herein by reference;

C.AF-CH-HH, on behalf of the AF-CH-HH Group, desires to engage the Management Company to provide the Management Services, or to cause the Management Services, to be provided to the AF-CH-HH Group, and the Management Company desires to provide the Management Services, or to cause the Management Services to be provided, to the AF-CH-HH Group, each on the terms and conditions set forth herein.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1. Provision of Management Services.  The AF-CH-HH Group and the Management Company hereby agree that the Management Company shall provide the Management Services for the AF-CH-HH Group during the Term, pursuant to the terms and conditions set forth in this Agreement.

2. Term.  The initial term of this Agreement shall begin on the Commencement Date and shall continue for a period of five (5) years (“Initial Term”), unless otherwise terminated as set forth in this Agreement.  Each year on the anniversary of the Commencement Date this Agreement shall automatically renew for a new five (5) year term (each a “Renewal Term” and with the Initial Term, hereinafter referred to as the “Term”) unless either Party provides written notice of its intent not to renew at least sixty (60) days prior to the applicable anniversary of the Commencement Date.  If a Party timely provides written notice of its intent not to renew, then the given Initial Term or Renewal Term shall no longer renew on the anniversary of the Commencement Date.

3. Fees and Charges.
(a) The Management Company's fee for the services provided under this Agreement shall be calculated and billed as set forth below.

Final version

(b) As the Management Company’s fee for its management services hereunder, the Company shall pay to the Management Company an annual amount equal to five percent (5%) of the Company’s Net Revenues for the preceding year (the “Management Fee”). “Net Revenues” shall mean the total operating revenues of the AF-CH-HH Group net of an allowance for contractual allowances, discounts, bad debt and other uncollectible amounts as determined under the accrual method of accounting in accordance with GAAP as consistently applied by the Management Group from time to time.  The Management Fee for each month shall be paid in accordance with Section 3(e) hereof.

(c) In addition to the Management Fee, the AF-CH-HH Group shall reimburse the Management Company on a monthly basis for all direct charges incurred by the Management Company on behalf of AF-CH-HH Group of the nature identified in Attachment A, Section 2 attached hereto and incorporated by reference but only to the extent that the Management Company actually incurs such charges.  The Management Company and the AF-CH-HH Group agree that the AF-CH-HH Group shall be responsible for all expenses for executive employees exclusively dedicated to AF-CH-HH Group, sales and marketing efforts, hospital specific programs, hospice related support and such other items identified in Attachment A, Section 2, and in the event that the Management Company incurs charges with respect to such items, then the AF-CH-HH Group shall reimburse the Management Company.

(d) In addition to the Management Fee and expense reimbursement referred to above, the AF-CH-HH Group shall also pay and reimburse the Management Company on a monthly basis (or as billed, if later), for all actual costs paid or incurred by the Management Company related to participation by the AF-CH-HH Group's employees in the Management Company's benefit plans, if applicable, and/or the AF-CH-HH Group's employee costs incurred or paid by the Management Company, including without limitation, actual costs paid or incurred relating to employee benefit plans.

(e) All charges, including, without limitation, the monthly Management Fee will be billed, to the extent reasonably possible, to the AF-CH-HH Group on a monthly basis within seven business days after the end of each month and are due and payable to the Management Company within 15 business days after receipt of the invoice, unless the AF-CH-HH Group notifies the Management Company of a discrepancy in the monthly invoice within seven business days of receipt of the invoice date.  The Management Company will maintain and provide to the AF-CH-HH Group reasonable documentation of its out-of-pocket expenses charged back to the AF-CH-HH Group pursuant to this Agreement.  Notwithstanding the preceding, the failure of the Management Company to seek reimbursement for an expense on a timely basis as described above shall not affect the AF-CH-HH Group's obligation to reimburse the Management Company for such expense.

4. Scope of Services and Obligations of the Management Company.

(a) Services Provided.  The Management Company acknowledges that it shall have responsibility for ensuring that the Management Services required by this Agreement, including any coding, billing, and invoice or claims submissions activities, are performed in accordance with applicable Federal and State law, generally accepted industry standards, as well as any other third party payor rules or guidelines provided by the AF-CH-HH Group to the Management Company.  The Management Services to be provided by the Management Company under this Agreement are identified on Attachment A attached and incorporated by reference pursuant to the terms set forth in this Agreement.

(b) Performance Metrics.  The Management Company shall perform its services under this Agreement for the AF-CH-HH Group with the same level of quality and performance standards as the Management Company adheres to in the performance of services for the direct and indirect subsidiaries of the NHI Parent.

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(c) HIPAA Compliance.  The Management Company and any subcontractor with which the Management Company subcontracts for the provision of the Management Services shall comply with the applicable requirements of Title II of the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA") in the performance of its obligations under this Agreement.  The Parties agree to execute a business associate agreement in form mutually satisfactory to the Management Company and the AF-CH-HH Group.

(d) Employees.

(i) Contracted Services Arrangement.  To assist the Management Company in performing the Management Services to the AF-CH-HH Group, the Management Company may, but is not required to, contract with the AF-CH-HH Group for the services of one or more of the AF-CH-HH Group’s employees.  The Parties intend that such services will be performed on behalf of the Management Company, but under the primary direction and control of the AF-CH-HH Group with input from the Management Company.  The AF-CH-HH Group shall pay or provide to the contracted employees such salaries, bonuses, benefits, including retirement contributions, in accordance with its applicable polices and pay the federal, state and local income and employment tax withholdings related to or associated with the employment of the contracted employees.  The Management Company will reimburse the AF-CH-HH Group for the aforementioned expenses, or portion thereof, as may be mutually agreed upon between the Management Company and the AF-CH-HH Group.  Similarly, the AF-CH-HH Group may contract with the Management Company for the services of one or more of the Management Company’s employees.

(e) Compliance Activities.  The Management Company shall maintain, or cause to be maintained, a corporate compliance plan for the Management Services contemplated by this Agreement, including the implementation of effective internal controls to ensure compliance with applicable Federal and State law. The Management Company shall take appropriate steps to prevent, investigate, and act upon any inappropriate coding, billing or business practices within the Management Company.  The Management Company shall conduct regular internal audits and engage in other ongoing monitoring activities relating to the business practices of the Management Company.  The Management Company shall at all times be solely responsible for taking appropriate disciplinary action and/or other corrective measures when inappropriate, fraudulent, abusive or otherwise illegal business activity is identified within the Management Company.  The Management Company shall further ensure that any subcontractor with whom the Management Company contracts to provide the Management Services under this Agreement agrees in writing to comply with the requirements of this Section 4(e).

(f) Audits.

(i) Audits or Reviews.  In addition to the independent audit contemplated by Section 4(i), below, upon not less than 10 days’ notice from the AF-CH-HH Group to the Management Company, and at the sole cost and expense of the AF-CH-HH Group, the Management Company shall cooperate and furnish the AF-CH-HH Group or its designees with any and all information necessary to perform and complete any and all audits or review procedures deemed necessary by the AF-CH-HH Group, in the AF-CH-HH Group’s reasonable discretion, to determine the accuracy and correctness of the accounting and internal controls performed and maintained by the Management Company; provided, however that any such designee of the AF-CH-HH Group shall not be a direct or substantial competitor of the Management Company or any of its member AF-CH-HH Groups.  Any such audit or review shall be conducted at such time and in such fashion so as to avoid undue disruption of the Management Company’s business operations.

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(ii)Software Changes.  The Management Company shall provide, at AF-CH-HH Group’s sole cost and expense, any software changes that the Management Company deems necessary, in its reasonable discretion, for purposes of upholding the billing and coding specifications required by CMS, the applicable state department of medical assistance or any applicable insurance provider or third party payor.  Notwithstanding the preceding sentence, the Management Company agrees to back up data collected and stored on the AF-CH-HH Group’s behalf at regular intervals in order to preserve data and system integrity and to regularly store appropriate backups offsite.

(g) Insurance.  The Management Company agrees to maintain an insurance policy in the amount of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate in order to cover any errors, omissions, or other negligent acts of the Management Company or the Management Company’s principals, employees, or agents during the performance of any duties under this Agreement and to provide the AF-CH-HH Group with a copy of the insurance certificate upon request by the AF-CH-HH Group.

(h) Additional Services.  From time to time, the AF-CH-HH Group may request that the Management Company provide additional services that are not described in this Agreement.  Prior to providing any such additional services, the Management Company shall notify the AF-CH-HH Group of any additional fees and out-of-pocket expenses that the Management Company may charge for such additional services and obtain the AF-CH-HH Group’s approval of such additional fees. The AF-CH-HH Group shall be billed any such additional fees on a monthly basis, unless otherwise agreed between the Parties in writing.  If such additional services are requested by the AF-CH-HH Group and are to be performed by the Management Company, then the Parties shall amend this Agreement in order to specify the additional services to be provided by the Management Company and any additional fees and out-of-pocket expenses that the Management Company may charge for such additional services.

(i) Independent Audit.  From time to time, but not more frequently than once during any 12-month period, the Management Company and the AF-CH-HH Group may mutually agree to engage an independent auditor, directly or through an attorney, to perform an audit with respect to the Management Company’s operations and in particular its billing and coding practices on behalf of AF-CH-HH Group, with the expenses associated with such audit to be allocated to the AF-CH-HH Group.

5. Obligations of the AF-CH-HH Group.

(a) The AF-CH-HH Group shall not knowingly provide or cause to be provided inaccurate or incomplete billing information related to professional services rendered by the AF-CH-HH Group and shall not cause any unreasonable delay in providing same.

(b) The AF-CH-HH Group shall not knowingly submit to the Management Company any information, documents and other records, including, but not limited to, information, documents or records relating to any member of the AF-CH-HH Group, the practices of the AF-CH-HH Group, the physician providers of the AF-CH-HH Group, services rendered, charges, billings, accounts receivable, patient information, and payor mix history, that is not accurate, true, and correct in all material respects.  Upon becoming aware of any inaccuracy, untruth or incorrect information or any material change to the foregoing in connection with this subsection (b), the AF-CH-HH Group shall promptly notify the Management Company thereof and use reasonable efforts to provide the Management Company with updated documents and records, as appropriate.

(c) The AF-CH-HH Group shall provide to the Management Company information with regard to participation agreements or contracts for professional services that have been entered into between the AF-CH-HH Group and third parties responsible for payment of claims relative to any

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professional services provided by the AF-CH-HH Group, including, without limitation, terms of the contract, requirements and guidelines related to billing, and the specific agreed reimbursement rates for professional and/or total component services.  Upon becoming aware of any material change in connection with the foregoing in this Section 5(c), the AF-CH-HH Group shall promptly notify the Management Company thereof and make reasonable efforts to provide the Management Company with updated information, as appropriate.

(d) The AF-CH-HH Group acknowledges and agrees that under the terms of this Agreement, the business practices and methods, software programs, business products, plans, or other trade secrets, business records, or documents of the Management Company are the sole property of the Management Company.

(e) The AF-CH-HH Group acknowledges that the AF-CH-HH Group shall have full legal responsibility for providing complete, accurate and reliable information, data, and materials needed for Management Services under this Agreement, including providing all charge-related information to the Management Company.

6.  Default.   In the event of any default under the terms of this Agreement (each, a "Default"), the Party asserting such default shall provide written notice to the other Party (the "Defaulting Party") within 30 days of its discovery thereof, which Defaulting Party shall cure such Default within 15 business days from its receipt of such notice.

7. Indemnification.

(a) By the AF-CH-HH Group.  Without limitation as to the other rights of the Management Company, the AF-CH-HH Group shall indemnify, defend, and hold harmless the Management Company and its members, officers, managers, agents, affiliates, representatives, employees, and the personal representatives, heirs, successors and/or assigns, as applicable, of such persons, against and from all liability, demands, claims, actions or causes of action, assessments, losses, penalties costs, damages or expenses sustained or incurred by any of the foregoing persons as a result of or arising out of or by virtue of any misrepresentation or breach of any representation, warranty, covenant or agreement of the AF-CH-HH Group set forth herein.

(b) By the Management Company.  Without limitation as to the other rights of the AF-CH-HH Group, the Management Company shall indemnify, defend, and hold harmless the AF-CH-HH Group and its shareholders, directors, officers, partners, members, officers, managers, agents, affiliates, representatives and employees, and the personal representatives, heirs, successors and/or assigns, as applicable, of such persons, against and from all liability, demands, claims, actions or causes of action, assessments, losses, penalties costs, damages or expenses sustained or incurred by any of the foregoing persons as a result of or arising out of or by virtue of any misrepresentation or breach of any representation, warranty, covenant or agreement of the Management Company set forth herein.

8. Termination.
(a) The Parties may terminate this Agreement at any time by mutual written consent of the Management Company and the AF-CH-HH Group.

(b) Either Party may terminate this Agreement, immediately, without prior notice to the other Party, if (i) the non-terminating Party liquidates, dissolves or winds up; becomes insolvent or seeks protection, voluntary or involuntary, under applicable bankruptcy law; makes an assignment for the benefit of its creditors; (ii) there is a final determination by an administrative agency or a court of

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competent jurisdiction that a violation of any law or regulation has occurred in connection with the provision of the Management Services; (iii) the non-terminating Party is excluded, suspended, or debarred from participating in the Medicare of Medicaid programs; or (iv) if any principal of the non-terminating Party is convicted by a court of competent jurisdiction of a felony or any misdemeanor involving fraud or embezzlement, including, without limitation, mail or insurance fraud.

(c) In the event there is any uncured Default under this Agreement, the non-Defaulting Party may terminate this Agreement by 30 days written notice to the Defaulting Party.

(d) In the event the AF-CH-HH Group is more than 45 days delinquent in remitting payment to the Management Company for the Management Services provided under this Agreement following delivery of a proper and accurate invoice by the Management Company related to such payment, the Management Company may terminate this Agreement immediately, by written notice to the AF-CH-HH Group; provided, however that the AF-CH-HH Group shall remain liable to the Management Company for any unpaid amounts owed to the Management Company under this Agreement.

(e) Upon the termination of this Agreement for any reason, immediately and without charge, the AF-CH-HH Group may access and obtain copies of all of AF-CH-HH Group’s reports and information, including but not limited to information concerning the rendition of medical services by the AF-CH-HH Group, the AF-CH-HH Group’s patient charge data, and AF-CH-HH Group’s billing and collection data.  Any and all amounts owed to the Management Company under this Agreement shall become immediately due and payable, and except as set forth above in this subparagraph and in Section 8(f), the Management Company may cease performance of all Management Services under this Agreement without any further obligation or liability to the AF-CH-HH Group under this Agreement.

(f) Following the expiration or termination of this Agreement, the Management Company shall, if requested by the AF-CH-HH Group in writing and so long as permitted by law,  continue to provide Management Services to the AF-CH-HH Group in accordance with the terms and conditions of this Agreement for a reasonable period (not to exceed 90 days) (the "Run-Out Period") sufficient to enable the AF-CH-HH Group to make appropriate arrangements for the ongoing management of the AF-CH-HH Group.  In exchange for its provision of services provided during the Run-Out Period, the AF-CH-HH Group shall pay to the Management Company on the same basis as applicable during the Term.

9. Books and Records.

(a) Access.  The AF-CH-HH Group shall have the right during normal business hours of the Management Company to examine the books, records, and related materials maintained by the Management Company in connection with the Management Services provided to any member of the AF-CH-HH Group.

(b) Retention of Documents.  Except as otherwise required under the terms of the Parties’ Business Associate Agreement, the Management Company shall not have any liability or obligation with respect to the retention and storage of source documents, charge documents, and payment documents beyond the time period of normal billing activity, and shall return all such information to AF-CH-HH Group when no longer needed by the Management Company.  In connection with any follow-up billing issues, the AF-CH-HH Group shall make reasonable efforts to provide access to any such documents during normal business hours of the AF-CH-HH Group, upon written request by the Management Company.

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(c) Reasonable Costs.  To the extent that Section 1861(v)(1)(I) of the Social Security Act applies to this Agreement, the Management Company agrees that until the expiration of four years after the furnishing of the Management Services under this Agreement, the Management Company shall retain and make available, upon written request of the Secretary of Health and Human Services or the U.S. Comptroller General, or any of their duly authorized representatives, this Agreement, and any books, documents and records of the Management Company that are necessary to certify the nature and extent of any costs incurred by the AF-CH-HH Group under this Agreement.  Furthermore, the Management Company agrees to include a provision substantially similar to this Section 9(c) in any subcontractor agreement in connection with the Management Services.

(d) Confidentiality.  Each Party acknowledge and agree that during the Term each Party may be provided, and may otherwise come into contact, with confidential and proprietary information of the other Party  and its affiliates and customers, including, but not limited to, customer lists, business plans, know-how, trade secrets, development and experimental work, other proprietary and confidential matters relating to the financial affairs, personnel, products and services, sales, and business and other affairs of the other Party and any division or affiliate of the other Party and their respective assigns and successors, and with respect to the Management Company, including, but not limited to, the Management Company Information (collectively, the "Information"), and the Information is therefore deemed confidential, proprietary information of either Party relating to the business of either Party, so long as it is neither generally known nor readily ascertainable by the public (collectively, the "Confidential Information").  Confidential Information shall not include any information in intangible form which is retained in memory by a Party’s representatives and is wholly dissociated from the other Party in such representative’s memory.  Except pursuant to express written consent of the other Party, neither Party shall at any time during the duration of this Agreement or after the termination or expiration of this Agreement, make use of (whether personal, commercial or otherwise) nor disclose to any person or other third party (including an employee, contractor, or agent of the Management Company), for any competitive purpose whatsoever or any purpose which may be, directly or indirectly, individually or in the aggregate, reasonably considered to have a competitive effect, any Confidential Information, except in furtherance of performing the Management Services as may be required pursuant to applicable law or to a Party’s professional advisors and counselors, including, but not limited to, attorneys and consultants.  Except to the extent required by law, each Party shall return to the other Party any and all Confidential Information, and all copies thereof, in its possession upon the termination of this Agreement, or in the alternative, if then acceptable to the other Party, shall certify in writing that such Confidential Information including without limitation all electronic versions thereof have been destroyed.  Additional confidentiality and privacy provisions required by HIPAA are set forth in the Parties’ Business Associate Agreement.  This Section 9(d) shall in no way limit the Management Company’s obligations with respect to Protected Health Information.  The Parties acknowledge that monetary damages may not be an adequate remedy for a breach of this Section 9(d); therefore, a Party may seek equitable relief, including injunctive relief, without the need to post bond, and specific performance, in the event of any breach or threatened breach of this Section 9(d) by the other Party in addition to all other remedies available at law or in equity.

10. Independent Contractor.  In performance of the work, duties, and obligations under this Agreement, the Parties acknowledge and agree that the Management Company shall act as an independent contractor, and that the AF-CH-HH Group shall neither have nor exercise any control or direction over the methods by which the Management Company or its employees function in providing the Management Services.  The Management Company acknowledges and agrees that it shall be solely responsible for all payroll taxes, withholding taxes, withholding tax obligations, and related duties connected with the personnel employed by the Management Company to provide the Management Services.

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11. Miscellaneous.

(a) Amendments and Waivers.  This Agreement may only be amended, modified, or supplemented in a writing signed by the Management Company and the AF-CH-HH Group.  The failure of any Party hereto to enforce any provision of this Agreement against the other Party shall not be deemed a waiver or in any way affect the validity of this Agreement or any part hereof.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

(b) Appropriate Amendments.  Notwithstanding anything in this Agreement to the contrary, upon any of the events listed in paragraphs (i) or (ii) below, the Parties agree to immediately initiate negotiations to resolve the matter through amendments to this Agreement.  If the Parties are unable to resolve the matter within 45 days after initiating negotiations, either Party may, at its option, terminate this Agreement upon written notice to the other party.

(i) If, in the opinion of a Party’s legal counsel, there is a material risk of loss to: (A) the licensure of the Party; (B) the participation of the Party in the Medicare or Medicaid programs; or (C) the Party’s full accreditation by any State or nationally-recognized accrediting organization; or

(ii) If for any other reason performance under this Agreement should be in violation of any statute, ordinance, or be otherwise deemed illegal, or be deemed unethical by any recognized body, agency, or association in the medical field.

(c) Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provision of this Agreement.

(d) Complete Agreement.  This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

(e) Assignability; Binding Effect. Neither this Agreement nor any right or obligation under this Agreement may be assigned by any of the Parties to this Agreement without the prior written consent of the other Parties to this Agreement; provided, however, that the Management Company shall have the right to assign this Agreement to an affiliate of the Management Company upon written notice to the AF-CH-HH Group of same.  Any attempted assignment in violation of the foregoing shall be void and of no effect.  The rights and obligations of the Agreement shall extend to and be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns, as applicable.

(f) Construction.  This Agreement shall be construed under, and in accordance with, the laws of the State of Delaware. In the event any of the provisions of this Agreement are to be held invalid, illegal or unenforceable in any respect, by a court of competent jurisdiction, the remaining portion of this Agreement shall continue to be in full force and effect.

(g) Notices.  All notices provided for in this Agreement shall be delivered by registered or certified mail, or by FedEx or other reputable overnight carrier, to the applicable party at the respective address set forth below, or at such other addresses as the Parties shall designate to each other in writing:

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If to the Management Company:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attention:  President

with a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Attention:  Scott Dolson

If to the AF-CH-HH Group:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attention:  President

with a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Attention:  Scott Dolson

and

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, Tennessee 37067-6325

Attention:  General Counsel

(h) Arbitration.  Unless the Parties agree otherwise, if any dispute arises between the Parties relating to this Agreement or any claim arising out of this Agreement (or its breach), the Parties will first utilize the procedures specified in this Section 11(h) prior to initiating any court proceedings or other legal action.  First, any Party seeking to resolve a dispute shall give written notice to the other Party, describing in general terms the nature of the dispute and the initiating Party’s claim for relief.  The Parties shall then make a good faith attempt for the 30-day period which immediately follows delivery of such notice to meet (with legal and other counsel if desired) to discuss the dispute and to attempt to achieve a settlement thereof.  If the dispute is not resolved within such 30-day period, then the Parties shall cease to negotiate directly and shall submit such dispute to arbitration.  The Parties shall each appoint one person to hear and determine the dispute, and such person appointed by each party shall have at least 10 years’ experience in the health care industry.  If these two arbitrators cannot agree, then the two arbitrators shall choose a third impartial arbitrator who shall have at least 10 years’ experience in the health care industry, whose decision shall be final.  The arbitration shall be conducted in accordance with and subject to the

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American Health Lawyers Alternative Dispute Resolution Service Rules of Procedure for Arbitration.  All costs and expenses of arbitration shall be paid equally by the Parties to such arbitration, except that each Party to such arbitration shall be solely responsible for its own attorney’s fees. The meetings of the arbitrator shall be held in Louisville, Kentucky or at such other place or places as may be determined by the Parties.

(i) Singular and Plural; Gender. The singular shall include the plural and vice-versa, and the use of one gender shall be deemed to include all other genders whenever appropriate.
(j) Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement.

(k) Incorporation of Preliminary Statements.  The Recitals are incorporated herein by this reference, are made a part of this Agreement, and shall have the full force and effect of any other provision of this Agreement.

(l) No Referrals.  The Parties agree that the benefits to the Parties under this Agreement do not require, are not payment for and are not in any way contingent upon the referral of patients or business or any other arrangement for the provision of medical services or products.

(m) Change in the Law.  It is the intent and good faith belief of the Parties hereto that this Agreement complies with the Federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b and other applicable Federal and State laws and regulations.  In the event there is a change in the law or in the interpretation of the law, either by statute, regulation or written final opinion which makes this Agreement or any part hereof illegal, then this Agreement shall be reformed to comply with the law.  If it is not possible to reform this Agreement to comply with the law or if to do so would materially deprive either Party of the benefits contemplated when this Agreement was signed, then this Agreement shall be terminated as provided under Section 8(d).

(n) Fair Market Value.  The Parties hereby agree that the aggregate compensation paid by the AF-CH-HH Group to the Management Company for the Management Services performed by the Management Company under this Agreement represents fair market value for the Management Services.

(o) Disclosure and Waiver of Conflicts.  In connection with the preparation of this Agreement, the Parties acknowledge and agree that:  (i) the attorney that prepared this Agreement ("Attorney") acted as legal counsel to the Management Company; (ii) the Parties have been advised by the Attorney that the interests of the Parties may be opposed to each other and, accordingly, the Attorney’s representation of the Management Company may not be in the best interests of the Parties; and (iii) each of the Parties has been advised by the Attorney of their right to retain separate legal counsel.  Notwithstanding the foregoing, the Parties (i) acknowledge that they have been advised of their right to retain separate counsel and have either done so or have waived their right to do so; and (ii) jointly and severally forever waive any claim that the Attorney’s representation of the Management Company constitutes a conflict of interest.  AF-CH-HH acknowledges that it has retained CHSPSC, LLC’s counsel to represent it in connection with the negotiation and drafting of this Agreement.

(p) Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, and delivered by facsimile or other electronic means, each of which shall be deemed an original and when taken together shall constitute one complete instrument.

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(o)Post-Closing Restructuring.  The Parties hereto acknowledge that AF-CH-HH may undergo a restructuring after the date hereof that would involve the spin out of some or all of the subsidiaries of AF-CH-HH into separate joint ventures.  Each separate joint venture would be owned 80% by AFAM (or one of its affiliates) and 20% by the Community Health Services, Inc. subsidiary that owns and operates a hospital in the market of the given separate joint venture (each a “CHS Hospital”).  AF-CH-HH, AFAM and NHI hereby agree that each such separate joint venture would enter into a management services agreement substantially similar to this Agreement with AFAM and NHI, and such new management services agreement shall have a term consistent with the term of this Agreement.

[The remainder of this page has been intentionally left blank.]

Each of the undersigned Parties has executed and delivered this Services Agreement as of the date first set forth above.

The Management Company:

NATIONAL HEALTH INDUSTRIES, INC.

By:
Name:
Title:

ALMOST FAMILY, INC.

By:
Name:
Title:

The AF-CH-HH Group:

AF-CH-HH, LLC

By:
Name:
Title:

ATTACHMENT A

Section 1:  Shared Services Included in Management Fee:

1. Chairman/CEO Expense

2. Government Affairs

3. Internal Audit and Compliance

4. Finance, Tax and Accounting

5. Information Technology

6. Accounting

7. Accounts Receivable

8. General Operations

9. Human Resources

10. Legal

11. Administration

12. Clinical Affairs

Section 2:  Direct Costs and Expenses to be paid by AF-CH-HH:

1. Home Health Line Management

2. Senior Operations Management

3. PC/Hospice Line Management

4. Hospital Specific Programs

5. Sales and Marketing

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Attachment G

CONFIDENTIALITY AND

NONCOMPETITION AGREEMENT

This is a Confidentiality and Noncompetition Agreement dated as of __________, 2016, between (i) National Health Industries, Inc. and ____________ f/k/a Community Health United Home Care, LLC (each, a "Protected Party", and collectively, the "Protected Parties"), and (ii) CHS/Community Health Systems, Inc. (the "Restricted Party).

Recitals

A.Pursuant to an Equity Purchase Agreement dated as of _________, 2016 (the "Purchase Agreement") among National Health Industries, Inc., Almost Family, Inc., CHS/Community Health Systems, Inc. and Community Health United Home Care, LLC, National Health Industries is acquiring an 80% membership interest in ________________ f/k/a Community Health United Home Care, LLC.  Capitalized Terms not defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

B.As of the date of this Agreement, the Company and the CHUHC Subsidiaries (collectively, the "Target Group"), engage in the business of providing home health and/or hospice services to patients in certain counties in the United States (the "Restricted Business").

C.The agreement by the Restricted Party to the terms of this Agreement was material to the decision of the Protected Parties to enter into the transactions described in the Purchase Agreement.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

(a) Confidential Information.  Each Restricted Party agrees that it shall, and shall cause its direct and indirect subsidiaries and affiliated joint ventures to (i) maintain the strict confidence of, undertake all commercially reasonable steps to avoid divulging or disclosing, and preserve and protect the Confidential Information (as hereinafter defined) of the Target Group from disclosure to, or access or use by, any Person, including any competitor or potential competitor of the Target Group, and (ii) not use the Confidential Information to compete, directly or indirectly, with the Target Group, nor attempt to otherwise take commercial advantage of the Confidential Information.  As used in this Agreement, “Confidential Information” shall mean trade secrets, product specifications, data, know-how, formulae, compositions, processes, designs, patient lists and information, referral source lists, price lists, market studies, business plans, computer hardware, software, financial information and records of the Target Group, and marketing and advertising plans of the Target Group; provided, however, Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Target Group (other than as a result of a breach of this Agreement by the Restricted Party); (2) knowledge, data and information gained after the date of this Agreement without a breach of this Agreement on a non-confidential basis from a Person who is not legally prohibited from transmitting the information to the Restricted Party; (3) knowledge, data and information developed independently by the

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Restricted Party without reference to the Confidential Information; or (4) information which is required to be disclosed by applicable law, rules, regulations (including, without limitation, the rules and regulations of securities exchanges), order of a court or other governmental authority having jurisdiction, or other similar legal process (collectively, “Legal Process”), provided the Restricted Party, to the extent permitted under Legal Process, gives notice to the Protected Parties to allow the Protected Parties to seek a protective order or otherwise prevent disclosure.    The Restricted Party acknowledge that the Confidential Information constitutes valuable, special and unique property of the Target Group being acquired through the acquisition of an 80% membership interest in Target Group by National Health Industries, Inc.  The Restricted Party further acknowledge that the Target Group has expressly or impliedly protected such information from unrestricted use by Persons not associated with the Target Group.

(b) Noncompetition Covenant.  During the 36 month period after the date of this Agreement, the Restricted Party agrees that it shall not, and it shall cause its parent and each direct and indirect subsidiaries and affiliated joint ventures to not, directly or indirectly in any capacity, own, mange, operate, control or maintain or continue any interest whatsoever with any Restricted Business.  The covenants contained herein shall not apply (i) with respect to operations, businesses, activities and facilities of the Restricted Party existing on the date of this Agreement, if disclosed on Attachment A, or (ii) to the operation of a home health or hospice agency acquired by such Restricted Party that is subject to the provisions of Section 14.4 of the Amended and Restated Limited Liability Company Agreement of the Company dated _______, 2016, between National Health Industries, Inc. and the Restricted Party.

(c) Consideration.  The Restricted Party acknowledges that the consideration for the covenants in this Agreement includes both the consideration paid pursuant to the Purchase Agreement and the reliance placed by the Protected Parties' on the Restricted Party's covenants in this Agreement.  The Restricted Party acknowledges that such consideration is adequate.  All of the restrictive covenants in this Agreement shall be construed as an agreement independent of any provision of the Purchase Agreement, and the existence of any claim or cause of action of the Restricted Party against a Protected Party shall not constitute a defense to the enforcement by such Protected Party of the restrictive covenants.  It is specifically agreed that the periods during which the covenants of the Restricted Party shall be effective shall be computed by excluding from such computation any time during which the Restricted Party is in violation of any provision of this Agreement.

(d) Specific Enforcement.  In the event of a breach of the Restricted Party's covenants in this Agreement, it is agreed that damages will be difficult to ascertain and any Protected Party may petition a court of law or equity for, and be granted, injunctive relief in addition to any other relief which such Protected Party may have under the law, including reasonable attorney's fees.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to or application of its conflicts of laws principles.
(f) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and other understandings

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with respect to the subject matter of this Agreement.  No change, modification, addition or amendment of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

(g) Construction.

(1) The parties agree that the restrictions set forth herein are reasonable and necessary to preserve the business of the Protected Parties and that the maximum protection available under the law shall be provided to the Protected Parties by this Agreement to protect the Protected Parties’ interests in its business and confidential information and that, if the restrictions imposed hereby are held by any court to be invalid, illegal or unenforceable as to time, territory, scope or otherwise, this Agreement shall be construed to impose restrictions which are valid, legal and enforceable as to time, territory, scope or otherwise, as the case may be, to the maximum extent permitted under applicable law.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(2) For purposes of this Agreement, (i) "Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, or other entity.

(3) Each of the parties has participated in the preparation of this Agreement and agrees that in construing the provisions of this Agreement, the general rule that provisions shall be construed most strongly against the party that drafted such provisions shall have no application.

(4) The headings contained in this Agreement are included for ease of reference only and shall not be considered in the interpretation or enforcement of this Agreement.

(h) Provisions Severable.  To the extent that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(i) Notices.  Any notice, request, instruction or documents required or permitted hereunder must be in writing and will be deemed given if delivered personally or by certified mail, U.S. mail, or national recognized overnight courier service to a party at the address set forth below:

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(i)	If to the Restricted Party:

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN  37067

Attention: Senior Vice President-Development

with a copy to (which shall not constitute notice to the Restricted Party):

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN  37067

Attention: General Counsel

(ii)If to any Protected Party:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attn: President

With a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

Attn: Scott W. Dolson

unless and until notice of another or different address is given as provided herein.

(a) Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and, as applicable, their respective heirs, executors, administrators, personal representatives, successors and assigns.

(b) Attorney’s Fees.  In the event of any litigation with respect to this Agreement, the non-prevailing party in such litigation shall be responsible for and pay all fees and expenses, including, without limitation, court costs and attorney’s fees, incurred by the prevailing party.

(c) Separate Counterparts.  This Agreement may be executed in several identical counterparts, all of which when taken together constitutes but one instrument, and it will not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement.  This Agreement may be executed and delivered by fax or email counterpart signatures, and upon exchange of fax or email counterpart signatures, this Agreement will be binding upon the parties.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

XXXXX
f/k/a COMMUNITY HEALTH UNITED HOME CARE, LLC

By:

Title:

NATIONAL HEALTH INDUSTRIES, INC.

By:

C. Steven Guenthner, President

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:

Title:

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Attachment H

AFFILIATION AGREEMENT

This AFFILIATION AGREEMENT (“Agreement”) is made and entered into effective as of _______, 2016 (“Effective Date”), by and between AF-CH-HH, LLC, a Delaware limited liability company (“Provider”), and CHSPSC, LLC, a Delaware limited liability company (“CHSPSC”).

RECITALS:

WHEREAS, Provider is in the business of providing Medicare certified home health services through direct and indirect subsidiaries (the “Provider Subsidiaries”) in patients’ homes (“Home Health Services”); and

WHEREAS, Affiliates of CHSPSC own and operate acute care hospitals and seek to assure that patients who are discharged from their hospitals and require Home Health Services receive high quality services from a responsive provider; and

WHEREAS, Affiliates of CHSPSC operate a number of acute care hospitals in markets where the Provider Subsidiaries provide Home Health Services (individually, a “Hospital” and collectively, the “Hospitals”); and

WHEREAS, CHS/Community Health Systems, Inc., the parent of CHSPSC, owns a 20% ownership interest in Provider and has certain governance rights with respect to Provider; and

WHEREAS, Provider shall be an “Affiliated Post-Acute Service Provider” for purposes of CHSPSC’s Policy Regarding Discharge of Acute Care Patients to Post-Acute Providers, including Patient Choice; and

WHEREAS, CHSPSC seeks to enter into this Agreement based upon the quality and experience of Provider in providing Home Health Services in furtherance of its goal of assuring discharged patients from the Hospitals receive high quality Home Health Services from a responsive provider and in furtherance of CHSPSC’s continuation of care and bundled payments initiatives; and

WHEREAS, Provider wishes to provide high quality Home Health Services to discharged patients in support of the stated goals.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Provider and CHSPSC agree as follows:

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1.  OBLIGATIONS OF THE HOSPITALS

1.1In connection with fulfilling their respective discharge planning obligations, each Hospital will provide patients who are being discharged and who are in need of Home Health Services a list of potential service providers which will include the Provider Subsidiary as the first name on the list.  Upon a patient selecting the Provider Subsidiary, the patient shall be made aware of the Hospital’s financial interest in the Provider Subsidiary. Each patient shall be responsible for selecting a service provider as such patient or his or her physician determines to be clinically appropriate.  The Hospital shall at all times preserve patient freedom of choice in selecting a provider of Home Health Services, and the Hospital will not attempt to coerce, induce or influence any patients to select Provider for the provision of Home Health Services.

1.2Each Hospital will provide information to the Provider Subsidiary regarding the Hospital’s discharge policies and protocols to facilitate effective patient transition to a home care setting.

1.3With respect to any patient who designates the Provider Subsidiary as his or her provider of Home Health Services, the Hospital will coordinate with the Provider Subsidiary’s intake and clinical liaison personnel to facilitate effective patient transition to a home care setting.

1.4The Hospital will grant the Provider Subsidiary with reasonable access at the Hospital’s discretion to the Hospital’s facilities and staff, including both physicians and non-physician personnel, as well as senior management of the Hospital, so that the Provider Subsidiary may provide information with respect to its services to such persons.

1.5With respect to patients who designate the Provider Subsidiary as their provider of Home Health Services, the Hospital will provide the Provider Subsidiary with access to patient records to facilitate the Provider Subsidiary’s obtaining data necessary for patient intake, provided that such access shall at all times be subject to all applicable laws and regulations and the receipt of any required consents or authorizations.  Where available, the Hospital will provide the Provider Subsidiary with automated, standardized, read-only access to patient records.

1.6The Hospital may include the Provider Subsidiary in collaborative or clinical improvement process functions as deemed beneficial by the Hospital to direct patient care.

1.7The Hospital may request the Provider Subsidiary to be a participant in functional teams of the Hospital.

1.8Provider and CHSPSC shall continue to work cooperatively with respect to certain gainsharing agreements in place with naviHealth, the Hospitals’ convener in the Medicare Bundling Program, as well as future payment programs that require Home Health Services as part of new payment bundles.

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2.  OBLIGATIONS OF THE PROVIDER SUBSIDIARIES

2.1The Provider Subsidiary will provide intake and clinical liaison personnel to meet the needs of Hospital patients who elect to receive Home Health Services from the Provider Subsidiary following discharge.  Such persons will coordinate with the Hospital discharge planners and provide patient education, as appropriate.  Such Provider Subsidiary personnel will not perform any duties or services required to be provided by the Hospital and will not otherwise provide services for the Hospital.

2.2The Provider Subsidiary shall be and remain certified to participate in the Medicare program and participates in the Medicare Star Program.  The Provider Subsidiary will maintain accreditation through a national accreditation body for each Provider Subsidiary providing Home Health Services through this Agreement.

2.3The Provider Subsidiary will maintain regular quality assurance and utilization review programs and cooperate with the Hospital to ensure that Home Health Services are provided in a manner that supports the provision of high quality and responsive care to the Hospital’s discharged patients.

2.4The Provider Subsidiary will provide the Hospital with such readily available patient data as is reasonably necessary to create an information database to assist with patient outcomes measurement.

2.5The Provider Subsidiary will maintain for the entire term of this Agreement, and shall ensure that all of its employees and contracted personnel maintain throughout the term, all licenses and registrations required by applicable law and regulation to provide Home Health Services to the Hospital’s discharged patients, and shall provide Home Health Services to patients hereunder in compliance with all applicable laws, regulations, rules or standards of any government agency or accrediting body having authority over the Provider Subsidiary.

2.6The Provider Subsidiary shall make Home Health Services available to patients on a 24-hours per day, 7-days per week basis.

2.7The Provider Subsidiary shall be solely responsible for billing patients or third party payors for all charges for Home Health Services furnished to patients pursuant to this Agreement.  Unless agreed upon in writing by a Hospital on a case-by-case basis, the Hospital shall not be responsible to the Provider Subsidiary for payment for any Home Health Services furnished to patients hereunder, nor shall the Hospital be permitted or authorized to seek or receive payment from patients or third party payors for Home Health Services furnished to patients hereunder.

2.8The Provider Subsidiary shall at all times hereunder maintain general professional and blanket contractual liability insurance for its operations in an amount of not less than $1,000,000 dollars per occurrence and $3,000,000 annual aggregate during the term of this Agreement.

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2.9The Provider Subsidiary hereby agrees to indemnify and hold the Hospital, its employees, affiliates, and successors, harmless from and against all claims, liability, loss, damage, cost or expense (including, but not limited to, reasonable attorneys’ fees) arising out of, in connection with or as a result of the services provided by the Provider Subsidiary to patients discharged from the Hospital pursuant to this Agreement.

2.10Provider and CHSPSC shall continue to work cooperatively with respect to certain gainsharing agreements in place with naviHealth, the Hospitals’ convener in the Medicare Bundling Program, as well as future payment programs that require Home Health Services as part of new payment bundles.

3.TERM AND TERMINATION

3.1Term.  The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of five (5) years, unless otherwise terminated as set forth in this Agreement.  Each year on the anniversary of the Effective Date this Agreement shall automatically renew for a new five (5) year term unless either party provides written notice of its intent not to renew at least sixty (60) days prior to the anniversary of the Effective Date.  If a party timely provides written notice of its intent not to renew, then the term shall no longer renew on the anniversary of the Effective Date.  For the avoidance of doubt, at no time shall this Agreement have a term exceeding five (5) years.

3.2Termination.

3.2.1Termination Without Cause.  CHSPSC may terminate its obligations under this Agreement in the event Affiliates of CHSPSC cease to own an interest in Provider.

3.2.2Termination for Cause.  Either party may terminate its obligations under the Agreement upon written notice to the other party of its material breach of this Agreement and the failure to cure such breach to the reasonable satisfaction of the non-breaching party within thirty (30) days of the provision of written notice of the breach.

4.MISCELLANEOUS

4.1No Referral Obligation.  Notwithstanding any provision to the contrary herein, no obligation by the Hospitals to refer patients to the Provider Subsidiaries for Home Health Services shall arise from this Agreement.

4.2Divestiture of Hospitals.  In the event that, during the term of this Agreement, an affiliate of CHSPSC intends to divest a Hospital affiliated with a Provider Subsidiary, then CHSPSC shall cause the Hospital to execute an Affiliation Agreement with Provider in substantially the form of this Agreement, prior to the consummation of the Hospital divestiture transaction.

4.3Assignment.  Either party may assign its rights, duties and obligations arising pursuant to this Agreement to its own affiliates, or to a successor to its assets or business, subject to the

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approval of the other party, which shall not be unreasonably withheld.  For purposes hereof, an affiliate shall be another organization controlled by, controlling or under common control with the assigning party.

4.4Notice.    Any Notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by postage pre-paid first class certified United States mail, or (iii) transmitted by pre-paid, overnight delivery. All Notices and other communications shall be deemed to have been duly given, received and effective on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by mail, or (iii) the business day after the date of transmission if by overnight delivery, addressed to the parties at the addresses below:

If to Provider:

AF-CH-HH, LLC

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky  40223

Attention: President

If to CHSPSC:

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN  37067

Attention: Executive Vice President of Administration

With a copy to:

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN  37067

Attention:  General Counsel

4.5Amendment.  This Agreement shall not be altered, modified or changed except by an instrument in writing and signed by the parties.

4.6Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

4.7Binding Agreement.  Subject to the restrictions on assignment herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns.

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4.8Headings.  The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

4.9Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

4.10Entire Agreement.  This Agreement contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

4.11Governing Law.  This Agreement, the rights and obligations hereunder, and any claims or disputes relating thereto, shall be construed according to and governed by the laws of the State of Tennessee.

4.12Relationship of the Parties.  The relationship between Provider and CHSPSC is that of independent contractors.  None of the provisions of this Agreement are intended to create or to be construed as creating any agency, partnership, joint venture or employee-employer relationship between the parties.

4.13Confidentiality.    Both parties will maintain confidentiality and privacy of Patient records in accordance with all applicable laws and regulations, including, without limitation, the Health Information Privacy and Accountability Act of 1996 (as amended) and regulations promulgated thereunder.

4.14On-Going Representation.  Both as a material condition to this Agreement and as a continuing representation and warranty for the duration of this Agreement, each party represents and warrants to the other that neither it nor any of its owners, officers, directors, employees, agents, subcontractors, etc. are currently or have been suspended, excluded, or debarred from any government payor program.

4.15Regulatory.  Without limitation of any provision herein set forth, the parties expressly agree to abide by any and all applicable federal and/or state statutes, rules and regulations including, without limitation, Titles VI and VII of the Civil Rights Act of 1964, the Equal Employment Opportunity Act of 1972, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, and the Occupational Safety and Health Act of 1970, all as may be from time to time modified or amended.

4.16Promotion/Publication.  Neither party shall use the name of the other party or its parent company, affiliates or subsidiaries in any advertisement, press statement or release, website, published customer list, or any publication or dissemination similar to the foregoing without receiving the express written permission from the other party.

4.17Dispute Resolution.  Any dispute that cannot be settled among the parties to this Agreement shall be submitted to binding arbitration.  The binding arbitration shall be

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conducted by a single neutral arbitrator in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”).  The arbitrator shall be selected by the parties and shall have at least five years’ experience in arbitrating commercial disputes.  If the parties are unable to agree on the selection of the arbitrator within thirty (30) days of the date that notice of arbitration demand is given, the arbitrator shall be selected by the AAA in accordance with Section R-11 of the Rules.  Any arbitration shall be conducted in accordance with the procedural and evidentiary rules of the Rules and shall be conducted in Nashville, Tennessee, or such other venue as the parties agree, and any judgment on the award rendered in such arbitration shall be entered in any state or federal court having jurisdiction.  The prevailing party in any such arbitration proceeding as determined by the arbitrator shall be entitled to recover its reasonable attorneys’ fees and costs.  Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder.  No action or inaction by either party under any of the provisions of this Section 4.17 shall constitute any basis for granting or denying any relief sought by either party in any such arbitration.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Provider:	CHSPSC:

AF-CH-HH, LLC	CHSPSC, LLC

By:	By:

Its:	Its: